Filed Pursuant to Rule 424(b)(2)
Registration No.: 333-255478

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 15, 2021

P R O S P E C T U S    S U P P L E M E N T

(To Prospectus dated August 6, 2021)

2,500,000 Shares

Common Stock

We are offering for sale 2,500,000 shares of our common stock.

Crescent Capital BDC, Inc. is a business development company that seeks to provide capital solutions to middle market companies with sound business fundamentals. We seek to create a broad and diversified portfolio that generally includes senior secured first lien, unitranche, senior secured second lien and subordinated loans and minority equity securities of U.S. middle market companies. We may on occasion invest in larger or smaller companies. Our investments may include non-cash income features, including payment-in-kind interest and original issue discount. We may also invest in securities that are rated below investment grade (e.g., junk bonds) by rating agencies or that would be rated below investment grade if they were rated.

We are externally managed by our investment advisor, Crescent Cap Advisors, LLC, an investment advisor that is registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. CCAP Administration LLC provides certain administrative services and other services necessary for us to operate.

Our common stock is traded on The NASDAQ Global Market under the symbol “CCAP.” On November 12, 2021, the last reported sales price of our common stock on The NASDAQ Global Market was $20.79, per share. The net asset value per share of our common stock at September 30, 2021 (the last date prior to the date of this prospectus on which we determined net asset value) was $21.16.

Investing in our common stock involves risks. Before making a decision to invest in our common stock, you should carefully consider the matters discussed under “Risk Factors” beginning on page 15 of the accompanying prospectus and the matters discussed in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

This prospectus supplement and the accompanying prospectus concisely provide important information about us that you should know before investing in our common stock. We may also authorize one or more free writing prospectuses to be provided to you in connection with this offering (such free writing prospectus and this prospectus supplement collectively referred to hereinafter as the “prospectus supplement”). Please read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, before you invest and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at https://www.crescentbdc.com. The SEC also maintains a website at www.sec.gov that contains such information. The information on the websites referred to herein is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total
Public offering price	$		$
Underwriting discounts and commissions (sales load)(1)		$—		$—
Additional supplemental payment to the underwriters by Crescent Cap Advisors, LLC(2)	$		$
Proceeds to Crescent Capital BDC, Inc. (before estimated expenses of $500,000)	$		$

(1)

Crescent Cap Advisors, LLC has agreed to pay all of the underwriting commissions to the underwriters of approximately $            million, or $             per share (or approximately $            million, or $            per share if the option to purchase additional shares is fully exercised) in connection with this offering, which amount is not reflected in the above table. All other expenses of the offering will be borne by us.

(2)

Crescent Cap Advisors, LLC has agreed to pay the underwriters an additional supplemental payment of approximately $            million, or $             per share (or approximately $            million, or $            per share if the option to purchase additional shares is fully exercised), which reflects the difference between the offering price and the proceeds per share received by us in this offering.

The underwriters may also purchase up to an additional 375,000 shares from us at the public offering price, within 30 days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be approximately $            million, the underwriting commissions (sales load) paid by Crescent Cap Advisors, LLC will be approximately $            million, the additional supplemental payment to the underwriters paid by Crescent Cap Advisors, LLC will be approximately $            million and our total proceeds, before estimated expenses, will be approximately $            million.

The shares will be ready for delivery on or about                 , 2021.

BofA Securities	Wells Fargo Securities	Morgan Stanley	Keefe, Bruyette & Woods
A Stifel Company

RBC Capital Markets

Co-Managers

Oppenheimer & Co.	SMBC Nikko

The date of this prospectus supplement is November     , 2021.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, or any other information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement or the accompanying prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement may add, update or change information contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Prospectus Supplement

Prospectus

S-i

S-ii

FORWARD-LOOKING STATEMENTS

Some of the statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference herein and therein, involve a number of risks and uncertainties, including statements concerning:

•	uncertainty surrounding the financial stability of the United States, Europe and China;

•	the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments;

•	potential fluctuation in quarterly operating results;

•	potential impact of economic recessions or downturns;

•	adverse developments in the credit markets;

•	regulations governing our operation as a business development company;

•	operation in a highly competitive market for investment opportunities;

•	changes in interest rates may affect our cost of capital and net investment income;

•	the impact of changes in the London Interbank Offered Rate (“LIBOR”) on our operating results;

•	financing investments with borrowed money;

•	potential adverse effects of price declines and illiquidity in the corporate debt markets;

•	the impact of COVID-19 on our portfolio companies and the markets in which they operate, interest rates and the economy in general;

•	lack of liquidity in investments;

•	the outcome and impact of any litigation;

•	the timing, form and amount of any dividend distributions;

•	risks regarding distributions;

•	potential adverse effects of new or modified laws and regulations;

•	the social, geopolitical, financial, trade and legal implications of Brexit;

•	potential resignation of the Advisor and or the Administrator;

•	uncertainty as to the value of certain portfolio investments;

•	defaults by portfolio companies;

•	our ability to successfully complete and integrate any acquisitions;

•	risks associated with original issue discount (“OID”) and payment-in-kind (“PIK”) interest income; and

•	the market price of our common stock may fluctuate significantly.

We use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference herein and therein.

You should not place undue reliance on these forward-looking statements, which are based on information available to us as of the date of this prospectus supplement or the accompanying prospectus, as applicable, including any documents incorporated by reference. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” in the accompanying prospectus and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Except where the context suggests otherwise, the terms “CCAP,” “Crescent Capital,” “we,” “us,” “our,” and “the Company” refer to Crescent Capital BDC, Inc. The term “Advisor” refers to Crescent Cap Advisors, LLC, a Delaware limited liability company. The term “Administrator” refers to CCAP Administration LLC, a Delaware limited liability company. The term “Crescent” refers to Crescent Capital Group LP and its controlled affiliates.

Overview

We are a specialty finance company focused on lending to middle-market companies and were incorporated under the laws of the State of Delaware on February 5, 2015 (the “Inception”). On January 30, 2020, we changed our state of incorporation from the State of Delaware to the State of Maryland. On January 31, 2020, the Company completed a transaction to acquire Alcentra Capital Corporation in a cash and stock transaction (the “Alcentra Acquisition”). The Company was listed and began trading on the NASDAQ stock exchange on February 3, 2020.

We have elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, we have elected to be treated for U.S. federal income tax purposes as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). As such, we are required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of our taxable income and tax-exempt interest.

We are managed by our investment advisor, Crescent Cap Advisors, LLC (the “Advisor”), an investment advisor that is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). An affiliate of our Advisor, CCAP Administration LLC (the “Administrator”) provides the administrative services necessary for us to operate. Our management consists of investment and administrative professionals from the Advisor and Administrator along with our Board of Directors (the “Board”). The Advisor directs and executes our investment operations and capital raising activities subject to oversight from the Board, which sets our broad policies. The Board has delegated investment management of our investment assets to the Advisor. The Board consists of five directors, four of whom are independent.

Our primary investment objective is to maximize the total return to our stockholders in the form of current income and capital appreciation through debt and related equity investments. We seek to achieve our investment objectives by investing primarily in secured debt (including senior secured first lien, unitranche and senior secured second-lien debt) and unsecured debt (including senior unsecured, mezzanine and subordinated debt), as well as related equity securities of private U.S. middle-market companies. We may purchase interests in loans or make debt investments, either (i) directly from our target companies as primary market or private credit investments (i.e., private credit transactions), or (ii) primary or secondary market bank loan or high yield transactions in the broadly syndicated “over-the-counter” market (i.e., broadly syndicated loans and bonds). Although our focus is to invest in less liquid private credit transactions, we may from time to time invest in more liquid broadly syndicated loans and bonds to complement our private credit transactions.

Our investment objective is accomplished through:

•	accessing the origination channels that have been developed and established by Crescent;

•

originating investments in what we believe to be middle-market companies with strong business fundamentals, generally controlled by private equity investors that require capital for growth, acquisitions, recapitalizations, refinancings and leveraged buyouts;

•	applying Crescent’s underwriting standards; and

•	leveraging Crescent’s experience and resources to monitor our investments.

Our investment philosophy emphasizes capital preservation through credit selection and risk mitigation. We expect our targeted portfolio to provide downside protection through conservative cash flow and asset coverage requirements, priority in the capital structure and information requirements.

As a BDC under the 1940 Act and a RIC under the Code, our portfolio is subject to diversification and other requirements. See “Certain U.S. Federal Income Tax Consequences” in our most recent Annual Report on Form 10-K and “Certain U.S. Federal Income Tax Consequences” in the accompanying prospectus.

We may borrow money from time to time within the levels permitted by the 1940 Act (up to 150% of asset coverage requirement). In determining whether to borrow money, we analyze the maturity, covenant package and rate structure of the proposed borrowings as well as the risks of such borrowings compared to our investment outlook. The use of borrowed funds or the proceeds of preferred stock offerings to make investments has its own specific set of benefits and risks, and all of the costs of borrowing funds or issuing preferred stock would be borne by holders of our common stock. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We are subject to risks associated with the current interest rate environment, and to the extent we use debt to finance our investments, changes in interest rates may affect our cost of capital and net investment income. Further, changes in LIBOR or its discontinuation may adversely affect the value of LIBOR-indexed securities, loans, and other financial obligations or extensions of credit in our portfolio” in the accompanying prospectus.

The Investment Advisor

The Advisor, a Delaware limited liability company and an affiliate of Crescent, acts as our investment adviser. The Advisor is a registered investment adviser under the Advisers Act. Our investment activities are managed by the Advisor, which is responsible for originating prospective investments, conducting research and due diligence investigations on potential investments, analyzing investment opportunities, negotiating and structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. The Advisor has entered into a Resource Sharing Agreement (the “Resource Sharing Agreement”) with Crescent, pursuant to which Crescent provides the Advisor with experienced investment professionals (including the members of the Advisor’s investment committee) and access to Crescent’s resources so as to enable the Advisor to fulfill its obligations under the Investment Advisory Agreement. Through the Resource Sharing Agreement, the Advisor capitalizes on the deal origination, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of Crescent’s investment professionals.

About Crescent

Crescent Capital Corporation, a predecessor to the business of Crescent, was formed in 1991 by Mark Attanasio and Jean-Marc Chapus as an asset management firm specializing in below-investment grade debt securities. In

1995, Crescent Capital Corporation was acquired by The TCW Group, Inc. (“TCW”) and rebranded as TCW’s Leveraged Finance Group. On January 1, 2011, Messrs. Attanasio and Chapus, along with the entire investment team, spun out of TCW and formed Crescent, an employee-owned, registered investment adviser. With its headquarters in Los Angeles, Crescent has over 180 employees based in four offices in the U.S. and Europe. Messrs. Attanasio and Chapus head Crescent’s management committee, which oversees all of Crescent’s operations. On January 5, 2021, Sun Life Financial Inc. (together with its subsidiaries and joint ventures, “Sun Life”) acquired a majority interest in Crescent (the “Sun Life Transaction”). There were no changes to our investment objective, strategies and process or to the Crescent team responsible for the investment operations as a result of the Sun Life Transaction.

Corporate Information

Our administrative and principal executive offices are located at 11100 Santa Monica Blvd., Suite 2000, Los Angeles, California 90025, telephone number (310) 235-5900.

Recent Developments

On October 27, 2021, we entered into a senior secured revolving credit agreement (the “SMBC Corporate Revolving Facility”) with Sumitomo Mitsui Banking Corporation, as Administrative Agent, Collateral Agent and Lender and concurrently terminated our $200.0 million corporate revolving facility with Ally Bank (the “Corporate Revolving Facility”). The maximum principal amount of the SMBC Corporate Revolving Facility is $300.0 million, subject to availability under the borrowing base. Borrowings under the SMBC Corporate Revolving Facility bear interest at LIBOR plus 1.875% or 2.000%, subject to certain provisions in the SMBC Corporate Revolving Facility agreement, with no LIBOR floor. Any amounts borrowed under the SMBC Corporate Revolving Facility, and all accrued and unpaid interest, will be due and payable, on October 27, 2026.

On November 5, 2021, our Board of Directors declared the following cash dividends:

Cash Dividend Type	Record Date	Payment Date	Amount Per Share
Regular	December 31, 2021	January 17, 2022	$0.41
Special	December 3, 2021	December 15, 2021	$0.05
Special	March 4, 2022	March 15, 2022	$0.05
Special	June 3, 2022	June 15, 2022	$0.05
Special	September 2, 2022	September 15, 2022	$0.05

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement or the accompanying prospectus contains a reference to our fees or expenses, we will pay such fees and expenses out of our net assets and, consequently, stockholders will indirectly bear such fees or expenses as investors in Crescent Capital.

Stockholder transaction expenses (as a percentage of offering price):
Sales load		(1)
Offering expenses		(2)
Dividend reinvestment plan expenses	Variable Transaction Fees	(3)

Total stockholder transaction expenses paid

Annual expenses (as a percentage of consolidated net assets attributable to common stock)(4):
Base management fees	2.30	%(5)
Incentive fees payable under Investment Advisory Agreement	1.72	%(6)
Interest payments on borrowed funds	3.11	%(7)
Other expenses	0.90	%(8)
Acquired fund fees and expenses	0.44	%(9)

Total annual expenses	8.47	%(10)

(1)

The underwriting discounts and commissions with respect to the shares sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering. Crescent Cap Advisors, LLC has agreed to pay all of the underwriting commissions to the underwriters of approximately $                million, or $                per share (or approximately $                million, or $                per share if the option to purchase additional shares is fully exercised) in connection with this offering, which amount is not reflected in the above table..

(2)

Amount reflects estimated offering expenses of approximately $500,000 based on the 2,500,000 shares offered in this offering (assuming that the underwriters do not exercise their option to purchase additional shares).

(3)

The expenses of the dividend reinvestment plan are included in “Other expenses.” The plan administrator’s fees under the plan are paid by us. If a participant elects by notice to the plan administrator in advance of termination to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a transaction fee of up to $15.00 plus a $0.10 per share fee from the proceeds. See “Dividend Reinvestment Plan” in the accompanying prospectus for more information.

(4)	The “consolidated net assets attributable to common stock” used to calculate the percentages in this table is our average net assets of $585,720,000 for the nine months ended September 30, 2021.

(5)

The base management fee referenced in the table above is estimated by annualizing the actual base management fees incurred during the nine months ended September 30, 2021. The base management fee under the Amended and Restated Investment Advisory Agreement, dated as of January 5, 2021, by and between us and the Advisor (the “Investment Advisory Agreement”) is calculated and payable quarterly in arrears at an annual rate of 1.25% of our average gross assets, including assets purchased with borrowed funds or other forms of leverage, but, excluding cash and cash equivalents, investment in Great American Capital Partners II LP (“GACP II”) and WhiteHawk III Onshore Fund LP (“Whitehawk”) and adjusted for share issuances or repurchases. For more detailed information about the base management fee and the Investment Advisory Agreement, please see Note 3 to our consolidated financial statements for the quarter ended September 30, 2021.

(6)	The incentive fee referenced in the table above is estimated by annualizing the actual income fees incurred during the nine months ended September 30, 2021.

The incentive fee consists of two parts, one based on income and the other based on capital gains, that are determined independent of each other, with the result that one component may be payable even if the other is not:

•

The first part, the “Income Incentive Fee,” is calculated and payable quarterly in arrears and equals 100% of the pre-incentive fee net investment income for the immediately preceding calendar quarter, if any, that exceeds a preferred return of 1.75% per quarter (7% annualized) (the “Hurdle”), but is less than or equal to 2.1212% in the calendar quarter; and 17.5% of the amount of pre-incentive fee net investment income, if any, that exceeds 2.1212% in the calendar quarter provided, however, that the Advisor has agreed to waive the Income Incentive Fee from February 1, 2020 through July 31, 2021. The Advisor has notified the Company that, upon expiration of the current fee waivers on July 31, 2021, it intends to voluntarily waive income incentive fees to the extent net investment income falls short of the declared dividend on a full dollar basis through December 31, 2022. The Advisor has also voluntarily waived its right to receive the income incentive fees attributable to the investment income accrued by the Company as a result of its investments in GACP II and WhiteHawk III Onshore Fund LP.

•

The second part, the capital gains incentive fee, is determined and payable in arrears as of the end of each fiscal year at a rate of 17.5% of our realized capital gains, if any, on a cumulative basis from the Inception through the end of the fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

For more detailed information about the incentive fee, please see Note 3 to our consolidated financial statements for the quarter ended September 30, 2021.

(7)

Interest payments on borrowed funds referenced in the table above are estimated by annualizing the actual amounts incurred during the nine month ended September 30, 2021 adjusted to remove a one-time acceleration of deferred financing costs.

At September 30, 2021, the weighted average effective interest rate for total debt outstanding was 3.32%. We may borrow funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. Our stockholders indirectly bear the costs of borrowings under any debt instruments that we may enter into.

(8)	Other expenses referenced in the table above are estimated by annualizing the actual amounts incurred during the nine months ended September 30, 2021.

Other expenses include various overhead expenses, professional fees, director fees, and payments under the Amended and Restated Administration Agreement. See “Corporate Governance-Certain Relationships and Related Party Transactions-Administration Agreements” in our most recent Annual Report on Form 10-K.

(9)

Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles in which we invest that (1) are investment companies or (2) would be investment companies under Section 3(a) of the 1940 Act but for the exceptions to that definition provided for in Sections 3(c)(1) and 3(c)(7) of the 1940 Act.

(10)

“Total annual expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage and increase our total assets. The SEC requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any income based fees or capital gains incentive fees accrued during the period), rather than the total assets, including assets that have been funded with borrowed monies.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock, assuming asset coverage ratio of 205% (Corporation’s actual asset coverage as of September 30, 2021) and total annual expenses of 8.47% of net assets attributable to common stock as set forth in the fees and expenses table above, and (x) a 5.0% annual return resulting entirely from net realized capital gains (none of which is subject to the incentive fee) and (y) a 5.0% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains). Transaction expenses are included in the following example. This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including cost of debt, if any, and other expenses) may be greater or less than those shown.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return (none of which is subject to the capital gains incentive fee)(1)	$89	$257	$411	$749
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the capital gains incentive fee)(2)	$98	$279	$444	$792

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.

(2)

Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and therefore subject to the incentive fee based on capital gains. Because our investment strategy involves investments that generate primarily current income, we believe that a 5% annual return resulting entirely from net realized capital gains is unlikely.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Because the income portion of the incentive fee under the Investment Advisory Agreement is unlikely to be significant assuming a 5% annual return, the second example assumes that the 5% annual return will be generated entirely through net realized capital gains and, as a result, will trigger the payment of the capital gains portion of the incentive fee under the Investment Advisory Agreement. The income portion of the incentive fee under the Investment Advisory Agreement, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through net realized capital gains, to trigger an incentive fee of a material amount, our expenses and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from net asset value.

This example and the expenses in the table above should not be considered a representation of our future expenses as actual expenses (including the cost of debt, if any, and other expenses) that we may incur in the future and such actual expenses may be greater or less than those shown.

SELECTED FINANCIALS

The following table of financial highlights is intended to help a prospective investor understand the Company’s financial performance for the periods shown. The financial data set forth in the following table as of and for the years ended December 31, 2020 and 2019 are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, an independent registered public accounting firm whose reports thereon are incorporated by reference in this prospectus, certain documents incorporated by reference in this prospectus supplement or the accompanying prospectus or our Annual Reports on Form 10-K filed with the SEC, which may be obtained from www.sec.gov or upon request. The financial data set forth in the following table as of and for the nine months ended September 30, 2021 and 2020 are derived from our unaudited financial statements, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim period. Interim results as of and for the nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. You should read these financial highlights in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the accompanying prospectus, any documents incorporated by reference in this prospectus supplement or the accompanying prospectus or our Annual Reports on Form 10-K filed with the SEC.

	For the nine months ended September 30, 2021	For the nine months ended September 30, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019
Per Share Data:
Net asset value, beginning of period	$19.88	$19.50	$19.50	$19.43
Net investment income after tax	1.25	1.33	1.80	1.83
Net realized and unrealized gains (losses) on investments and forward contracts, net of taxes	1.26	(0.60)	0.18	(0.14)

Net increase (decrease) in net assets resulting from operations	2.51	0.73	1.98	1.69

Effect of equity issuances, net of share repurchases and rounding	—	0.07	0.04	0.03
Distributions declared from net investment income	(1.23)	(1.23)	(1.64)	(1.64)

Distributions from net realized gains	—	—	—	—
Total distributions to stockholders	(1.23)	(1.23)	(1.64)	(1.64)
Offering costs	—	—	—	(0.01)

Total increase (decrease) in net assets	1.28	(0.43)	0.38	0.07

Net asset value, end of period	$21.16	$19.07	$19.88	$19.50
Shares outstanding, end of period	28,167,360	28,167,360	28,167,360	20,862,314
Weighted average shares outstanding	28,167,360	27,518,708	27,681,757	17,344,640
Market value at end of period	$19.13	$12.75	$14.57	$—
Total return based on market value	40.31%	-14.10%	1.47%	—%
Total return based on net asset value	12.63%	4.10%	10.36%	8.81%

	For the nine months ended September 30, 2021	For the nine months ended September 30, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019

Ratio/Supplemental Data:
Net assets, end of period	$596,152	$537,090	$560,000	$406,917
Ratio of total net expenses to average net assets	8.01%	5.43%	5.34%	6.54%
Ratio of net expenses (without incentive fees and interest and other debt expenses) to average net assets	2.85%	2.25%	2.24%	2.50%
Ratio of net investment income before taxes to average net assets	8.43%	10.29%	10.10%	9.61%
Ratio of interest and credit facility expenses to average net assets	3.34%	3.18%	3.10%	4.03%
Ratio of incentive fees to average net assets	1.82%	—	—%	—%
Ratio of portfolio turnover to average investments at fair value	28.50%	20.31%	28.01%	23.97%
Weighted average debt outstanding	$507,072	$405,912	$421,066	$275,905
Asset coverage ratio	205%	225%	217%	225%

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of 2,500,000 shares of our common stock in this offering will be approximately $             million (or approximately $             million if the underwriters fully exercise their option to purchase 375,000 additional shares), in each case based on proceeds to us of approximately $             per share, representing a public offering price of approximately $             per share, including the additional supplemental payment of approximately $             per share that the Advisor has agreed to pay to the underwriters, which reflects the difference between the public offering price and the proceeds per share received by us in this offering, and also including estimated offering expenses of $500,000 payable by us, but excluding the underwriting commissions of approximately $             million (or approximately $             million if the underwriters fully exercise their option to purchase additional shares). The Advisor has agreed to pay all of the underwriting discounts and commissions in connection with this offering.

We expect to use the net proceeds of this offering for general corporate purposes, which may include the repayment of outstanding indebtedness, if any, under our $350 million loan and security agreement of our wholly owned subsidiary Crescent Capital BDC Funding, LLC (the “SPV Asset Facility”) ($306.5 million outstanding as of November 12, 2021) and our $300 million SMBC Corporate Revolving Facility ($104.3 million outstanding as of November 12, 2021) and investing in portfolio companies in accordance with our investment objective.

The interest charged on the indebtedness incurred under the SPV Asset Facility is based on LIBOR plus an applicable spread between 1.65% or 2.10%, determined based on the proportion of liquid and illiquid loans pledged to the SPV Asset Facility. The stated maturity date for the SPV Asset Facility is June 22, 2026. The interest rate charged on the indebtedness incurred under the SMBC Corporate Revolving Facility is based on LIBOR plus 1.875% or 2.000%, subject to certain provisions in the SMBC Corporate Revolving Facility agreement, with no LIBOR floor. Any amounts borrowed under the SMBC Corporate Revolving Facility, and all accrued and unpaid interest, will be due and payable, on October 27, 2026.

Affiliates of certain of the underwriters are lenders under the SPV Asset Facility and the SMBC Corporate Revolving Facility. Accordingly, affiliates of certain of the underwriters may receive more than 5% of the proceeds of this offering to the extent such proceeds are used to repay or repurchase outstanding indebtedness under the SPV Asset Facility and the SMBC Corporate Revolving Facility.

CAPITALIZATION

The following table sets forth our cash and capitalization on September 30, 2021. You should read this table together with “Use of Proceeds” described in this prospectus supplement and our most recent balance sheet included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2021, filed with the SEC on November 10, 2021 and incorporated by reference herein.

As of September 30, 2021 (unaudited, in $ thousands)
Cash and cash equivalents (including restricted cash)	$19,494

Debt(1)
SPV Asset Facility(1)	$276,747
Corporate Revolving Facility(1)	100,154
2023 Unsecured Notes	50,000
2026 Unsecured Notes	135,000
Total Debt	561,901
Stockholders’ Equity
Preferred stock, par value $0.001 per share (10,000 shares authorized, zero outstanding, respectively)	—
Common stock, par value $0.001 per share (200,000,000 common shares authorized and 28,167,360 common shares issued and outstanding, respectively)	28
Paid-in capital in excess of par value	594,658
Accumulated earnings (loss)	1,466

Total stockholders’ equity	596,152

Total capitalization	$1,158,053

(1)

The above table reflects the principal amount of indebtedness outstanding as of September 30, 2021. On October 27, 2021, the Company entered into the SMBC Corporate Revolving Facility with Sumitomo Mitsui Banking Corporation as Administrative Agent, Collateral Agent and lender and concurrently terminated pursuant to its terms, the Corporate Revolving Facility, which was previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2019. As of November 12, 2021, indebtedness under the SPV Asset Facility and the SMBC Corporate Revolving Facility were $306.5 million and $104.3 million, respectively. The net proceeds from this offering are expected to be used for general corporate purposes, which may include the repayment of indebtedness under our SPV Asset Facility and SMBC Corporate Revolving Facility and investing in portfolio companies in accordance with our investment objective. See “Use of Proceeds.”

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

The information required by this item is contained in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 24, 2021 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 10, 2021 and incorporated by reference herein.

UNDERWRITING

BofA Securities, Inc., Wells Fargo Securities LLC, Morgan Stanley & Co. LLC and Keefe, Bruyette & Woods, Inc. (the “Representatives”) are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
BofA Securities, Inc.
Wells Fargo Securities, LLC
Morgan Stanley & Co. LLC
Keefe, Bruyette & Woods, Inc.
RBC Capital Markets, LLC
Oppenheimer & Co. Inc.
SMBC Nikko Securities America, Inc.

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement and to certain other Financial Industry Regulatory Authority (FINRA) members at that price less a concession not in excess of $                per share. After the public offering, the public offering price, concession and discount may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 375,000 shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (sales load)(1)	$	$	$
Additional supplemental payment to the underwriters by the Advisor(2)	$	$	$
Proceeds to Crescent Capital BDC, Inc. (before offering expenses of $500,000)	$	$	$

(1)	Our Advisor has agreed to pay all of the underwriting commissions to the underwriters of approximately $ million, or $ per share (or approximately $ million, or $ per share if the option to purchase additional shares is fully exercised) in connection with this offering, which amount is not reflected in the above table. All other expenses of the offering will be borne by us.

(2)

Our Advisor has agreed to pay the underwriters an additional supplemental payment of approximately $                million, or $                per share (or approximately $                million, or $                per share if the option to purchase additional shares is fully exercised), which reflects the difference between the offering price and the proceeds per share received by us in this offering.

Option to Purchase Additional Shares

We have granted an option to the underwriters to purchase up to 375,000 additional shares of common stock at the price per share set forth on the cover page of this prospectus supplement. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed, with exceptions, not to sell or transfer any common stock, or any securities convertible into or exercisable or exchangeable for common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of the Representatives.

Our executive officers and directors and Crescent Cap Advisors and certain of its affiliates have agreed, with exceptions, not to sell or transfer any common stock, or any securities convertible into or exercisable or exchangeable for common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of the Representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and any securities convertible into or exercisable or exchangeable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

NASDAQ Global Market Listing

The shares are listed on The NASDAQ Global Market under the symbol “CCAP.”

Short Positions

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of the option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Shares

The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited number of shares for sale to their online brokerage customers.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to Crescent and its affiliates and managed funds and Crescent Capital or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with Crescent Capital or on behalf of Crescent Capital, Crescent or any of our or their portfolio companies, affiliates and/or managed funds. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to Crescent, Crescent Capital or Crescent Cap Advisors, LLC and their affiliates and managed funds.

Affiliates of certain of the underwriters may be investors in private investment funds affiliated with our investment adviser, Crescent Cap Advisors, LLC.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to Crescent, Crescent Capital, Crescent Cap Advisors, LLC or any of our portfolio companies.

We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if—among other things—we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of their business and not in connection with the offering of the common stock. In addition, after the offering period for the sale of our common stock, the underwriters or their affiliates may develop analyses or opinions related to Crescent, Crescent Capital or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding Crescent Capital to our stockholders.

In the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of certain of the underwriters serve as agents and/or lenders under our credit facilities or other debt instruments. Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is the administrative agent and collateral agent under our SPV Asset Facility. Sumitomo Mitsui Banking Corporation, an affiliate of SMBC Nikko Securities America, Inc., is the administrative agent and collateral agent under the SMBC Corporate Revolving Facility.

Proceeds of this offering will be used for general corporate purposes, which may include the repayment of indebtedness under our SPV Asset Facility and SMBC Corporate Revolving Facility. Affiliates of certain of the underwriters are lenders under the SPV Asset Facility and SMBC Corporate Revolving Facility. Accordingly, affiliates of certain of the underwriters may receive more than 5% of the proceeds of this offering to the extent such proceeds are used to repay or repurchase outstanding indebtedness under the SPV Asset Facility and SMBC Corporate Revolving Facility.

The principal business address of BofA Securities, Inc. is One Bryant Park, New York, NY 10036. The principal business address of Wells Fargo Securities, LLC is 550 South Tryon Street, Charlotte, NC 28202. The principal business address of Morgan Stanley & Co. LLC is 180 Varick Street, 2nd Floor, New York, NY 10014. The principal business address of Keefe, Bruyette & Woods, Inc. is 787 Seventh Avenue, 4th Floor, New York, NY 10019.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC) in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of our common stock may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

Shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation, or document relating to shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Kirkland & Ellis LLP, Los Angeles, California and New York, New York and Venable LLP, Baltimore, Maryland. Kirkland & Ellis LLP has from time to time represented certain underwriters, Crescent and Crescent Capital Management on unrelated matters. Certain legal matters in connection with the offering will be passed upon for the underwriters by Ropes & Gray LLP.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement is part of a registration statement that we have filed with the SEC. The information incorporated by reference is considered to comprise a part of this prospectus supplement. Any reports filed by us with the SEC subsequent to the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference herein.

We incorporate by reference into this prospectus supplement our filings listed below and any future filings that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement until all of the securities offered by this prospectus supplement and the accompanying prospectus have been sold or we otherwise terminate the offering of these securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC that is not deemed filed is not incorporated by reference in this prospectus supplement.

This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 24, 2021;

•

those portions of our Definitive Proxy Statement on Schedule 14A for our 2021 Annual Meeting of Stockholders, filed with the SEC on April 2, 2021, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020;

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September  30, 2021 filed with the SEC on May 12, 2021, August 11, 2021 and November 10, 2021, respectively; and

•

our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on  January 6, 2021, February  17, 2021, May 14, 2021, May  18, 2021, June 28, 2021, July 2, 2021 and October 29, 2021.

See “Available Information” in the accompanying prospectus for information on how to obtain a copy of these filings.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Subscription Rights

Warrants

Units

Crescent Capital BDC, Inc. is a business development company that seeks to provide capital solutions to middle market companies with sound business fundamentals. We seek to create a broad and diversified portfolio that generally includes senior secured first lien, unitranche, senior secured second lien and subordinated loans and minority equity securities of U.S. middle market companies. We may on occasion invest in larger or smaller companies. Our investments may include non-cash income features, including payment-in-kind interest and original issue discount. We may also invest in securities that are rated below investment grade (e.g., junk bonds) by rating agencies or that would be rated below investment grade if they were rated.

We are externally managed by our investment advisor, Crescent Cap Advisors, LLC, an investment advisor that is registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. CCAP Administration LLC provides certain administrative services and other services necessary for us to operate.

Our common stock is traded on The NASDAQ Global Market under the symbol “CCAP.” On August 4, 2021, the last reported sales price of our common stock on The NASDAQ Global Market was $18.56, per share. The net asset value per share of our common stock at March 31, 2021 (the last date prior to the date of this prospectus on which we determined net asset value) was $20.24.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 15 of this prospectus, including the risk of leverage.

We may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, or units comprised of any combination of the foregoing, which we refer to, collectively, as the “securities.” The preferred stock, debt securities, subscription rights and warrants (including as part of a unit) offered hereby may be convertible or exchangeable into shares of our common stock. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus. In the event we offer common stock, the offering price per share of our common stock less any underwriting commissions or discounts will generally not be less than the net asset value per share of our common stock at the time we make the offering. However, we may issue shares of our common stock pursuant to this prospectus at a price per share that is less than our net asset value per share (a) in connection with a rights offering to our existing stockholders, (b) with the prior approval of a majority (as defined in the 1940 Act) of (1) the outstanding shares of our common stock and (2) the outstanding shares of the our common stock held by persons that are not affiliated persons of the Company or (c) under such circumstances as the U.S. Securities and Exchange Commission (the “SEC”) may permit.

This prospectus describes some of the general terms that may apply to an offering of our securities. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The accompanying prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should carefully read this prospectus, the accompanying prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein, before investing in our securities and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at http://www.crescentbdc.com. The SEC also maintains a website at www.sec.gov that contains such information. The information on the websites referred to herein is not incorporated by reference into this prospectus or the accompanying prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is September 1, 2021.

You should rely only on the information contained in this prospectus, the accompanying prospectus supplement, any related free writing prospectus, the documents incorporated by reference in this prospectus and the applicable prospectus supplement, or any other information to which we have referred you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in, or incorporated by reference in, this prospectus, the accompanying prospectus supplement or any such free writing prospectus is, or will be, accurate only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since any such date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the SEC. Under the shelf registration process, we may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, or units comprised of any combination of the foregoing, on terms to be determined at the time of the offering. The securities may be offered at prices and on terms described in one or more supplements to this prospectus. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Such prospectus supplement and/or free writing prospectus (collectively referred to hereinafter as the “prospectus supplement”) may also add, update or change information contained in this prospectus or in the documents we incorporate by reference herein. This prospectus and the prospectus supplement, together with any documents incorporated by reference herein, will include all material information relating to the applicable offering. Please carefully read this prospectus and the prospectus supplement, together with any documents incorporated by reference in this prospectus and the applicable prospectus supplement, any exhibits and the additional information described under the headings “Available Information,” “Incorporation of Certain Information By Reference,” “Prospectus Summary” and “Risk Factors” before you make an investment decision.

ii

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included or incorporated by reference in this prospectus and the accompanying prospectus supplement. Except where the context suggests otherwise, the terms “CCAP,” “Crescent Capital,” “we,” “us,” “our,” and “the Company” refer to Crescent Capital BDC, Inc. The term “Advisor” refers to Crescent Cap Advisors, LLC, a Delaware limited liability company. The term “Administrator” refers to CCAP Administration, LLC, a Delaware limited liability company. The term “Crescent” refers to Crescent Capital Group LP and its controlled affiliates.

THE COMPANY

Overview

We are a specialty finance company focused on lending to middle-market companies and were incorporated under the laws of the State of Delaware on February 5, 2015 (the “Inception”). On January 30, 2020, we changed our state of incorporation from the State of Delaware to the State of Maryland. On January 31, 2020, the Company completed a transaction to acquire Alcentra Capital Corporation in a cash and stock transaction (the “Alcentra Acquisition”). The Company was listed and began trading on the NASDAQ stock exchange on February 3, 2020.

We have elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, we have elected to be treated for U.S. federal income tax purposes as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). As such, we are required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of our taxable income and tax-exempt interest.

We are managed by our investment advisor, Crescent Cap Advisors, LLC (the “Advisor”, and formerly, CBDC Advisors, LLC), an investment advisor that is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Our administrator, CCAP Administration LLC (the “Administrator”, and formerly, CBDC Administration, LLC) provides the administrative services necessary for us to operate. Our management consists of investment and administrative professionals from the Advisor and Administrator along with our Board of Directors (the “Board”). The Advisor directs and executes our investment operations and capital raising activities subject to oversight from the Board, which sets our broad policies. The Board has delegated investment management of our investment assets to the Advisor. The Board consists of five directors, four of whom are independent.

A portion of the outstanding shares of our common stock, par value $0.001 per share, are owned by Crescent. Crescent is also the majority member of the Advisor and sole member of the Administrator. We have entered into a license agreement with Crescent under which Crescent granted us a non-exclusive, royalty-free license to use the name “Crescent Capital”. The Advisor has entered into a resource sharing agreement with Crescent. On January 5, 2021 Sun Life Financial Inc. acquired a majority interest in Crescent.

Our primary investment objective is to maximize the total return to our stockholders in the form of current income and capital appreciation through debt and related equity investments. We seek to achieve our investment objectives by investing primarily in secured debt (including senior secured first lien, unitranche and senior secured second-lien debt) and unsecured debt (including senior unsecured, mezzanine and subordinated debt), as well as related equity securities of private U.S. middle-market companies. We may purchase interests in loans or make debt investments, either (i) directly from our target companies as primary market or private credit investments (i.e., private credit transactions), or (ii) primary or secondary market bank loan or high yield transactions in the broadly syndicated “over-the-counter” market (i.e., broadly syndicated loans and bonds). Although our focus is to invest in less liquid private credit transactions, we may from time to time invest in more liquid broadly syndicated loans and bonds to complement our private credit transactions.

Our investment objective is accomplished through:

•	accessing the origination channels that have been developed and established by Crescent;

•

originating investments in what we believe to be middle-market companies with strong business fundamentals, generally controlled by private equity investors that require capital for growth, acquisitions, recapitalizations, refinancings and leveraged buyouts;

•	applying Crescent’s underwriting standards; and

•	leveraging Crescent’s experience and resources to monitor our investments.

Our investment philosophy emphasizes capital preservation through credit selection and risk mitigation. We expect our targeted portfolio to provide downside protection through conservative cash flow and asset coverage requirements, priority in the capital structure and information requirements.

As a BDC under the Act and a RIC under the Code, our portfolio is subject to diversification and other requirements. See “—Certain U.S. Federal Income Tax Consequences” in our most recent Annual Report on Form 10-K and “Certain U.S. Federal Income Tax Consequences” below.

We have formed a wholly owned subsidiary that is structured as a tax blocker, to hold equity or equity-like investments in a portfolio company organized as a limited liability company. We have also formed a special purpose vehicle that holds certain debt investments in connection with a credit facility. These corporate subsidiaries are not consolidated for income tax purposes and may incur income tax expense as a result of their ownership of portfolio companies.

We may borrow money from time to time within the levels permitted by the 1940 Act (up to 150% of asset coverage requirement). In determining whether to borrow money, we analyze the maturity, covenant package and rate structure of the proposed borrowings as well as the risks of such borrowings compared to our investment outlook. The use of borrowed funds or the proceeds of preferred stock offerings to make investments would have its own specific set of benefits and risks, and all of the costs of borrowing funds or issuing preferred stock would be borne by holders of our common stock. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We are subject to risks associated with the current interest rate environment, and to the extent we use debt to finance our investments, changes in interest rates may affect our cost of capital and net investment income. Further, changes in LIBOR or its discontinuation may adversely affect the value of LIBOR-indexed securities, loans, and other financial obligations or extensions of credit in our portfolio” in our most recent Annual Report on Form 10-K.

See “Business” in our most recent Annual Report on Form 10-K for additional information about us.

Risk Factors

Investing in Crescent Capital involves risks. The following is a summary of the principal risks that you should carefully consider before investing in our securities. In addition, see “Risk Factors” beginning on page 15 and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference herein for a more detailed discussion of the principal risks as well as certain other risks you should carefully consider before deciding to invest in our securities.

Risks Relating to the COVID-19 pandemic

•

Global economic, political and market conditions caused by the current public health crisis have (and in the future, could further) adversely affect our business, results of operations and financial condition and those of our portfolio companies.

Risks Relating to our Business and Structure

•	We have a limited operating history and are dependent upon Crescent and key personnel of Crescent and the Advisor.

•	We may not replicate the historical results achieved by Crescent.

•

Global capital markets could enter a period of severe disruption and instability. These conditions have historically affected and could again materially and adversely affect debt and equity capital markets in the United States and around the world and our business.

•

Global economic, political and market conditions, including uncertainty about the financial stability of the United States, could have a significant adverse effect on our business, financial condition and results of operations.

•	Adverse developments in the credit markets may impair our ability to enter into new debt financing arrangements.

•

The Advisor, the investment committee of the Advisor, Crescent and their affiliates, officers, directors and employees may face certain conflicts of interest. Conflicts of interest may be created by the valuation process for certain portfolio holdings. Conflicts may arise related to other arrangements with Crescent and the Advisor and other affiliates.

•	Crescent’s principals and employees, the Advisor or their affiliates may, from time to time, possess material non-public information, limiting our investment discretion.

•	Our management and incentive fee structure may create incentives for the Advisor that are not fully aligned with our stockholders’ interests and may induce the Advisor to make speculative investments.

•

Our Investment Advisory Agreement was negotiated with the Advisor and the Administration Agreement was negotiated with the Administrator, which are both our related parties. The Advisor has limited liability and is entitled to indemnification under the Investment Advisory Agreement.

•

We operate in an increasingly competitive market for investment opportunities, which could make it difficult for us to identify and make investments that are consistent with our investment objectives. Our ability to enter into transactions with our affiliates is restricted. Our ability to sell or otherwise exit investments also invested in by other Crescent investment vehicles is restricted.

•

We may have difficulty paying our required distributions if we recognize income before, or without, receiving cash representing such income. We will be subject to corporate level income tax if we are unable to qualify as a RIC. Our business may be adversely affected if we fail to maintain our qualification as a RIC. Stockholders may be required to pay tax in excess of the cash they receive. We may be subject to withholding of U. S. Federal income tax on distributions for non-U.S. stockholders. We may retain income and capital gains in excess of what is permissible for excise tax purposes and such amounts will be subject to 4% U.S. federal excise tax, reducing the amount available for distribution to stockholders.

•

We may need to raise additional capital. Regulations governing our operation as a BDC affect our ability to, and the way in which we may, raise additional capital. Certain investors are limited in their ability to make significant investments in us.

•	Our business could be adversely affected in the event we default under our existing credit facilities or any future credit or other borrowing facility.

•

Our strategy involves a high degree of leverage. We intend to continue to finance our investments with borrowed money, which will magnify the potential for gain or loss on amounts invested and increases the risk of investing in us. The risks of investment in a highly leveraged fund include volatility and possible distribution restrictions.

•

We are subject to risks associated with the current interest rate environment, and to the extent we use debt to finance our investments, changes in interest rates may affect our cost of capital and net investment income. Further, the discontinuation of LIBOR may adversely affect the value of LIBOR-indexed securities, loans, and other financial obligations or extensions of credit in our portfolio.

•	We are and may be subject to restrictions under our credit facilities and any future credit or other borrowing facility that could adversely impact our business.

•	We may be the target of litigation.

•

There is a risk that investors in our common stock may not receive dividends or that our dividends may not grow over time and that investors in our debt securities may not receive all of the interest income to which they are entitled.

•	If we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy.

•	The majority of our portfolio investments are recorded at fair value as determined in good faith by our Board and, as a result, there may be uncertainty as to the value of our portfolio investments.

•	We may experience fluctuations in our quarterly operating results.

•	New or modified laws or regulations governing our operations may adversely affect our business.

•	The United Kingdom’s withdrawal from the European Union has led to significant risks and uncertainty for global markets and may create significant risks and uncertainty for our investments.

•	Our Board may change our investment objectives, operating policies and strategies without prior notice or stockholder approval.

•

The Advisor and the Administrator each have the ability to resign on 60 days’ notice, and we may not be able to find a suitable replacement within that time, resulting in a disruption in operations that could adversely affect our financial condition, business and results of operations.

•

We are highly dependent on information systems, and systems failures or cyber-attacks could significantly disrupt its business, which may, in turn, negatively affect the value of shares of our common stock and our ability to pay distributions.

•

Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of its confidential information and/or damage to its business relationships.

•

We and the Advisor are subject to regulations and SEC oversight. If we or the Advisor fail to comply with applicable requirements, it may adversely impact our results relative to companies that are not subject to such regulations.

•	We are subject to risks related to corporate social responsibility.

Risks Relating to Our Investments

•

We may hold the debt securities of leveraged companies. Economic recessions or downturns could impair our portfolio companies, and defaults by our portfolio companies will harm our operating results. Our portfolio companies may be unable to repay or refinance outstanding principal on their loans at or prior to maturity, and rising interests rates may make it more difficult for portfolio companies to make periodic payments on their loans.

•	We typically invest in middle-market companies, which involves higher risk than investments in large companies.

•	The due diligence process that the Advisor undertakes in connection with our investments may not reveal all the facts that may be relevant in connection with an investment.

•

The lack of liquidity in our investments may adversely affect our business. We may invest in high yield debt, or junk-rated debt, which has greater credit and liquidity risk than more highly rated debt obligations. Our subordinated investments may be subject to greater risk than investments that are not similarly subordinated.

•	Price declines and illiquidity in the corporate debt markets may adversely affect the fair value of our portfolio investments, reducing net asset value through increased net unrealized depreciation.

•	Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.

•	The disposition of our investments may result in contingent liabilities.

•	We will be subject to the risk that the debt investments we make in our portfolio companies may be repaid prior to maturity.

•	We may be subject to risks under hedging transactions and may become subject to risk if we invest in non-U.S. securities.

•	We may not realize anticipated gains on the equity interests in which we invest.

•

Our investments with OID and PIK interest income features may expose us to risks associated with such income being required to be included in accounting income and taxable income prior to receipt of cash.

•	You may receive shares of our common stock as dividends, which could result in adverse tax consequences to you.

•	Changes in healthcare laws and other regulations applicable to some of our portfolio companies may constrain their ability to offer their products and services.

•

Our investments in the consumer products and services sector are subject to various risks including cyclical risks associated with the overall economy. Our investments in the financial services sector are subject to various risks including volatility and extensive government regulation. Our investments in technology companies are subject to many risks, including volatility, intense competition, shortened product life cycles, litigation risk and periodic downturn.

•	We may be unable to realize the benefits anticipated by the Alcentra Acquisition, including estimated cost savings and synergies, or it may take longer than anticipated to achieve such benefits.

Risks Relating to Our Common Stock

•

The market price of our common stock may fluctuate significantly. Our shares of common stock trade at a discount from net asset value and may continue to do so, which could limit our ability to raise additional equity capital.

•	Our stockholders will experience dilution in their ownership percentage if they opt out of our dividend reinvestment plan.

•

Provisions of the Maryland General Corporation Law and of our Articles of Amendment and Restatement, as amended (the “Charter”), and Amended and Restated Bylaws, as amended (the “Bylaws”) could deter takeover attempts and have an adverse effect on the price of our common stock.

•

Our Charter designates the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

•	We incur significant costs as a result of our listing on NASDAQ.

Our Corporate Information

Our administrative and principal executive offices are located at 11100 Santa Monica Blvd., Suite 2000, Los Angeles, California 90025, telephone number (310) 235-5900.

OFFERINGS

We may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, or units comprised of any combination of the foregoing, on terms to be determined at the time of the offering. We will offer our securities at prices and on terms to be set forth in one or more supplements to this prospectus. The offering price per share of our common stock, less any underwriting commissions or discounts, generally will not be less than the net asset value per share of our common stock at the time of an offering. However, we may issue shares of our common stock pursuant to this prospectus at a price per share that is less than our net asset value per share (a) in connection with a rights offering to our existing stockholders, (b) with the prior approval of a majority (as defined in the 1940 Act), of (1) the outstanding shares of our common stock and (2) the outstanding shares of the our common stock held by persons that are not affiliated persons of the Company or (c) under such other circumstances as the SEC may permit. Any such issuance of shares of our common stock below net asset value may be dilutive to the net asset value of our common stock. See “Risk Factors—Risks Relating to Our Common Stock” in our most recent Annual Report on Form 10-K as well as “Risk Factors” included in this prospectus.

We may offer our securities directly to one or more purchasers, including existing stockholders in a rights offering, through agents that we designate from time to time or to or through underwriters or dealers. The prospectus supplement relating to each offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution” below. We may not sell any of our securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of our securities.

Set forth below is additional information regarding offerings of our securities:

Use of proceeds	Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which include, among other things, (a) investing in portfolio companies in accordance with our investment objective and (b) repaying indebtedness. Each supplement to this prospectus relating to an offering will more fully identify the use of the proceeds from such offering. See “Use of Proceeds” below.

Distributions	We currently intend to pay dividends or make other distributions to our stockholders on a quarterly basis out of assets legally available for distribution. We may also pay additional dividends or make additional distributions to our stockholders from time to time. Our quarterly and additional dividends or distributions, if any, will be determined by our Board. For more information, see “Price Range of Common Stock and Distributions” below.

Taxation

We have elected to be treated as a RIC for U.S. federal income tax purposes. As a RIC, we generally will not pay U.S. federal corporate-level income taxes on any income and gain that we distribute to our stockholders as dividends on a timely basis. Among other things, in order to maintain our RIC status, we must meet specified source of income and asset diversification requirements and distribute annually generally an amount equal to at least 90% of our investment company taxable income, out of assets legally available for distribution. See “Risk Factors—Risks Relating to Our Business and Structure—Our business may be adversely affected if it fails to maintain its qualification as a RIC” and “We may have difficulty paying our required distributions if it recognizes income before, or without, receiving cash representing such income” in our most recent Annual Report on Form 10-K and “Price Range of Common Stock and Distributions” below.

Dividend reinvestment plan	We have a dividend reinvestment plan for our stockholders. This is an “opt out” dividend reinvestment plan. As a result, if we declare a cash dividend, then stockholders’ dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash. Stockholders whose cash dividends are reinvested in additional shares of our common stock will be subject to the same U.S. federal, state and local tax consequences as stockholders who elect to receive their dividends in cash. See “Dividend Reinvestment Plan” below.

The NASDAQ Global Market symbol	“CCAP”

Anti-takeover provisions	Our Board is divided into three classes of directors serving staggered three-year terms. This structure is intended to provide us with a greater likelihood of continuity of management, which may be necessary for us to realize the full value of our investments. A staggered Board also may serve to deter hostile takeovers or proxy contests, as may certain other measures adopted by us. See “Description of Our Capital Stock” below.

Leverage	We borrow funds to make additional investments. We use this practice, which is known as “leverage,” to attempt to increase returns to our stockholders, but it involves significant risks. See “Risk Factors,” “Senior Securities” and “Regulation—Indebtedness and Senior Securities” below. We are currently allowed to borrow amounts such that our asset coverage, as calculated pursuant to the 1940 Act, equals at least 150% after such borrowing (i.e. we are able to borrow up to two dollars for every dollar we have in assets less all liabilities and indebtedness not represented by senior securities issued by us). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Operations” in our most recent Annual Report on Form 10-K.

The amount of leverage that we employ at any particular time will depend on the Advisor’s and the Board’s assessments of market and other factors at the time of any proposed borrowing.

Management arrangements	Crescent Cap Advisors, LLC serves as our investment advisor. CCAP Administration, LLC serves as our administrator. For a description of

Crescent Cap Advisors, LLC, CCAP Administration, LLC and our contractual arrangements with these companies, see “Business” in our most recent Annual Report on Form 10-K under the captions “Investment Advisory Agreement,” and “Administration Agreement.”

Available information	We are required to file periodic reports, proxy statements and other information with the SEC. This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at http://www.crescentbdc.com. Information contained on our website is not incorporated into this prospectus and you should not consider such information to be part of this prospectus. Such information is also available from the EDGAR database on the SEC’s website at www.sec.gov.

Incorporation of certain information by reference	This prospectus is part of a registration statement that we have filed with the SEC. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file any such document. Any reports filed by us with the SEC subsequent to the date of this prospectus and before the date that any offering of any securities by means of this prospectus and any supplement thereto is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference” below.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this table contains a reference to our fees or expenses, we will pay such fees and expenses out of our net assets and, consequently, stockholders will indirectly bear these fees or expenses as our investors

Stockholder transaction expenses (as a percentage of offering price):
Sales load	—	(1)
Offering expenses	—	(2)
Dividend reinvestment plan expenses	Variable Transaction Fee	(3)

Total stockholder transaction expenses paid	—	(4)

Annual expenses (as a percentage of consolidated net assets attributable to common stock)(5):
Base management fees	2.28	%(6)
Incentive fees payable under Investment Advisory Agreement	1.62	%(7)
Interest payments on borrowed funds	2.98	%(8)
Other expenses	0.93	%(9)
Acquired fund fees and expenses	0.46	%(10)

Total annual expenses	8.27	% (11)

(1)

In the event that the securities to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will disclose the applicable sales load (underwriting discount or commission). Purchases of shares of our common stock on the secondary market are not subject to sales charges but may be subject to brokerage commissions or other charges. The table does not include any sales load that stockholders may have paid in connection with their purchase of shares of our common stock.

(2)	The related prospectus supplement will disclose the estimated amount of offering expenses, the offering price and the offering expenses borne by us as a percentage of the offering price.
(3)

The expenses of the dividend reinvestment plan are included in “Other expenses.” The plan administrator’s fees under the plan are paid by us. If a participant elects by notice to the plan administrator in advance of termination to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a transaction fee of up to $15 plus a $0.10 per share fee from the proceeds. See “Dividend Reinvestment Plan” below for more information.

(4)	The related prospectus supplement will disclose the offering price and the total stockholder transaction expenses as a percentage of the offering price.
(5)	The “consolidated net assets attributable to common stock” used to calculate the percentages in this table is our net assets as of March 31, 2021.
(6)	The base management fee referenced in the table above is estimated by annualizing the actual base management fees incurred during the three months ended March 31, 2021.

The base management fee under the Amended and Restated Investment Advisory Agreement, dated as of January 5, 2021, by and between us and the Advisor (the “Investment Advisory Agreement”) is calculated and payable quarterly in arrears at an annual rate of 1.25% of our average gross assets, including assets purchased with borrowed funds or other forms of leverage, but, excluding cash and cash equivalents, investment in Great American Capital Partners II LP (“GACP II”) and adjusted for share issuances or repurchases. For more detailed information about the base management fee and the Investment Advisory Agreement, please see Note 3 to our consolidated financial statements for the quarter ended March 31, 2021.
(7)	The incentive fee referenced in the table above is estimated by annualizing the actual incentive fees incurred during the three months ended March 31, 2021.

The incentive fee consists of two parts, one based on income and the other based on capital gains, that are determined independent of each other, with the result that one component may be payable even if the other is not:

-

The first part, the “Income Incentive Fee,” is calculated and payable quarterly in arrears and equals 100% of the pre-incentive fee net investment income for the immediately preceding calendar quarter, if any, that exceeds a preferred return of 1.75% per quarter (7% annualized) (the “Hurdle”), but is less than or equal to 1.8182% in the calendar quarter; and 17.5% of the amount of pre-incentive fee net investment income, if any, that exceeds 1.8182% in the calendar quarter provided, however, that the Advisor has agreed to waive the Income Incentive Fee from February 1, 2020 through July 31, 2021. The Advisor has notified the Company that, upon expiration of the current fee waivers on July 31, 2021, it intends to voluntarily waive income incentive fees to the extent net investment income falls short of the declared dividend on a full dollar basis through December 31, 2022.

-

The second part, the capital gains incentive fee, is determined and payable in arrears as of the end of each fiscal year at a rate of 17.5% of our realized capital gains, if any, on a cumulative basis from the Inception through the end of the fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

For more detailed information about the incentive fee, please see Note 3 to our consolidated financial statements for the quarter ended March 31, 2021.
(8)	Interest payments on borrowed funds referenced in the table above are estimated by annualizing the actual amounts incurred during the three months ended March 31, 2021.

At March 31, 2021, the weighted average effective interest rate for total debt outstanding was 3.25%. We may borrow funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. Our stockholders indirectly bear the costs of borrowings under any debt instruments that we may enter into.

(9)	Other expenses referenced in the table above are estimated by annualizing the actual amounts incurred during the three months ended March 31, 2021.

Other expenses include various overhead expenses, professional fees, director fees, and payments under the Amended and Restated Administration Agreement. See “Corporate Governance-Certain Relationships and Related Party Transactions-Administration Agreements” in our most recent Annual Report on Form 10-K.

(10)

Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles in which we invest that (1) are investment companies or (2) would be investment companies under Section 3(a) of the 1940 Act but for the exceptions to that definition provided for in Sections 3(c)(1) and 3(c)(7) of the 1940 Act.

(11)

“Total annual expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage and increase our total assets. The SEC requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any income based fees or capital gains incentive fees accrued during the period), rather than the total assets, including assets that have been funded with borrowed monies.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock, assuming asset coverage ratio of 216% (Corporation’s actual asset coverage as of March 31, 2021) and total annual expenses of 5.74% of net assets attributable to common stock as set forth in the fees and expenses table above, and (x) a 5.0% annual return resulting entirely from net realized capital gains (none of which is subject to the incentive fee) and (y) a 5.0% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains). Transaction expenses are included in the following example. This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including cost of debt, if any, and other expenses) may be greater or less than those shown.

You would pay the following expenses on a $1,000 common stock investment:	1 year	3 years	5 years	10 years
assuming a 5% annual return resulting entirely from net realized capital gains (none of which is subject to the capital gains incentive fee)(1)	$87	$251	$403	$738
assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$96	$274	$436	$782

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)

Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and therefore subject to the incentive fee based on capital gains. Because our investment strategy involves investments that generate primarily current income, we believe that a 5% annual return resulting entirely from net realized capital gains is unlikely.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Because the income portion of the incentive fee under the Investment Advisory Agreement is unlikely to be significant assuming a 5% annual return, the second example assumes that the 5% annual return will be generated entirely through net realized capital gains and, as a result, will trigger the payment of the capital gains portion of the incentive fee under the Investment Advisory Agreement. The income portion of the incentive fee under the Investment Advisory Agreement, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through net realized capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from net asset value.

This example and the expenses in the table above should not be considered a representation of our future expenses as, and actual expenses (including the cost of debt, if any, and other expenses) that we may incur in the future and such actual expenses may be greater or less than those shown.

FINANCIAL HIGHLIGHTS

The following table of financial highlights is intended to help a prospective investor understand the Company’s financial performance for the periods shown. The financial data set forth in the following table as of and for the years ended December 31, 2020, 2019, 2018, 2017, 2016, and 2015 are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, an independent registered public accounting firm whose reports thereon are incorporated by reference in this prospectus, certain documents incorporated by reference in this prospectus or the accompanying prospectus supplement, or our Annual Reports on Form 10-K filed with the SEC, which may be obtained from www.sec.gov or upon request. The financial data set forth in the following table as of and for the three months ended March 31, 2021 is derived from our unaudited financial statements, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim period. Interim results as of and for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. You should read these financial highlights in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus, any documents incorporated by reference in this prospectus or the accompanying prospectus supplement, or our Annual Reports on Form 10-K filed with the SEC.

	For the three months ended March 31, 2021	For the year ended December 31, 2020	For the year ended December 31, 2019	For the year ended December 31, 2018	For the year ended December 31, 2017	For the year ended December 31, 2016	For the period from February 5, 2015 (Inception) to December 31, 2015*
Per Share Data:(1)
Net asset value, beginning of period	$19.88	$19.50	$19.43	$20.10	$20.08	$19.13	$20.00
Net investment income after tax	0.41	1.80	1.83	1.65	1.31	1.23	0.55
Net realized and unrealized gains (losses) on investments and forward contracts, net of taxes	0.35	0.18	(0.14)	(0.89)	(0.11)	1.04	(1.87)

Net increase (decrease) in net assets resulting from operations	0.76	1.98	1.69	0.76	1.20	2.27	(1.32)

Effect of equity issuances	0.01	0.04	0.03	0.06	0.02	(0.20)	0.77
Distributions declared from net investment income(2)	(0.41)	(1.64)	(1.64)	(1.47)	(1.18)	(1.10)	(0.27)
Distributions from net realized gains	—	—	—	—	—	—	—
Total distributions to stockholders	—	(1.64)	(1.64)	(1.47)	(1.18)	(1.10)	(0.27)
Offering costs	—	—	(0.01)	(0.02)	(0.02)	(0.02)	(0.05)

Total increase (decrease) in net assets	0.36	0.38	0.07	(0.67)	0.02	0.95	(0.87)

Net asset value, end of period	$20.24	$19.88	$19.50	$19.43	$20.10	$20.08	$19.13
Shares outstanding, end of period	28,167,360	28,167,360	20,862,314	13,358,289	8,597,116	6,376,850	4,056,316
Weighted average shares outstanding	28,167,360	27,681,757	17,344,640	10,719,485	7,562,447	5,191,589	2,855,996
Per share market value at end of period	$17.18	$14.57	$—	$—	$—	$—	$—
Total return based on market value(3)	20.73%	1.47%	—%	—%	—%	—%	—%
Total return based on net asset value(4)	3.87%	10.36%	8.81%	4.06%	5.99%	10.70%	(3.00)

	For the three months ended March 31, 2021	For the year ended December 31, 2020	For the year ended December 31, 2019	For the year ended December 31, 2018	For the year ended December 31, 2017	For the year ended December 31, 2016	For the period from February 5, 2015 (Inception) to December 31, 2015*
Ratio/Supplemental Data:
Net assets, end of period(5)	$569,987	$560,000	$406,917	$259,579	$172,800	$128,056	$77,586
Ratio of total net expenses to average net assets(6)(7)	6.46%	5.34%	6.54%	7.33%	8.02%	7.17%	7.65%
Ratio of net expenses (without incentive fees and interest and other debt expenses) to average net assets (7)	2.32%	2.24%	2.50%	3.06%	3.53%	4.08%	5.53%
Ratio of net investment income before taxes to average net assets(7)	8.30%	10.10%	9.61%	8.48%	6.45%	6.14%	3.17%
Ratio of interest and credit facility expenses to average net assets(8)	3.01%	3.10%	4.03%	4.01%	3.44%	2.59%	2.12%
Ratio of incentive fees to average net assets	1.13%	—%	—%	0.26%	1.05%	0.50%	—%
Ratio of portfolio turnover to average investments at fair value(9)	7.38%	28.01%	23.97%	27.89%	19.27%	34.36%	4.08%
Weighted average debt outstanding(5)	$486,784	$421,066	$275,905	$182,328	$133,486	$78,294	$23,591
Asset coverage ratio	216%	217%	225%	209%	214%	236%	242%

*	The Company was formed on February 5, 2015 and commenced operations on June 26, 2015.
(1)	Based on actual number of shares outstanding at the end of the corresponding period or the weighted average shares outstanding for the period, unless otherwise noted, as appropriate.
(2)	The per share data for distributions per share reflects the actual amount of distributions declared per share for the applicable periods.
(3)

Total return based on market value is calculated as the change in market value per share during the period, taking into account dividends, if any, reinvested in accordance with the Company’s dividend reinvestment plan. The beginning market value per share is based on the market price of $16.40 per share on February 3, 2020, the date of the Company’s listing on NASDAQ, and not annualized.

(4)

Total return based on net asset value is calculated as the change in net asset value per share during the period plus declared dividends per share during the period, divided by the beginning net asset value per share.

(5)	In thousands.
(6)

The ratio of total expenses to average net assets in the table above reflects the Advisor’s voluntary waivers of its right to receive a portion of the management fees and income incentive fees with respect to the Company’s ownership in GACP II. Excluding the effects of waivers, the ratio of total expenses to average net assets would have been 6.48%, 5.37%, 6.58% and 7.36% for the three months ended March 31, 2021 and years ended December 31, 2020, December 31, 2019 and December 31, 2018, respectively. The GACP II investment was made after 2018, and as such, the 2017, 2016 and 2015 ratios were not affected.

(7)	Annualized except for organization expenses.
(8)	Annualized.
(9)	Not annualized for the three months ended March 31, 2021.

RISK FACTORS

You should carefully consider the risk factors described below, and in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and the risks discussed in the section titled “Item 1A. Risk Factors” in our Annual Report on Form 10-K, which is incorporated by reference herein, and any subsequent filings we have made with the SEC that are incorporated by reference into this prospectus or any prospectus supplement, together with all of the other information included in this prospectus, the accompanying prospectus supplement and any documents incorporated by reference herein, including our consolidated financial statements and the related notes thereto, before you decide whether to make an investment in our securities. The risks set out below and described in such documents are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the net asset value of our common stock and the trading price, if any, of our securities could decline, and you may lose all or part of your investment.

Investors in offerings of our common stock will likely incur immediate dilution upon the closing of such offering.

We generally expect the public offering price of any offering of shares of our common stock to be higher than the book value per share of our outstanding common stock (unless we offer shares pursuant to a rights offering or after obtaining prior approval for such issuance from our stockholders and our independent directors). Accordingly, investors purchasing shares of our common stock in offerings pursuant to this prospectus may pay a price per share that exceeds the tangible book value per share after such offering.

Dilution represents the difference between the offering price and the tangible book value per share immediately after completion of an offering. You could experience dilution both as a result of the offering price and as a result of any shares you purchase in an offering of our common stock having a lower book value than shares held by our existing stockholders.

Your interest in us may be diluted if you do not fully exercise your subscription rights in any rights offering. In addition, if the subscription price is less than our net asset value per share, then you will experience an immediate dilution of the aggregate net asset value of your shares.

In the event we issue subscription rights, stockholders who do not fully exercise their subscription rights should expect that they will, at the completion of a rights offering pursuant to this prospectus, own a smaller proportional interest in us than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of such rights offering.

In addition, if the subscription price is less than the net asset value per share of our common stock, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offering. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of a rights offering or what proportion of the shares will be purchased as a result of such rights offering. Such dilution could be substantial. See “Risk Factors—The net asset value per share of our common stock may be diluted if we sell shares of our common stock in one or more offerings at prices below the then current net asset value per share of our common stock or securities to subscribe for or convertible into shares of our common stock” and “Sales of Common Stock Below Net Asset Value” below.

We may initially invest a portion of the net proceeds of offerings pursuant to this prospectus primarily in high-quality short-term investments, which will generate lower rates of return than those expected from the interest generated on our target portfolio investments.

We may initially invest a portion of the net proceeds of offerings pursuant to this prospectus primarily in cash, cash equivalents, U.S. government securities and other high-quality short-term investments. These securities generally earn yields substantially lower than the income that we anticipate receiving once we are fully invested in accordance with our investment objective. As a result, we may not, for a time, be able to achieve our investment objective and/or we may need to, for a time, decrease the amount of any dividend that we may pay to our stockholders to a level that is substantially lower than the level that we expect to pay when the net proceeds of offerings are fully invested in accordance with our investment objective. If we do not realize yields in excess of our expenses, we may incur operating losses and the market price of our shares may decline.

The net asset value per share of our common stock may be diluted if we sell shares of our common stock in one or more offerings at prices below the then current net asset value per share of our common stock or securities to subscribe for or convertible into shares of our common stock.

We may sell our common stock, or warrants, options or rights to acquire shares of our common stock, at a price below the then-current net asset value per share of our common stock if our Board determines that such sale is in our best interests, and if our stockholders, including a majority (as defined in the 1940 Act), of (1) the outstanding shares of our common stock and (2) the outstanding shares of the our common stock held by persons that are not affiliated persons of the Company, approve such sale. In any such case, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our Board, closely approximates the market value of such securities (less any distributing commission or discount). We do not currently have authorization from our stockholders to issue our common stock at a price below the then-current net asset value per share.

Any decision to sell shares of our common stock below its then current net asset value per share or securities to subscribe for or convertible into shares of our common stock would be subject to the determination by our Board that such issuance is in our and our stockholders’ best interests.

If we were to sell shares of our common stock below its then current net asset value per share, such sales would result in an immediate dilution to the net asset value per share of our common stock. This dilution would occur as a result of the sale of shares at a price below the then current net asset value per share of our common stock and a proportionately greater decrease in the stockholders’ interest in our earnings and assets and their voting interest in us than the increase in our assets resulting from such issuance. Because the number of shares of common stock that could be so issued and the timing of any issuance is not currently known, the actual dilutive effect cannot be predicted.

In addition, if we issue warrants or securities to subscribe for or convertible into shares of our common stock, subject to certain limitations, the exercise or conversion price per share could be less than the net asset value per share at the time of exercise or conversion (including through the operation of anti-dilution protections). Because we would incur expenses in connection with any issuance of such securities, such issuance could result in a dilution of the net asset value per share at the time of exercise or conversion. This dilution would include reduction in the net asset value per share as a result of the proportionately greater decrease in the stockholders’ interest in our earnings and assets and their voting interest than the increase in our assets resulting from such issuance.

Further, if our current stockholders do not purchase any shares to maintain their percentage interest when we issue new shares, regardless of whether such offering is above or below the then current net asset value per share, their voting power will be diluted.

We cannot predict how tax reform legislation will affect us, our investments, or our stockholders, and any such legislation could adversely affect our business.

Legislative or other actions relating to taxes could have a negative effect on us. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service (“IRS”) and the U.S. Treasury Department. We cannot predict with certainty how any changes in the tax laws might affect us, our stockholders, or our portfolio investments. New legislation and any U.S. Treasury regulations, administrative interpretations or court decisions interpreting such legislation could significantly and negatively affect our ability to qualify for tax treatment as a RIC or the U.S. federal income tax consequences to us and our stockholders of such qualification, or could have other adverse consequences. Stockholders are urged to consult with their tax advisor regarding tax legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in our securities.

Our strategy involves a high degree of leverage. We intend to continue to finance our investments with borrowed money, which will magnify the potential for gain or loss on amounts invested and increases the risk of investing in us. The risks of investment in a highly leveraged fund include volatility and possible distribution restrictions.

The use of leverage magnifies the potential for gain or loss on amounts invested. The use of leverage is generally considered a speculative investment technique and increases the risks associated with investing in our securities. However, we have borrowed from, and may in the future issue debt securities to, banks, insurance companies and other lenders. Lenders of these funds have fixed dollar claims on our assets that are superior to the claims of our common stockholders, and we would expect such lenders to seek recovery against our assets in the event of a default. We may pledge up to 100% of our assets and may grant a security interest in all of our assets under the terms of any debt instruments we may enter into with lenders. In addition, under the terms of our credit facilities and any borrowing facility or other debt instrument we may enter into, we are likely to be required to use the net proceeds of any investments that we sell to repay a portion of the amount borrowed under such facility or instrument before applying such net proceeds to any other uses. If the value of our assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged, thereby magnifying losses or eliminating our stake in a leveraged investment. Similarly, any decrease in our revenue or income will cause our net income to decline more sharply than it would have had we not borrowed. Such a decline would also negatively affect our ability to make dividend payments on our common stock or preferred stock. Our ability to service any debt will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures. In addition, our common stockholders will bear the burden of any increase in our expenses as a result of our use of leverage, including interest expenses and any increase in the base management fee payable to the Advisor.

There can be no assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities or otherwise in an amount sufficient to enable us to repay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before it matures. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets or seeking additional equity. There can be no assurance that any such actions, if necessary, could be effected on commercially reasonable terms or at all, or on terms that would not be disadvantageous to stockholders or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

As a BDC, we are generally required to meet a coverage ratio of total assets to total borrowings and other senior securities, which include all of our borrowings and any preferred stock that we may issue in the future, of at least 150%. If this ratio declines below 150%, we will not be able to incur additional debt and could be required to sell a portion of our investments to repay some debt when we are otherwise disadvantageous for us to do so. This could have a material adverse effect on our operations, and we may not be able to make distributions.

The amount of leverage that we employ will depend on the Advisor’s assessment of market and other factors at the time of any proposed borrowing. We cannot assure stockholders that we will be able to obtain credit at all or on terms acceptable to it.

The following table illustrates the effect on return to a holder of our common stock of the leverage created by our use of borrowing at the weighted average stated interest rate of 3.25% as of March 31, 2021, together with (a) our total value of net assets as of March 31, 2021; (b) approximately $487.9 million in aggregate principal amount of indebtedness outstanding as of March 31, 2021 and (c) hypothetical annual returns on our portfolio of minus 15% to plus 15%.

Assumed Return on Portfolio (Net of Expenses)(1)	-15.00%	-10.00%	-5.00%	—%	5.00%	10.00%	15.00%
Corresponding Return to Common Stockholders(2)	-31.12%	-21.67%	-12.23%	-2.78%	6.66%	16.11%	25.56%

(1)

The assumed portfolio return is required by SEC regulations and is not a prediction of, and does not represent, our projected or actual performance. Actual returns may be greater or less than those appearing in the table. Pursuant to SEC regulations, this table is calculated as of March 31, 2021. As a result, it has not been updated to take into account any changes in assets or leverage since March 31, 2021.

(2)

In order to compute the “Corresponding Return to Common Stockholders,” the “Assumed Return on Portfolio” is multiplied by the total value of our assets at March 31, 2021 to obtain an assumed return to us. From this amount, the interest expense (calculated by multiplying the weighted average stated interest rate of 3.25% by the approximately $487.9 million of principal debt outstanding) is subtracted to determine the return available to stockholders. The return available to stockholders is then divided by the total value of our net assets as of March 31, 2021 to determine the “Corresponding Return to Common Stockholders.”

FORWARD-LOOKING STATEMENTS

Some of the statements included or incorporated by reference in this prospectus and the accompanying prospectus supplement, constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus and the accompanying prospectus supplement, including the documents we incorporate by reference herein and therein, involve a number of risks and uncertainties, including statements concerning:

•	uncertainty surrounding the financial stability of the United States, Europe and China;

•	the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments;

•	potential fluctuation in quarterly operating results;

•	potential impact of economic recessions or downturns;

•	adverse developments in the credit markets;

•	regulations governing our operation as a business development company;

•	operation in a highly competitive market for investment opportunities;

•	changes in interest rates may affect our cost of capital and net investment income;

•	the impact of the elimination of the London Interbank Offered Rate (“LIBOR”) on our operating results;

•	financing investments with borrowed money;

•	potential adverse effects of price declines and illiquidity in the corporate debt markets;

•	the impact of COVID-19 on our portfolio companies and the markets in which they operate, interest rates and the economy in general;

•	lack of liquidity in investments;

•	the outcome and impact of any litigation;

•	the timing, form and amount of any dividends or other distributions;

•	risks regarding distributions;

•	potential adverse effects of new or modified laws and regulations;

•	the social, geopolitical, financial, trade and legal implications of Brexit;

•	potential resignation of the Advisor and or the Administrator;

•	uncertainty as to the value of certain portfolio investments;

•	defaults by portfolio companies;

•	our ability to successfully complete and integrate any acquisitions;

•	risks associated with original issue discount (“OID”) and payment-in-kind (“PIK”) interest income; and

•	the market price of our common stock may fluctuate significantly.

We use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and the other information included in this prospectus and the accompanying prospectus supplement, including the documents we incorporate by reference herein and therein.

You should not place undue reliance on these forward-looking statements, which are based on information available to us as of the date of this prospectus or the prospectus supplement, as applicable, including any documents incorporated by reference. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which include investing in portfolio companies in accordance with our investment objective. We also expect to use the net proceeds of an offering to repay or repurchase outstanding indebtedness, if any, which may include indebtedness ($508.8 million aggregate principal amount outstanding as of August 4, 2021) under (a) the $350 million loan and security agreement of our wholly owned subsidiary Crescent Capital BDC Funding, LLC (the “SPV Asset Facility”) ($245.2 million outstanding as of August 4, 2021), (b) our $200 million revolving credit facility (the “Corporate Revolving Facility”) ($78.6 million outstanding as of August 4, 2021), (c) our $50 million in aggregate principal amount of unsecured notes (the “2023 Unsecured Notes”) that mature on July 30, 2023 ($50.0 million aggregate principal amount outstanding as of August 4, 2021) and (d) $135.0 million of unsecured notes (the “2026 Unsecured Notes”) that mature on February 17, 2026 ($135.0 million aggregate principal amount outstanding as of August 4, 2021.). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K.

The interest charged on the indebtedness incurred under the SPV Asset Facility is based on LIBOR plus an applicable spread between 1.65% or 2.10%, determined based on the proportion of liquid and illiquid loans pledged to the SPV Asset Facility. The stated maturity date for the SPV Asset Facility is June 22, 2026. The interest rate charged on the indebtedness incurred under the Corporate Facility is based on LIBOR plus 2.35% per annum. The stated maturity date of the Corporate Revolving Facility is August 20, 2024.

The interest charged on the 2023 Unsecured Notes and the 2026 Unsecured Notes is as follows: (a) 5.95% in the case of the 2023 Unsecured Notes and (b) 4.00% in the case of the 2026 Unsecured Notes. The 2023 Unsecured Notes mature on July 30, 2023 and the 2026 Unsecured Notes mature on February 17, 2026. The supplement to this prospectus relating to an offering may more fully identify the use of the proceeds from such offering.

We anticipate that substantially all of the net proceeds of an offering of securities pursuant to this prospectus and its related prospectus supplement will be used for the above purposes within three months of any such offering, depending on the availability of appropriate investment opportunities consistent with our investment objective, but no longer than within six months of any such offerings.

Our primary investment objective is to maximize the total return to our stockholders in the form of current income and capital appreciation through debt and related equity investments. We seek to create a broad and diversified portfolio that generally includes senior secured first lien, unitranche, senior secured second lien and subordinated loans and minority equity securities of U.S. middle market companies. We may on occasion invest in larger or smaller companies. Our investments may include non-cash income features, including payment-in-kind interest and original issue discount. We may also invest in securities that are rated below investment grade (e.g., junk bonds) by rating agencies or that would be rated below investment grade if they were rated. We also may invest up to 30% of our portfolio in non-qualifying assets, as permitted by the 1940 Act. See “Regulation” below. Specifically, as part of this 30% basket, we may invest in entities that are not considered “eligible portfolio companies” (as defined in the 1940 Act), including companies located outside of the United States, entities that are operating pursuant to certain exceptions under the 1940 Act, and publicly traded entities whose public equity market capitalization exceeds the levels provided for under the 1940 Act. Pending such investments, we will invest a portion of the net proceeds primarily in cash, cash equivalents, U.S. government securities and other high-quality short-term investments. These securities generally earn yields substantially lower than the income that we anticipate receiving once we are fully invested in accordance with our investment objective. As a result, we may not, for a time, be able to achieve our investment objective and/or we may need to, for a time, decrease the amount of any dividend that we may pay to our stockholders to a level that is substantially lower than the level that we expect to pay when the net proceeds of offerings are fully invested in accordance with our investment objective. If we do not realize yields in excess of our expenses, we may incur operating losses and the market price of our common stock and debt securities may decline. See “Regulation—Temporary Investments” below for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on The NASDAQ Global Market under the symbol “CCAP.” Our common stock has historically traded at prices below our net asset value per share. It is not possible to predict whether our common stock will trade at, above or below net asset value. See “Risk Factors—Risks Relating to Our Common Stock—Our shares of common stock have traded at a discount from net asset value and may do so again in the future, which could limit our ability to raise additional equity capital” in our most recent Annual Report on Form 10-K.

The following table sets forth, for the first three quarters of the year ending December 31, 2020, the net asset value per share of our common stock, the range of high and low closing sales prices of our common stock, the closing sales price as a premium (discount) to net asset value and the dividends or other distributions declared by us. On August 4, 2021, the last reported closing sales price of our common stock on The NASDAQ Global Market was $18.56 per share, which represented a discount of approximately 4.2% to the net asset value per share reported by us as of March 31, 2021.

	Net Asset Value(1)	Price Range		High Sales Price Premium (Discount) to Net Asset Value(2)	Low Sales Price Premium (Discount) to Net Asset Value(2)	Cash Dividend Per Share(3)
		High	Low
Year ended December 31, 2020
First Quarter(4)	$16.52	$17.10	$6.21	3.51%	(62.4)%	$0.41
Second Quarter	$18.12	$13.25	$8.68	(26.9)%	(52.1)%	$0.41
Third Quarter	$19.07	$13.81	$11.65	(27.6)%	(38.9)%	$0.41
Fourth Quarter	$19.88	$15.25	$12.40	(23.3)%	(37.6)%	$0.41
Year ended December 31, 2021
First Quarter	$20.24	$18.17	$14.72	(10.2)%	(27.3)%	$0.41
Second Quarter	*	$19.95	$17.05	*	*	$0.41
Third Quarter (through August 4, 2021)	*	$19.09	$18.40	*	*	—

(1)

Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low closing sales prices. The net asset values shown are based on outstanding shares at the end of the relevant quarter.

(2)	Calculated as the respective high or low closing sales price less net asset value, divided by net asset value (in each case, as of the applicable quarter).
(3)	Represents the dividend or other distribution declared in the relevant quarter.
(4)

Shares of our common stock began trading on The NASDAQ Global Market under the symbol “CCAP” on February 3, 2020, in connection with our acquisition of Alcentra Capital Corporation. The price range for such quarter has been calculated as of such date.

*	Net asset value has not yet been calculated for this period.

To the extent that we have taxable income available, we distribute quarterly dividends to our stockholders. The amount of our dividends, if any, are determined by our Board. Dividends and other distributions are recorded on the record date. The amount to be paid out as a dividend is determined by the Board each quarter and is generally based upon the earnings estimated by management. Distributions will generally be paid from net investment income. Net realized capital gains, if any, are distributed at least annually, although we may decide to retain such capital gains for investment. If we do not generate sufficient net investment income during a year, all or part of a distribution may constitute a return of capital. The specific tax characteristics of our dividends and other distributions will be reported to stockholders after the end of each calendar year. Any dividends to our stockholders will be declared out of assets legally available for distribution.

We have elected to be treated as a BDC under the 1940 Act. We have also elected to be treated as a RIC under the Internal Revenue Code. So long as we maintain our status as a RIC, we will generally not pay corporate-level U.S. federal income or excise taxes on any ordinary income or capital gains that we distribute at least annually to our stockholders as dividends. As a result, any tax liability related to income earned and distributed by us represents obligations of our stockholders and will not be reflected in our consolidated financial statements.

In order for us not to be subject to federal excise taxes, we must distribute annually an amount at least equal to the sum of (i) 98% of our ordinary income (taking into account certain deferrals and elections), (ii) 98.2% of our net capital gains from the current year and (iii) any undistributed ordinary income and net capital gains from preceding years. At our discretion, we may carry forward taxable income in excess of calendar year dividends and pay a 4% excise tax on this income. If we choose to do so, this generally would increase expenses and reduce the amount available to be distributed to stockholders. We will accrue excise tax on estimated undistributed taxable income as required.

We intend to make distributions in cash unless a stockholder elects to receive dividends and/or long-term capital gains distributions in additional shares of common stock. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

The following tables summarize our dividends declared and payable for the three months ended March 31, 2021 and the years ended December 31, 2020, 2019, 2018, 2017, 2016 and the period from February 5, 2015 to December 31, 2015(1):

Date Declared	Record Date	Payment Date	Per Share Amount
May 10, 2021	June 30, 2021	July 15, 2021	$0.41
February 22, 2021	March 31, 2021	April 15, 2021	$0.41
November 4, 2020	December 31, 2020	January 15, 2021	$0.41
August 7, 2020	September 30, 2020	October 15, 2020	$0.41
May 11, 2020	June 30, 2020	July 15, 2020	$0.41
March 3, 2020	March 31, 2020	April 15, 2020	$0.41
November 8, 2019	December 30, 2019	January 17, 2020	$0.41
September 27, 2019	September 27, 2019	October 18, 2019	$0.41
June 28, 2019	June 28, 2019	July 18, 2019	$0.41
March 29, 2019	March 29, 2019	April 12, 2019	$0.41
December 31, 2018	December 31, 2018	January 15, 2019	$0.40
September 27, 2018	September 28, 2018	October 12, 2018	$0.38
June 19, 2018	June 20, 2018	July 13, 2018	$0.37
March 29, 2018	March 30, 2018	April 13, 2018	$0.32

(1)	We were formed on February 5, 2015 and commenced operations on June 26, 2015.

We cannot assure you that we will achieve results that will permit the payment of any cash distributions. We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a cash dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. See “Dividend Reinvestment Plan” below.

SENIOR SECURITIES

Information about our senior securities (including preferred stock, debt securities and other indebtedness) is shown in the following table as of the dates indicated in the table below. The report of our independent registered public accounting firm, Ernst & Young LLP, on the senior securities table for each of the five years in the period ended December 31, 2020 and the period from February 5, 2015 (inception) through December 31, 2015 is attached as an exhibit to the registration statement of which this prospectus is a part.

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage Per Unit(2)	Involuntary Liquidating Preference Per Unit(3)	Average Market Value Per Unit(4)
SPV Asset Facility
Fiscal 2021 (As of March 31, 2021, unaudited)	$272,510	$2,163	—	N/A
Fiscal 2020	$260,210	$2,166	—	N/A
Fiscal 2019	$220,687	$2,250	—	N/A
Fiscal 2018	$159,629	$2,085	—	N/A
Fiscal 2017	$86,629	$2,135	—	N/A
Fiscal 2016	$47,629	$2,347	—	N/A
Fiscal 2015	$—	$—	—	N/A
Revolving Credit Facility(5)
Fiscal 2021 (As of March 31, 2021, unaudited)	$—	$—	—	N/A
Fiscal 2020	$—	$—	—	N/A
Fiscal 2019	$—	$—	—	N/A
Fiscal 2018	$—	$—	—	N/A
Fiscal 2017	$—	$—	—	N/A
Fiscal 2016	$47,810	$2,347	—	N/A
Fiscal 2015	$54,810	$2,415	—	N/A
Revolving Credit Facility II(6)
Fiscal 2021 (As of March 31, 2021, unaudited)	$—	$—	—	N/A
Fiscal 2020	$—	$—	—	N/A
Fiscal 2019	$—	$—	—	N/A
Fiscal 2018	$78,310	$2,085	—	N/A
Fiscal 2017	$65,310	$2,135	—	N/A
Fiscal 2016	$—	$—	—	N/A
Fiscal 2015	$—	$—	—	N/A
Corporate Revolving Facility
Fiscal 2021 (As of March 31, 2021, unaudited)	$115,404	$2,163	—	N/A
Fiscal 2020	$149,904	$2,166	—	N/A
Fiscal 2019	$104,754	$2,250	—	N/A
Fiscal 2018	$—	$—	—	N/A
Fiscal 2017	$—	$—	—	N/A
Fiscal 2016	$—	$—	—	N/A
Fiscal 2015	$—	$—	—	N/A
2023 Unsecured Notes
Fiscal 2021 (As of March 31, 2021, unaudited)	$50,000	$2,163	—	N/A
Fiscal 2020	$50,000	$2,166	—	N/A
Fiscal 2019	$—	$—	—	N/A
Fiscal 2018	$—	$—	—	N/A
Fiscal 2017	$—	$—	—	N/A
Fiscal 2016	$—	$—	—	N/A
Fiscal 2015	$—	$—	—	N/A

Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage Per Unit(2)	Involuntary Liquidating Preference Per Unit(3)	Average Market Value Per Unit(4)
2026 Unsecured Notes
Fiscal 2021 (As of March 31, 2021, unaudited)	$50,000	$2,163	—	N/A
Fiscal 2020	$—	$—	—	N/A
Fiscal 2019	$—	$—	—	N/A
Fiscal 2018	$—	$—	—	N/A
Fiscal 2017	$—	$—	—	N/A
Fiscal 2016	$—	$—	—	N/A
Fiscal 2015	$—	$—	—	N/A
Internotes(7)
Fiscal 2021 (As of March 31, 2021, unaudited)	$—	$—	—	N/A
Fiscal 2020	$16,418	$2,166	—	N/A
Fiscal 2019	$—	$—	—	N/A
Fiscal 2018	$—	$—	—	N/A
Fiscal 2017	$—	$—	—	N/A
Fiscal 2016	$—	$—	—	N/A
Fiscal 2015	$—	$—	—	N/A

(1)	Total amount of each class of senior securities outstanding at principal value at the end of the period presented.
(2)

The asset coverage ratio for a class of senior securities representing indebtedness is calculated as (i) the sum of (A) total assets at end of period and (B) other liabilities excluding total debt outstanding and accrued borrowing expenses at end of period, divided by (ii) the sum of total debt outstanding and accrued borrowing expenses at the end of the period. This asset coverage ratio is multiplied by $1,000 to determine the “Asset Coverage Per Unit”.

(3)	The amount to which such class of senior security would be entitled upon our involuntary liquidation in preference to any security junior to it.
(4)	Not applicable.
(5)

Our $50 million revolving credit facility with Natixis, New York Branch, as administrative agent and certain of its affiliates as lenders, dated as of June 29, 2015, which has been paid down in full and was terminated on June 29, 2017.

(6)

Our $75 million revolving credit facility with Capital One, National Association, as Administrative Agent, Lead Arranger, Managing Agent and Committed Lender, dated as of June 29, 2017, which has been paid down in full and was terminated on August 20, 2019.

(7)	We redeemed or paid down the remaining $16.4 million of InterNotes® during the first quarter of 2021.

PORTFOLIO COMPANIES

The following table describes each of the businesses included in our portfolio and reflects data as of March 31, 2021. Percentages shown for class of investment securities held by us represent percentage of the class owned and do not necessarily represent voting ownership. Percentages shown for equity securities, other than warrants or options, represent the actual percentage of the class of security held before dilution. Percentages shown for warrants and options held represent the percentage of class of security we may own assuming we exercise our warrants or options before dilution.

We have indicated by footnote portfolio companies (a) where we directly or indirectly own more than 25% of the outstanding voting securities of such portfolio company and, therefore, are presumed to be “controlled” by us under the 1940 Act and (b) where we directly or indirectly own 5% to 25% of the outstanding voting securities of such portfolio company or where we hold one or more seats on the portfolio company’s board of directors and, therefore, are deemed to be an “affiliated person” under the 1940 Act. We directly or indirectly own less than 5% of the outstanding voting securities of all other portfolio companies (or have no other affiliations with such portfolio companies) listed on the table. We offer to make significant managerial assistance to certain of our portfolio companies. Where we do not hold a seat on the portfolio company’s board of directors, we may receive rights to observe such board meetings.

Where we have indicated by footnote the amount of undrawn commitments to portfolio companies to fund various revolving and delayed draw senior secured and subordinated loans, such undrawn commitments are presented net of (i) standby letters of credit treated as drawn commitments because they are issued and outstanding, (ii) commitments substantially at our discretion and (iii) commitments that are unavailable due to borrowing base or other covenant restrictions.

PORTFOLIO COMPANIES

As of March 31, 2021

(dollar amounts in thousands)

(Unaudited)

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
Abode Healthcare, Inc. 1099 Main Avenue, Suite 2000, Durango, CO 81301	Health Care Equipment & Services	Senior Secured First Lien Revolver	L + 525 (100 Floor)	08/2025	$—	$(17)	$—
		Senior Secured First Lien Term Loan	L + 525 (100 Floor)	08/2025	$1,995	$1,956	$1,995
		Senior Secured First Lien Term Loan	L + 525 (100 Floor)	08/2025	$4,728	$4,655	$4,728
Aegis Sciences Corporation 515 Great Circle Road, Nashville, TN 37228	Health Care Equipment & Services	Senior Secured First Lien Term Loan	L + 550 (100 Floor)	05/2025	$7,249	$6,861	$6,760
Affinitiv, Inc. 300 S. Wacker, Suite 900, Chicago, IL 60606	Software & Services	Unitranche First Lien Revolver	L + 600 (100 Floor)	08/2024	$—	$(7)	$—
		Unitranche First Lien Term Loan	L + 600 (100 Floor)	08/2024	$6,419	$6,338	$6,419
Alion Science and Technology Corporation 1750 Tysons Boulevard Ste 1300, McLean, VA 22102	Capital Goods	Common Stock			745,504	$766	$1,619	0.15%
Allied Universal holdings, LLC 161 Washington Street, Suite 600, Conshohocken, PA 19428	Commercial & Professional Services	Common Stock, Class A			2,242,341	$1,011	$2,806	0.07%
Ameda, Inc. 485 Half Day Rd. #320, Buffalo Grove, IL 60089	Health Care Equipment & Services	Senior Secured First Lien Revolver	L + 700 (100 Floor)	09/2022	$188	$186	$167
		Senior Secured First Lien Term Loan	L + 700 (100 Floor)	09/2022	$2,194	$2,181	$2,042
Anne Arundel Dermatology Management, LLC 1306 Concourse Dr, 201, Linthicum Heights, MD 21090	Health Care Equipment & Services	Senior Secured First Lien Delayed Draw Term Loan	L + 600 (100 Floor)	10/2025	$800	$770	$800
		Senior Secured First Lien Revolver	L + 600 (100 Floor)	10/2025	$—	$(10)	$—
		Senior Secured First Lien Term Loan	L + 600 (100 Floor)	10/2025	$2,444	$2,399	$2,444
Ansira Partners, Inc. 2300 Locust Street, St. Louis, MO 63103	Software & Services	Unitranche First Lien Delayed Draw Term Loan	L + 650 PIK	12/2024	$983	$931	$726
		Unitranche First Lien Term Loan	L + 650 PIK	12/2024	$7,252	$6,687	$5,355
ASP MCS Acquisition Corp.(4) 350 Highland Drive, Lewisville, TX 75067	Commercial & Professional Services	Senior Secured Second Lien Term Loan	L + 600 (100 Floor)	10/2025	$294	$272	$292

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
		Common Stock			11,792	$1,150	$1,722	1.18%
Auction Technology Group(1) The Harlequin Building, 65 Southwark Street, London, SE1 0HR	Consumer Services	Unitranche First Lien Term Loan	L + 650	02/2027	£1,158.0	$1,471	$1,613
		Unitranche First Lien Revolver	L + 650	08/2026	£—	$—	$42
		Unitranche First Lien Term Loan	L + 650	02/2027	$6,253	$6,089	$6,315
Auto-Vehicle Parts, LLC 100 Homan Drive, Cold Spring, KY 41076	Automobiles & Components	Senior Secured First Lien Revolver	L + 450 (100 Floor)	01/2023	$—	$(3)	$(9)
		Senior Secured First Lien Term Loan	L + 450 (100 Floor)	01/2023	$4,554	$4,527	$4,489
Avaap USA LLC 510 Thornall Street, Suite 250, Edison, NJ 08837	Software & Services	Senior Secured First Lien Delayed Draw Term Loan	L + 650 (100 Floor)	03/2023	$343	$340	$340
		Senior Secured First Lien Revolver	L + 650 (100 Floor)	03/2023	$—	$(6)	$(5)
		Senior Secured First Lien Term Loan	L + 650 (100 Floor)	03/2023	$3,760	$3,722	$3,730
Avalign Technologies, Inc. 2275 Half Day Rd. Suite 126, Bannockburn, IL 60015	Health Care Equipment & Services	Senior Secured First Lien Term Loan	L + 450	12/2025	$16,794	$16,672	$16,587
BAART Programs, Inc. 1720 Lakepointe Dr., Suite 117, Lewisville, TX 75057	Health Care Equipment & Services	Senior Secured Second Lien Delayed Draw Term Loan	L + 800 (100 Floor)	03/2025	$1,000	$957	$1,000
		Senior Secured Second Lien Term Loan	L + 825 (100 Floor)	03/2025	$7,000	$6,700	$7,000
Battery Solutions, Inc.(4) 4930 Holtz Dr, Wixom, MI 48393	Commercial & Professional Services	Unsecured Debt	1200 + 200 PIK	11/2021	$1,294	$1,284	$1,173
		Preferred Stock, Class E			5,381,776	$3,669	$779	41.67%
		Preferred Stock, Class A			50,000	$—	$—	12.84%
		Preferred Stock, Class F			3,333,333	$—	$—	8.29%
Benesys Inc. 700 Tower Drive, Suite 300, Troy, MI 48098	Software & Services	Senior Secured First Lien Term Loan	L + 475 (100 Floor)	10/2024	$299	$294	$296
		Senior Secured First Lien Revolver	L + 475 (100 Floor)	10/2024	$—	$(1)	$(2)
		Senior Secured First Lien Term Loan	L + 475 (100 Floor)	10/2024	$1,411	$1,397	$1,393
BJ Services, LLC(2) 11211 FM 2920 Rd. Tomball, TX 77375	Energy	Unitranche First Lien—Last Out Term Loan	L + 1033 (100 Floor)	01/2023	$8,075	$8,014	$5,732

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
		Unitranche First Lien Term Loan	L + 700 (150 Floor)	01/2023	$1,880	$1,870	$1,880
BJH Holdings III Corp. 124 West Oxmoor Road, Birmingham, AL 35209	Consumer Services	Unitranche First Lien Term Loan	L + 525 (100 Floor)	08/2025	$13,119	$12,967	$13,053
Black Diamond Oilfield Rentals, LLC 9595 Six Pines Dr, #8210, The Woodlands, TX 77380	Energy	Senior Secured First Lien Term Loan	L + 650 (100 Floor)	09/2021	$10,101	$10,066	$9,670
C-4 Analytics, LLC 999 Broadway, Suite 500, Saugus, MA 01906	Software & Services	Senior Secured First Lien Revolver	L + 525 (100 Floor)	08/2023	$—	$(4)	$—
		Senior Secured First Lien Term Loan	L + 525 (100 Floor)	08/2023	$9,890	$9,813	$9,890
CAT Buyer, LLC 165 N Arlington Heights Rd, Suite 101, Buffalo Grove, IL 60089	Software & Services	Unitranche First Lien Revolver	L + 550 (100 Floor)	04/2024	$—	$(8)	$(13)
		Unitranche First Lien Term Loan	L + 550 (100 Floor)	04/2024	$6,223	$6,144	$6,072
CBDC Senior Loan Fund LLC(1)(3) 11100 Santa Monica Blvd, Suite 2000, Los Angeles, CA 90025	Diversified Financials	Partnership Interest			40,000,000	$40,000	$39,344	50.00%
Centria Subsidiary Holdings, LLC 27777 Inkster Rd., Suite 100, Farmington Hills, MI 48334	Health Care Equipment & Services	Unitranche First Lien Revolver	L + 600 (100 Floor)	12/2025	$—	$(46)	$6
		Unitranche First Lien Term Loan	L + 600 (100 Floor)	12/2025	$11,724	$11,436	$11,762
		Common Stock			11,910	$1,191	$1,407	0.43%
CHA Holdings, Inc. 575 Broadway, Suite 301, Albany, NY 12207	Commercial & Professional Services	Senior Secured First Lien Delayed Draw Term Loan	L + 450 (100 Floor)	04/2025	$1,011	$1,008	$1,002
		Senior Secured First Lien Term Loan	L + 450 (100 Floor)	04/2025	$4,793	$4,778	$4,754
Claritas, LLC 8044 Montgomery Road, Suite 455, Cincinnati, OH 45236	Software & Services	Senior Secured First Lien Revolver	L + 600 (100 Floor)	12/2023	$37	$36	$37
		Senior Secured First Lien Term Loan	L + 600 (100 Floor)	12/2023	$1,085	$1,079	$1,085
Colibri Group LLC 12977 North Outer Forty, St. Louis, MO 63141	Consumer Services	Unitranche First Lien Delayed Draw Term Loan	L + 575 (100 Floor)	05/2025	$1,333	$1,310	$1,346
		Unitranche First Lien Revolver	L + 575 (100 Floor)	05/2025	$—	$(17)	$10
		Unitranche First Lien Term Loan	L + 575 (100 Floor)	05/2025	$8,106	$7,958	$8,187
Comet Acquisition, Inc. 1277 Treat Boulevard, Suite 800, Walnut Creek, CA 94597	Insurance	Senior Secured Second Lien Term Loan	L + 750	10/2026	$1,782	$1,778	$1,739

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
Conisus, LLC(4) 1300 Parkwood Circle SE, Suite 450A, Atlanta, GA 30339	Media & Entertainment	Common Stock			4,914,556	$—	$5,011	15.79%
		Preferred Stock, Series B	1500 PIK		19,013,276	$10,629	$19,013	50.00%
Consolidated Label Co., LLC 2001 E Lake Mary Blvd, Sanford, FL 32773	Commercial & Professional Services	Senior Secured First Lien Revolver	L + 575 (100 Floor)	07/2026	$—	$(11)	$13
		Senior Secured First Lien Term Loan	L + 575 (100 Floor)	07/2026	$4,328	$4,250	$4,415
Continental Battery Company 4919 Woodall St. Dallas, TX 75247	Automobiles & Components	Unitranche First Lien Term Loan	L + 600 (100 Floor)	1/2027	$—	$(26)	$4
		Unitranche First Lien Term Loan	L + 600 (100 Floor)	1/2027	$7,321	$7,178	$7,331
CRA MSO, LLC 835 Third Avenue, Suite A, Chula Vista, CA 91911	Health Care Equipment & Services	Senior Secured First Lien Revolver	L + 700 (100 Floor)	12/2023	$60	$58	$51
		Senior Secured First Lien Term Loan	L + 700 (100 Floor)	12/2023	$1,222	$1,208	$1,169
Crusoe Bidco Limited(1) Skyguard House, 457 Kingston Road, Epsom, Surrey, KT19 0DB	Commercial & Professional Services	Unitranche First Lien Delayed Draw Term Loan	L + 625	12/2025	£272	$399	$419
		Unitranche First Lien Delayed Draw Term Loan	L + 625	12/2025	£99	$—	$—
		Unitranche First Lien Term Loan	L + 625	12/2025	£6,067	$7,439	$8,371
Curvature 5910 Landerbrook Drive, Cleveland, OH 44124	Software & Services	Residual Interest			1,975,461	$1,976	$1,976	0.05%
Digital Room Holdings, Inc. 8000 Haskell Avenue, Van Nuys, CA 91406	Commercial & Professional Services	Senior Secured First Lien Term Loan	L + 500	05/2026	$6,877	$6,597	$6,771
EiKo Global, LLC 23220 W 84th Street, Shawnee, KS 66227	Consumer Durables & Apparel	Senior Secured First Lien Revolver	L + 600 (100 Floor)	06/2023	$—	$(7)	$—
		Senior Secured First Lien Term Loan	L + 600 (100 Floor)	06/2023	$3,215	$3,183	$3,215
Empire Auto Parts, LLC 15 Jackson Road, Totowa, NJ 07512	Automobiles & Components	Unitranche First Lien Revolver	L + 550 (100 Floor)	09/2024	$—	$(5)	$(3)
		Unitranche First Lien Term Loan	L + 550 (100 Floor)	09/2024	$2,438	$2,407	$2,421
		Unitranche First Lien Term Loan	L + 550 (100 Floor)	09/2024	$2,364	$2,330	$2,348
Envocore Holding, LLC 750 MD Route 3 South, Suite 19, Gambrills, MD 21054	Capital Goods	Senior Secured First Lien Term Loan	L + 900 (200 Floor) (including 350 PIK)	06/2022	$18,703	$15,996	$13,193
		Preferred Stock			1,139,725	$—	$—	1.27%

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
Everlast Holding, Inc. 2501 Parmenter St, Ste. 300A, Middleton, WI 53562	Consumer Services	Common Stock			948	$948	$948	0.09%
		Unitranche First Lien Delayed Draw Term Loan	L + 650 (100 Floor)	10/2026	$—	$(40)	—
		Unitranche First Lien Revolver	L + 650 (100 Floor)	10/2026	$—	$(37)	—
		Unitranche First Lien Term Loan	L + 650 (100 Floor)	10/2026	$13,993	$13,663	$13,993
ExamWorks Group, Inc. 3280 Peachtree Rd, Suite 2625, Atlanta, GA 30305	Health Care Equipment & Services	Senior Secured Second Lien Term Loan	L + 725 (100 Floor)	07/2024	$5,735	$5,648	$5,841
		Common Stock			7,500	$750	$1,675	0.06%
FH MD Buyer, Inc 25700 Interstate 45 North, Suite 300, Spring, TX 77386	Health Care Equipment & Services	Senior Secured First Lien Term Loan	L + 575 (100 Floor)	10/2026	$19,635	$19,208	$19,635
GACP II LP(1)(4) 11100 Santa Monica Blvd, Suite 800, Los Angeles, CA 90025	Diversified Financials	Partnership Interest			14,456,614	$14,457	$14,282	7.78%
GH Holding Company 15 S Main St, Suite 500, Greenville, SC 29601	Commercial & Professional Services	Senior Secured First Lien Term Loan	L + 450	02/2023	$1,455	$1,452	$1,430
GI Revelation Acquisition, LLC 13915 Burnet Rd, Austin, TX 78728 1828 L Street NW, Suite 1070, Washington, DC 20036	Commercial & Professional Services	Senior Secured First Lien Term Loan	L + 500	04/2025	$7,302	$7,278	$7,185
Granicus, Inc. 1999 Broadway #3600, Denver, CO 80202	Software & Services	Unitranche First Lien Delayed Draw Term Loan	L + 650 (100 Floor)	01/2027	$—	$(33)	$3
		Unitranche First Lien Revolver	L + 650 (100 Floor)	01/2027	$—	$(19)	$1
		Unitranche First Lien Term Loan	L + 650 (100 Floor)	01/2027	$7,184	$7,014	$7,193
GrapeTree Medical Staffing, LLC 1003 23rd Street, Milford, IA 51351	Health Care Equipment & Services	Senior Secured First Lien Revolver	L + 525 (100 Floor)	10/2022	$—	$(2)	$(3)
		Senior Secured First Lien Term Loan	L + 525 (100 Floor)	10/2022	$1,641	$1,631	$1,630
		Senior Secured First Lien Term Loan	L + 525 (100 Floor)	10/2022	$1,379	$1,366	$1,370
HCAT Acquisition, Inc. 6161 N State Highway 161, Suite 200, Irving, TX 75038	Health Care Equipment & Services	Unitranche First Lien Delayed Draw Term Loan	L + 925 (100 Floor)	11/2022	$2,288	$2,176	$2,174
		Unitranche First Lien Revolver	L + 925 (100 Floor)	11/2022	$3,837	$3,649	$3,645
		Unitranche First Lien Term Loan	L + 925 (100 Floor)	11/2022	$14,544	$13,833	$13,817

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
HCOS Group Intermediate III LLC 1550 Liberty Ridge Drive, Wayne, PA 19087	Health Care Equipment & Services	Senior Secured First Lien Revolver	L + 600 (100 Floor)	09/2026	$—	$(17)	$(13)
		Senior Secured First Lien Term Loan	L + 600 (100 Floor)	09/2026	$11,542	$11,327	$11,369
Hepaco, LLC 2711 Burch Dr, Charlotte, NC 28269	Commercial & Professional Services	Senior Secured First Lien Delayed Draw Term Loan	L + 500 (100 Floor)	08/2024	$4,146	$4,122	$3,881
		Senior Secured First Lien Revolver	L + 500 (100 Floor)	08/2024	$825	$824	$768
		Senior Secured First Lien Term Loan	L + 500 (100 Floor)	08/2024	$5,085	$5,055	$4,768
Hercules Borrower LLC 412 Georgia Avenue, Suite 300, Chattanooga, TN 37403	Commercial & Professional Services	Unitranche First Lien Revolver	L + 650 (100 Floor)	12/2026	$—	$(53)	$—
		Unitranche First Lien Term Loan	L + 650 (100 Floor)	12/2026	$19,125	$18,666	$19,125
		Common Stock			1,153,075	$1,153	$1,153	0.15%
HGH Purchaser, Inc. 320 Century Blvd, Wilmington, DE 19805	Consumer Services	Unitranche First Lien Delayed Draw Term Loan	L + 675 (100 Floor)	11/2025	$—	$(16)	$—
		Unitranche First Lien Delayed Draw Term Loan	L + 675 (100 Floor)	11/2025	$2,946	$2,859	$2,946
		Unitranche First Lien Revolver	L + 675 (100 Floor)	11/2025	$51	$31	$51
		Unitranche First Lien Term Loan	L + 675 (100 Floor)	11/2025	$8,007	$7,846	$8,007
		Common Stock, Class A			4,171	$417	$585	0.10%
Hospice Care Buyer, Inc. 500 Faulconer Dr, Charlottesville, VA 22903	Health Care Equipment & Services	Unitranche First Lien Delayed Draw Term Loan	L + 650 (100 Floor)	12/2026	$1,293	$1,236	$1,293
		Unitranche First Lien Revolver	L + 650 (100 Floor)	12/2026	$162	$116	$162
		Unitranche First Lien Term Loan	L + 650 (100 Floor)	12/2026	$12,743	$12,353	$12,743
		Unitranche First Lien Term Loan	L + 650 (100 Floor)	12/2026	$2,633	$2,555	$2,633
		Common Stock			12,317	$1,232	$1,232	0.30%
Hsid Acquisition, LLC 1250 23rd Street NW, 4th Floor, Washington, DC 20037	Commercial & Professional Services	Senior Secured First Lien Delayed Draw Term Loan	L + 500 (100 Floor)	01/2026	$2,886	$2,839	$2,886
		Senior Secured First Lien Revolver	L + 500 (100 Floor)	01/2026	$—	$(12)	$—
		Senior Secured First Lien Term Loan	L + 500 (100 Floor)	01/2026	$3,855	$3,791	$3,855
IGT Holding LLC 2105 Skinner Road, Houston, TX 77093	Commercial & Professional Services	Preferred Stock			645,730	$—	$—	4.67%

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
		Common Stock			1,000,000	$—	$—	3.68%
Impact Group, LLC 915 W. Jefferson Blvd, Boise, ID 83702	Commercial & Professional Services	Senior Secured First Lien Term Loan	L + 737 (100 Floor)	06/2023	$6,983	$5,411	$6,586
		Senior Secured First Lien Delayed Draw Term Loan	L + 737 (100 Floor)	06/2023	$6,591	$5,107	$6,217
Integrity Marketing Acquisition, LLC 9111 Cypress Waters Blvd. Ste 450, Dallas, TX 75019	Insurance	Unitranche First Lien Delayed Draw Term Loan	L + 575 (100 Floor)	08/2025	$3,057	$2,993	$3,026
		Unitranche First Lien Delayed Draw Term Loan	L + 575 (100 Floor)	08/2025	$5,055	$4,952	$5,005
		Unitranche First Lien Revolver	L + 575 (100 Floor)	08/2025	$—	$(37)	$(14)
		Unitranche First Lien Term Loan	L + 575 (100 Floor)	08/2025	$12,846	$12,598	$12,718
		Common Stock			539,693	$648	$1,549	0.06%
		Preferred Stock			1,246	$1,216	$1,532	0.96%
Integro Parent, Inc.(1) 1 State Street Plaza, 9th Floor, New York, NY 10004	Insurance	Senior Secured First Lien Term Loan	L + 575 (100 Floor)	10/2022	$471	$469	$471
		Senior Secured Second Lien Delayed Draw Term Loan	L + 925 (100 Floor)	10/2023	$380	$378	$369
		Senior Secured Second Lien Term Loan	L + 925 (100 Floor)	10/2023	$2,915	$2,891	$2,828
		Common Stock			4,468	$454	$803	0.14%
Isagenix International, LLC 155 East Rivulon Blvd, Gilbert, AZ 85297	Food & Staples Retailing	Senior Secured First Lien Term Loan	L + 575 (100 Floor)	06/2025	$5,955	$5,935	$4,494
ISS Compressors Industries, Inc. 10070 Daniels Interstate Court, Suite 140, Fort Myers, FL 33913	Commercial & Professional Services	Senior Secured First Lien Revolver	L + 550 (100 Floor)	02/2026	$—	$(7)	$(56)
		Senior Secured First Lien Term Loan	L + 550 (100 Floor)	02/2026	$9,033	$8,958	$8,427
IvyRehab Intermediate II, LLC 1311 Mamaroneck Avenue, Suite 140, White Plains, NY 10605	Health Care Equipment & Services	Unitranche First Lien Delayed Draw Term Loan	L + 675 (100 Floor)	12/2024	$137	$111	$137
		Unitranche First Lien Revolver	L + 675 (100 Floor)	12/2024	$—	$(9)	$—
		Unitranche First Lien Term Loan	L + 675 (100 Floor)	12/2024	$8,010	$7,861	$8,010
JLL XDD, Inc. 5800 Foxridge Dr, Suite 406, Mission, KS 66202	Consumer Services	Senior Secured First Lien Term Loan	L + 600 (100 Floor)	12/2023	$5,955	$5,820	$6,014
		Senior Secured First Lien Term Loan	L + 550 (100 Floor)	12/2023	$2,107	$2,073	$2,102

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
Jordan Healthcare, Inc. 875 N Michigan Ave, Chicago, IL 60611	Commercial & Professional Services	Senior Secured First Lien Delayed Draw Term Loan	L + 600 (100 Floor)	07/2022	$689	$687	$686
		Senior Secured First Lien Revolver	L + 600 (100 Floor)	07/2022	$279	$278	$277
		Senior Secured First Lien Term Loan	L + 600 (100 Floor)	07/2022	$4,420	$4,404	$4,398
Kestrel Parent, LLC 1100 Xenium Lane N. Minneapolis, MN 55441	Materials	Unitranche First Lien Revolver	L + 575 (100 Floor)	11/2023	$—	$(11)	$—
		Unitranche First Lien Term Loan	L + 575 (100 Floor)	11/2025	$6,655	$6,536	$6,655
		Common Stock, Class A			41,791	$209	$235	0.08%
Learn-It Systems, LLC 3600 Clipper Mill Rd. Ste. 330, Baltimore, MD 21211	Consumer Services	Senior Secured First Lien Delayed Draw Term Loan	L + 450 (100 Floor)	03/2025	$1,235	$1,175	$1,209
		Senior Secured First Lien Revolver	L + 450 (100 Floor)	03/2025	$300	$286	$294
		Senior Secured First Lien Term Loan	L + 450 (100 Floor)	03/2025	$4,326	$4,225	$4,282
Legalshield One Pre-Paid Way, Ada, OK 74820	Consumer Services	Common Stock			372	$372	$504	0.06%
Lightspeed Buyer, Inc. 16260 North 71st Street, Suite 350, Scottsdale, AZ 85254	Health Care Equipment & Services	Unitranche First Lien Delayed Draw Term Loan	L + 550 (100 Floor)	02/2026	$1,143	$1,119	$1,117
		Unitranche First Lien Revolver	L + 550 (100 Floor)	02/2026	$350	$333	$334
		Unitranche First Lien Term Loan	L + 550 (100 Floor)	02/2026	$9,900	$9,734	$9,752
Lion Cashmere Bidco Limited Flanshaw Lane, Alverthorpe, England WF2, 9, GB(1)	Consumer Durables & Apparel	Unitranche First Lien Term Loan	L + 600 (50 Floor)	03/2028	$9,939	$9,667	$9,666
		Unitranche First Lien Term Loan	L + 600 (50 Floor)	03/2028	$4,352	$4,232	$4,232
		Unitranche First Lien Delayed Draw Term Loan	L + 600	03/2028	€(516)	$(90)	$(89)
		Unitranche First Lien Revolver	L + 600	03/2026	€(387)	$(12)	$(67)
		Unitranche First Lien Term Loan	L + 600 (50 Floor)	03/2028	$4,953	$4,818	$4,817
List Partners, Inc. 3098 Piedmont Road, Suite 200, Atlanta, GA 30305	Software & Services	Senior Secured First Lien Revolver	L + 500 (100 Floor)	01/2023	$—	$(3)	$(5)
		Senior Secured First Lien Term Loan	L + 500 (100 Floor)	01/2023	$4,321	$4,287	$4,270

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
Mann Lake Ltd. 501 1st Street South, Hackensack, MN 56452	Food, Beverage & Tobacco	Senior Secured First Lien Revolver	L + 550 (100 Floor)	10/2024	$900	$889	$899
		Senior Secured First Lien Term Loan	L + 550 (100 Floor)	10/2024	$3,817	$3,767	$3,812
MDVIP, Inc. 4950 Communication Ave. Ste. 100, Boca Raton, FL 33431	Health Care Equipment & Services	Senior Secured First Lien Term Loan	L + 425 (100 Floor)	11/2024	$9,536	$9,536	$9,512
		Common Stock			46,807	$648	$1,366	0.17%
Medsurant Holdings, LLC One Tower Bridge, 100 Front Street, Suite 280, West Conshohocken, PA 19428	Health Care Equipment & Services	Senior Secured Second Lien Term Loan	1400 (including 175 PIK)	03/2022	$7,945	$7,914	$7,945
MHS Acquisition Holdings, LLC 3235 Levis Commons Blvd. Perrysburg, OH 43528	Commercial & Professional Services	Senior Secured Second Lien Delayed Draw Term Loan	L + 875 (100 Floor)	03/2025	$467	$462	$459
		Senior Secured Second Lien Term Loan	L + 875 (100 Floor)	03/2025	$8,102	$7,963	$7,974
		Unsecured Debt	1350 PIK	03/2026	$282	$280	$276
		Unsecured Debt	1350 PIK	03/2026	$845	$838	$830
		Common Stock			10	$10	$—	0.19%
		Preferred Stock			1,019	$923	$1,042	0.22%
MIR Bidco SA(1) Koningstraat 97, 1000 Brussels, Belgium	Commercial & Professional Services	Unitranche First Lien Term Loan	E + 625	04/2026	€9,507	$10,501	$10,913
		Common Stock			921	$1	$—	0.04%
		Preferred Stock			81,384	$91	$50	0.04%
		Unitranche First Lien Term Loan	L + 625	04/2026	$4,162	$4,065	$4,154
MRI Software LLC 28925 Fountain Parkway, Solon, OH 44139	Software & Services	Unitranche First Lien Delayed Draw Term Loan	L + 550 (100 Floor)	02/2026	$—	$(13)	$—
		Unitranche First Lien Delayed Draw Term Loan	L + 550 (100 Floor)	02/2026	$—	$(4)	$—
		Unitranche First Lien Revolver	L + 550 (100 Floor)	02/2026	$63	$48	$63
		Unitranche First Lien Term Loan	L + 550 (100 Floor)	02/2026	$585	$569	$585
		Unitranche First Lien Term Loan	L + 550 (100 Floor)	02/2026	$18,034	$17,806	$18,034
My Alarm Center, LLC 3803 West Chester Pike, Suite 100, Newtown Square, PA 19073	Commercial & Professional Services	Common Stock			129,582	$—	$—	4.60%
		Junior Preferred Stock			2,420	$—	$—	21.04%
		Senior Preferred Stock			2,999	$—	$—	3.70%
NMN Holdings III Corp. 155 Franklin Road, Suite 100, Brentwood, TN 37027	Health Care Equipment & Services	Senior Secured Second Lien Delayed Draw Term Loan	L + 775	11/2026	$1,667	$1,627	$1,667

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
		Senior Secured Second Lien Term Loan	L + 775	11/2026	$7,222	$7,055	$7,222
		Common Stock			11,111	$1,111	$1,258	0.28%
NMSC Holdings, Inc. 68 S. Service Road, Suite 350, Melville, NY 11747	Health Care Equipment & Services	Senior Secured Second Lien Term Loan	L + 1000 (100 Floor)	10/2023	$4,308	$4,236	$4,307
Omni Ophthalmic Management Consultants, LLC 485 Route 1 South, Iselin, NJ 08830	Health Care Equipment & Services	Senior Secured First Lien Term Loan	L + 750 (100 Floor)	05/2023	$900	$882	$863
		Senior Secured Second Lien Delayed Draw Term Loan	L + 750 (100 Floor)	03/2021	$—	$—	$(26)
		Senior Secured First Lien Revolver	L + 750 (100 Floor)	05/2023	$850	$844	$815
		Senior Secured First Lien Term Loan	L + 750 (100 Floor)	05/2023	$6,860	$6,808	$6,577
Ontario Systems, LLC 1150 W Kilgore Ave, Muncie, IN 47305	Software & Services	Unitranche First Lien Delayed Draw Term Loan	L + 550 (100 Floor)	08/2025	$—	$(4)	$(38)
		Unitranche First Lien Revolver	L + 550 (100 Floor)	08/2025	$400	$396	$383
		Unitranche First Lien Term Loan	L + 550 (100 Floor)	08/2025	$3,201	$3,176	$3,090
Onvoy, LLC 10300 6th Ave. N. Plymouth, MN 55441	Technology Hardware & Equipment	Senior Secured Second Lien Term Loan	L + 1050 (100 Floor)	02/2025	$2,635	$2,559	$2,635
		Common Stock, Class A			3,649	365	451	0.11%
		Common Stock, Class B			2,536	$—	$63	0.09%
Palmetto Moon LLC 1950 Hanahan Road, North Charleston, SC 29406	Retailing	Senior Secured First Lien Term Loan	1150 + 250 PIK	04/2022	$4,113	$3,367	$3,904
		Common Stock			61	$—	$—	1.70%
Park Place Technologies, LLC 5910 Landerbrook Drive, Cleveland, OH 44124	Software & Services	Unsecured Debt	1250 PIK	05/2029	$822	$822	$822
		Common Stock, Class W			685,018	$—	$—	1.96%
		Common Stock, Class B2			442,203	$27	$27	0.06%
		Preferred Stock, Class A2			479	$479	$479	0.06%
Patriot Acquisition Topco S.A.R.L 247 Station Drive, Suite, NE 1, Westwood, Massachusetts 02090(1)	Health Care Equipment & Services	Unitranche First Lien Term Loan	L + 675 (100 Floor)	01/2026	$—	$(43)	$—
		Unitranche First Lien Term Loan	L + 675 (100 Floor)	01/2028	$12,261	$11,962	$12,261
		Unitranche First Lien Term Loan	L + 675 (100 Floor)	01/2028	$5,056	$4,932	$5,056

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
		Common Stock, Class A			913	$913	$913	0.15%
		Common Stock, Class B			12,576	$—	$—	0.13%
Perforce Software, Inc. 400 First Avenue North, #200, Minneapolis, MN 55401	Software & Services	Senior Secured Second Lien Term Loan	L + 800	07/2027	$5,000	$4,978	$5,000
PetIQ, LLC(1) 923 S. Bridgeway Place, Eagle, ID 83616	Food & Staples Retailing	Senior Secured First Lien Term Loan	L + 500 (100 Floor)	07/2025	$14,775	$14,671	$14,775
PharComp Parent B.V.(1)(2) Cypresbaan 9 Capelle Aan Den Ijssel, 2908 LT Netherlands	Pharmaceuticals, Biotechnology & Life Sciences	Unitranche First Lien—Last Out Term Loan	E + 625	02/2026	€6,910	$7,661	$8,121
		Unitranche First Lien Term Loan	E + 625	02/2026	€881	$1,110	$1,171
Pharmalogics Recruiting, LLC 999 North Pacific Coast Highway, 7th Floor, El Segundo, CA 90245	Health Care Equipment & Services	Unitranche First Lien Delayed Draw Term Loan	L + 625 (100 Floor)	02/2027	$—	$(28)	$3
		Unitranche First Lien Term Loan	L + 625 (100 Floor)	02/2027	$6,463	$6,317	$6,479
Pilot Air Freight, LLC 314 North Middletown Road, Lima, PA 19037	Transportation	Senior Secured First Lien Delayed Draw Term Loan	L + 475 (100 Floor)	07/2024	$769	$767	$769
		Senior Secured First Lien Delayed Draw Term Loan	L + 475 (100 Floor)	07/2024	$1,193	$1,193	$1,193
		Senior Secured First Lien Revolver	L + 475 (100 Floor)	07/2024	$98	$98	$98
		Senior Secured First Lien Term Loan	L + 475 (100 Floor)	07/2024	$5,349	$5,331	$5,349
Pinnacle Treatment Centers, Inc. 1317 Route 73, Suite 200, Mt. Laurel, NJ 08054	Health Care Equipment & Services	Unitranche First Lien Delayed Draw Term Loan	L + 575 (100 Floor)	12/2022	$682	$676	$682
		Unitranche First Lien Revolver	L + 575 (100 Floor)	12/2022	$—	$(4)	$—
		Unitranche First Lien Term Loan	L + 575 (100 Floor)	12/2022	$8,052	$8,002	$8,052
Pinstripe Holdings, LLC 200 South Executive Drive, Brookfield, WI 53005	Commercial & Professional Services	Unitranche First Lien Term Loan	L + 600 (100 Floor)	01/2025	$9,800	$9,605	$9,800
Potter Electric Signal Company 5757 Phantom Drive, Suite 125, Hazelwood, MO 63042	Capital Goods	Senior Secured First Lien Delayed Draw Term Loan	L + 425 (100 Floor)	12/2025	$853	$837	$836
		Senior Secured First Lien Revolver	L + 425 (100 Floor)	12/2024	$—	$(4)	$(8)

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
		Senior Secured First Lien Term Loan	L + 425 (100 Floor)	12/2025	$2,473	$2,456	$2,436
		Senior Secured First Lien Term Loan	L + 425 (100 Floor)	12/2025	$470	$467	$463
Prism Bidco, Inc. 21251 Ridgetop Circle, Suite 100, Dulles, VA 20166	Software & Services	Unitranche First Lien Revolver	L + 700 (100 Floor)	06/2026	$—	$(22)	$(21)
		Unitranche First Lien Term Loan	L + 700 (100 Floor)	06/2026	$7,444	$7,243	$7,258
Professional Physical Therapy 333 Earle Ovington Boulevard, Suite 225, Uniondale, NY 11553	Health Care Equipment & Services	Senior Secured First Lien Term Loan	L + 850 (100 Floor) (including 250 PIK)	12/2022	$9,014	$8,822	$6,896
PT Network, LLC 501 Fairmount Avenue, Suite 302, Towson, MD 21286	Health Care Equipment & Services	Senior Secured First Lien Revolver	L + 750 (100 Floor) (including 200 PIK)	11/2023	$—	$(1)	$(6)
		Senior Secured First Lien Term Loan	L + 750 (100 Floor) (including 200 PIK)	11/2023	$4,802	$4,795	$4,731
		Common Stock, Class C			1	$—	$—	3.70%
Pye-Barker Fire & Safety, LLC 11605 Haynes Bridge Rd. Ste 350, Alpharetta, GA 30009	Commercial & Professional Services	Unitranche First Lien Delayed Draw Term Loan	L + 600 (100 Floor)	11/2025	$2,275	$2,177	$2,275
		Unitranche First Lien Delayed Draw Term Loan	L + 600 (100 Floor)	11/2025	$3,724	$3,631	$3,724
		Unitranche First Lien Term Loan	L + 600 (100 Floor)	11/2025	$9,998	$9,772	$9,998
		Common Stock			1,125,000	$1,125	$1,234	0.36%
Receivable Solutions, Inc. 800 Dutch Square Boulevard, Suite 100, Columbia, SC 29210	Commercial & Professional Services	Senior Secured First Lien Revolver	L + 500 (100 Floor)	10/2024	$—	$(4)	$—
		Senior Secured First Lien Term Loan	L + 500 (100 Floor)	10/2024	$2,014	$1,988	$2,014
		Preferred Stock, Class A			137,000	$137	$237	0.34%
Right Networks, LLC 14 Hampshire Drive, Hudson, NH 03051	Software & Services	Unitranche First Lien Revolver	L + 550 (100 Floor)	11/2024	$—	$(4)	$—
		Unitranche First Lien Term Loan	L + 550 (100 Floor)	11/2024	$9,621	$9,458	$9,621
Ruffalo Noel Levitz, LLC 1025 Kirkwood Parkway SW, Cedar Rapids, IA 52404	Software & Services	Unitranche First Lien Revolver	L + 600 (100 Floor)	05/2022	$—	$(1)	$(3)
		Unitranche First Lien Term Loan	L + 600 (100 Floor)	05/2022	$2,499	$2,485	$2,474

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
Safco Dental Supply, LLC 1111 Corporate Grove Dr, Buffalo Grove, IL 60089	Health Care Equipment & Services	Unitranche First Lien Revolver	L + 400 (100 Floor)	06/2025	$240	$233	$230
		Unitranche First Lien Term Loan	L + 400 (100 Floor)	06/2025	$4,043	$3,990	$3,973
Sandvine Corporation(1) 408 Albert St., Waterloo, Ontario, Canada	Telecommunication Services	Senior Secured Second Lien Term Loan	L + 800	11/2026	$4,500	$4,364	$4,271
Saturn Borrower Inc 5 Becker Farm Road, Roseland, NJ 07068	Software & Services	Unitranche First Lien Term Loan	L + 650 (100 Floor)	09/2026	$2,494	$2,420	$2,494
		Unitranche First Lien Revolver	L + 650 (100 Floor)	09/2026	$—	$(42)	$—
		Unitranche First Lien Term Loan	L + 650 (100 Floor)	09/2026	$20,473	$19,899	$20,473
		Common Stock			411,511	$411	$445	0.07%
SavATree, LLC 550 Bedford Road, Bedford Hills, NY 10507	Commercial & Professional Services	Senior Secured First Lien Delayed Draw Term Loan	L + 525 (100 Floor)	06/2022	$893	$887	$893
		Senior Secured First Lien Revolver	L + 525 (100 Floor)	06/2022	$—	$(3)	$—
		Senior Secured First Lien Term Loan	L + 525 (100 Floor)	06/2022	$3,900	$3,881	$3,900
Seniorlink Incorporated 120 Saint James, Suite 203, Boston, MA 02116	Health Care Equipment & Services	Unitranche First Lien Revolver	L + 700 (100 Floor)	07/2026	$—	$(28)	$—
		Unitranche First Lien Term Loan	L + 700 (100 Floor)	07/2026	$6,801	$6,616	$6,801
		Common Stock			68,182	$682	$1,220	0.22%
Service Logic Acquisition, Inc 214 N Tryon Street, Suite 2425, Charlotte, NC 28202	Commercial & Professional Services	Senior Secured Second Lien Delayed Draw Term Loan	L + 850 (100 Floor)	10/2028	$—	$(69)	$—
		Senior Secured Second Lien Term Loan	L + 850 (100 Floor)	10/2028	$8,755	$8,501	$8,755
		Common Stock			13,132	$1,313	$1,313	0.15%
Slickdeals Holdings, LLC(4) 6010 South Durango Drive, Suite 200, Las Vegas, NV 89113	Retailing	Unitranche First Lien Revolver	L + 625 (100 Floor)	06/2023	$—	$(9)	$—
		Unitranche First Lien Term Loan	L + 625 (100 Floor)	06/2024	$14,491	$14,206	$14,488
		Common Stock			99	$991	$1,483	0.31%
Smile Brands, Inc. 100 Spectrum Center Drive, Suite 1500, Irvine, CA 92618	Health Care Equipment & Services	Senior Secured First Lien Delayed Draw Term Loan	L + 517	10/2024	$618	$614	$608
		Senior Secured First Lien Revolver	L + 517	09/2024	$—	$(2)	$(4)
		Senior Secured First Lien Term Loan	L + 517	10/2024	$2,053	$2,040	$2,023
Smile Doctors LLC 2113 SW HK Dodgen Loop, Temple, TX 76502	Health Care Equipment & Services	Senior Secured First Lien Revolver	L + 600 (100 Floor)	10/2022	$—	$—	$—

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
		Senior Secured First Lien Term Loan	L + 600 (100 Floor)	10/2022	$16,239	$16,223	$16,239
Southern HVAC Corporation 485 North Keller Road, Suite 515, Maitland, FL 32751	Consumer Services	Unitranche First Lien Delayed Draw Term Loan	L + 625 (100 Floor)	10/2025	$—	$(22)	$—
		Unitranche First Lien Revolver	L + 625 (100 Floor)	10/2025	$—	$(18)	$—
		Unitranche First Lien Term Loan	L + 625 (100 Floor)	10/2025	$5,536	$5,433	$5,536
Southern Technical Institute, Inc.(4) 3940 North Dean Road, Orlando, FL 32817	Consumer Services	Common Stock, Class A1			6,000,000	$—	$7,310	100.00%
		Common Stock, Class A			3,164,063	$—	$278	8.12%
Spear Education 7201 E Princess Boulevard, Scottsdale, AZ 85255	Commercial & Professional Services	Senior Secured First Lien Delayed Draw Term Loan	L + 550 (100 Floor)	02/2025	$—	$(24)	$—
		Senior Secured First Lien Term Loan	L + 550 (100 Floor)	02/2025	$6,806	$6,751	$6,806
Stepping Stones Healthcare Services, LLC 184 High St, 5th Floor, Boston, MA 02110	Consumer Services	Unitranche First Lien Delayed Draw Term Loan	L + 625 (100 Floor)	03/2027	$—	$(12)	$(8)
		Unitranche First Lien Revolver	L + 625 (100 Floor)	03/2026	$—	$(11)	$(7)
		Unitranche First Lien Term Loan	L + 625 (100 Floor)	03/2027	$5,900	$5,812	$5,842
Teaching Strategies LLC 4500 East West Highway, Suite 300, Bethesda, MD 20814	Consumer Services	Unitranche First Lien Revolver	L + 600 (100 Floor)	05/2024	$—	$(8)	$—
		Unitranche First Lien Term Loan	L + 600 (100 Floor)	05/2024	$9,117	$8,985	$9,117
Teal Acquisition Co., Inc 1200 Lenox Drive, Lawrenceville, NJ 08648	Pharmaceuticals, Biotechnology & Life Sciences	Unitranche First Lien Delayed Draw Term Loan	L + 625 (100 Floor)	09/2026	$—	$(22)	$—
		Unitranche First Lien Revolver	L + 625 (100 Floor)	09/2026	$310	$275	$310
		Unitranche First Lien Term Loan	L + 625 (100 Floor)	09/2026	$9,101	$8,847	$9,101
		Common Stock			4,562	$456	$472	0.14%
TecoStar Holdings, Inc. 115 Eames Street, Wilmington, MA 01887	Commercial & Professional Services	Senior Secured Second Lien Term Loan	L + 850 (100 Floor)	11/2024	$5,000	$4,929	$5,000
		Common Stock			500,000	$500	$898	0.11%
The Hilb Group, LLC 6802 Paragon Place, Suite 200, Richmond, VA 23230	Insurance	Unitranche First Lien Delayed Draw Term Loan	L + 575 (100 Floor)	12/2026	$1,016	$994	$991
		Unitranche First Lien Revolver	L + 575 (100 Floor)	12/2025	$—	$(7)	$(9)
		Unitranche First Lien Term Loan	L + 575 (100 Floor)	12/2026	$3,594	$3,518	$3,504
		Unitranche First Lien Delayed Draw Term Loan	L + 625 (100 Floor)	12/2026	$191	$167	$191
		Unitranche First Lien Revolver	L + 625 (100 Floor)	12/2025	$—	$(3)	$—

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares		Cost	Fair Value	Percentage of Class Held
		Unitranche First Lien Term Loan	L + 625 (100 Floor)	12/2026		$1,066	$1,041	$1,066
Transportation Insight, LLC 310 Main Ave Way SE, Hickory, NC 28602	Software & Services	Senior Secured First Lien Delayed Draw Term Loan	L + 450	12/2024		$1,274	$1,266	$1,261
		Senior Secured First Lien Revolver	L + 450	12/2024		$89	$85	$82
		Senior Secured First Lien Term Loan	L + 450	12/2024		$5,129	$5,096	$5,077
Tranzonic 26301 Curtiss-Wright Parkway, Cleveland, OH 44143	Household & Personal Products	Senior Secured First Lien Revolver	L + 450 (100 Floor)	03/2023		$367	$365	$367
		Senior Secured First Lien Term Loan	L + 450 (100 Floor)	03/2023		$3,802	$3,785	$3,802
Trident Technologies, LLC 310 The Bridge Street, Suite 350, Huntsville, AL 35806	Software & Services	Senior Secured First Lien Term Loan	L + 600 (150 Floor)	12/2025		$14,812	$14,629	$14,812
Trinity Partners, LLC 230 Third Avenue, Waltham, MA 02451	Pharmaceuticals, Biotechnology & Life Sciences	Senior Secured First Lien Revolver	L + 500 (100 Floor)	02/2025		$—	$(4)	$—
		Senior Secured First Lien Term Loan	L + 500 (100 Floor)	02/2025		$3,700	$3,675	$3,700
Unifeye Vision Partners 2651 North Harwood Street, Suite 120, Dallas, TX 75201	Health Care Equipment & Services	Senior Secured First Lien Delayed Draw Term Loan	L + 475 (100 Floor)	09/2025		$811	$781	$739
		Senior Secured First Lien Revolver	L + 475 (100 Floor)	09/2025		$453	$428	$413
		Senior Secured First Lien Term Loan	L + 475 (100 Floor)	09/2025		$5,333	$5,250	$5,205
United Language Group, Inc. 1660 Utica Avenue S, Minneapolis, MN 55416	Consumer Services	Senior Secured First Lien Revolver	L + 675 (100 Floor)	12/2021		$400	$398	$387
		Senior Secured First Lien Term Loan	L + 675 (100 Floor)	12/2021		$4,629	$4,611	$4,480
UP Acquisition Corp. 217 Metro Dr. Terrell, TX 75160	Commercial & Professional Services	Unitranche First Lien Delayed Draw Term Loan	L + 625 (100 Floor)	05/2024		$1,185	$1,168	$1,166
		Unitranche First Lien Revolver	L + 625 (100 Floor)	05/2024		$391	$375	$370
		Unitranche First Lien Term Loan	L + 625 (100 Floor)	05/2024		$4,323	$4,265	$4,252
VetStrategy(1) 7000 Pine Valley Drive, Suite 201, Woodbridge, ON L4L 4Y8, Canada	Health Care Equipment & Services	Unsecured Debt	C + 1000 PIK (100 Floor)	03/2031	C$	2,500	$1,902	$1,989
		Unitranche First Lien Delayed Draw Term Loan	C + 700 (100 Floor)	07/2027	C$	3,170	$2,032	$2,137

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares		Cost	Fair Value	Percentage of Class Held
		Unitranche First Lien Delayed Draw Term Loan	C + 700 (100 Floor)	07/2027	C$	1,725	$1,312	$1,372
		Unitranche First Lien Delayed Draw Term Loan	C + 700 (100 Floor)	07/2027	C$	1,724	$1,257	$1,372
		Unitranche First Lien Term Loan	C + 700 (100 Floor)	07/2027	C$	9,246	$6,711	$7,357
		Common Stock				750,000	$560	$665	0.07%
Vistage Worldwide, Inc. 11452 El Camino Real, Suite 400, San Diego, CA 92130	Consumer Services	Senior Secured First Lien Term Loan	L + 400 (100 Floor)	02/2025		$6,134	$6,143	$6,115
Vital Care Buyer, LLC 1170 Northeast Industrial Park Rd., Meridian, MS 39301	Health Care Equipment & Services	Unitranche First Lien Revolver	L + 600 (100 Floor)	10/2025		$—	$(35)	$—
		Unitranche First Lien Term Loan	L + 600 (100 Floor)	10/2025		$7,758	$7,633	$7,758
Vivid Seats Ltd.(4) 111 N. Canal St, #800, Chicago, IL 60606	Retailing	Common Stock				608,108	$608	$816	0.21%
		Preferred Stock				1,891,892	$1,892	$3,003	1.35%
WeddingWire, Inc. 2 Wisconsin Circle, 3rd Floor, Chevy Chase, MD 20815	Consumer Services	Senior Secured Second Lien Term Loan	L + 825	12/2026		$5,000	$4,957	$4,840
Winxnet Holdings LLC 63 Marginal Way, 4th Floor, Portland, ME 04101	Software & Services	Unitranche First Lien Delayed Draw Term Loan	L + 550 (100 Floor)	06/2023		$639	$631	$639
		Unitranche First Lien Delayed Draw Term Loan	L + 550 (100 Floor)	06/2023		$1,047	$1,029	$1,047
		Unitranche First Lien Revolver	L + 550 (100 Floor)	06/2023		$—	$(5)	$—
		Unitranche First Lien Revolver	L + 550 (100 Floor)	06/2023		$240	$236	$240
		Unitranche First Lien Term Loan	L + 550 (100 Floor)	06/2023		$1,550	$1,520	$1,550
		Unitranche First Lien Term Loan	L + 550 (100 Floor)	06/2023		$1,945	$1,926	$1,945
Wrench Group LLC 1787 Williams Dr. Marietta, GA 30066	Consumer Services	Senior Secured Second Lien Term Loan	L + 788	04/2027		$2,500	$2,438	$2,482
		Common Stock, Class A				1,143	$115	$163	0.02%
		Common Stock				4,082	$410	$584	0.07%
Xcentric Mold and Engineering Acquisition Company, LLC 24541 Maplehurst Drive, Clinton Twp, MI 48036	Commercial & Professional Services	Senior Secured First Lien Revolver	L + 700 (100 Floor) (including 100 PIK)	01/2022		$712	$710	$603
		Senior Secured First Lien Term Loan	L + 700 (100 Floor) (including 100 PIK)	01/2022		$4,414	$4,399	$3,737
Xpress Global Systems, LLC 6137 Shallowford Rd, Chattanooga, TN 37421	Transportation	Common Stock				12,544	$—	$—	31.36%

Name and Address of Portfolio Company	Industry	Investment Type	Interest Term	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares	Cost	Fair Value	Percentage of Class Held
Zest Acquisition Corp. 2061 Wineridge Place, Escondido, CA 92029	Health Care Equipment & Services	Senior Secured First Lien Term Loan	L + 350	03/2025	$8,603	$8,604	$8,458

Total Investments						$1,026,948	$1,057,627

(1)

The Company has determined that indicated investments are non-qualifying assets under Section 55(a) of the Investment Company Act. Under the Investment Company Act, the Company may not acquire any non-qualifying assets unless, at the time such acquisition is made, qualifying assets represent at least 70% of the Company’s total assets.

(2)

The Company generally earns a higher interest rate on the “last out” tranche of debt, to the extent the debt has been allocated to “first out” and “last out” tranches, whereby the “first out” tranche will have priority as to the “last out” tranche with respect to payments of principal, interest and any other amounts due thereunder.

(3)

As defined in the 1940 Act, the Company is deemed to “control” this portfolio company as the Company either owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company.

(4)	As defined in the 1940 Act, the company is deemed to be an “Affiliated Investment” of the Company as the Company owns 5% or more of the portfolio company’s securities.

MANAGEMENT

The information contained under the captions “Proposal 1: Election of Class I and Class II Directors ” and “Corporate Governance” in our most recent Proxy Statement for our Annual Meeting of Stockholders and “Business” of our most recent Annual Report on Form 10-K is incorporated by reference herein.

The description below supplements the information contained under the captions “Proposal 1: Election of Class I and Class II Directors” and “Corporate Governance” in our most recent Proxy Statement for our Annual Meeting of Stockholders and “Business” of our most recent Annual Report on Form 10-K.

PORTFOLIO MANAGEMENT

Crescent Capital BDC considers the members of the Investment Committee of Crescent Cap Advisors, LLC to be Crescent Capital BDC’s portfolio managers. The following individuals function as portfolio managers with the most significant responsibility for the day-to-day management of Crescent Capital BDC’s portfolio.

Name	Position	Length of Service with Crescent Cap Advisors, LLC (years)	Principal Occupation(s) During Past Five Years
John S. Bowman	Managing Director, Crescent Capital Group LP	Since 2012	Serves on Crescent Cap Advisors’ investment committee; Managing Director and co-head of Crescent Capital Group LP’s U.S. Direct Lending business. Prior to joining Crescent Capital Group LP in 2012, Mr. Bowman was president of HighPoint Capital Management, LLC (a U.S. direct lending business which he co-founded in 2005).

Jason A. Breaux	Chief Executive Officer, Crescent Capital BDC	Since 2000	Chairman of Crescent Cap Advisors’ investment committee and Managing Director of Crescent Capital Group LP within the private credit strategy.

Christopher G. Wright	Managing Director, Crescent Capital Group LP	Since 2001	Serves on Crescent Cap Advisors’ investment committee; Managing Director of Crescent Capital Group LP focusing on mezzanine finance.

Collectively or separately, John Bowman, Jason Breaux and Chris Wright are also primarily responsible for the day-to-day management of certain other accounts and pooled investment vehicles, with approximately $16.8 billion of capital under management, of which certain accounts and vehicles, with approximately $13.4 billion of capital under management, are subject to performance or incentive fees.

The following table sets forth the dollar range of Crescent Capital BDC’s equity securities based on the closing price of Crescent Capital BDC’s common stock as of March 31, 2021 and the number of shares beneficially owned by each of the portfolio managers described above as of December 31, 2020 unless otherwise indicated below.

Name	Aggregate Dollar Range of Equity Securities in Crescent Capital BDC(1)
John S. Bowman	None
Jason A. Breaux	$500,001–$1,000,000
Christopher G. Wright	$100,001–$500,000

(1)	Dollar ranges are as follows: none, $1–$10,000, $10,001–$50,000, $50,001–$100,000, $100,001–$500,000, $500,001–$1,000,000 or over $1,000,000.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

To Crescent Capital BDC’s knowledge, as of August 4, 2021, there were no persons that owned 25% or more of Crescent Capital BDC’s outstanding voting securities and no person would be deemed to control Crescent Capital BDC, as such term is defined in the 1940 Act, as a result of share ownership.

The following table sets forth, as of August 4, 2021 (unless otherwise noted), the number of shares of Crescent Capital BDC common stock beneficially owned by each of its current directors and named executive officers, all directors and executive officers as a group and beneficial owners who directly or indirectly own, control or hold, with the power to vote, five percent or more of the outstanding Crescent Capital BDC common stock. Ownership information for those persons who beneficially own 5% or more of the outstanding shares of Crescent Capital BDC common stock is based upon Schedule 13D, Schedule 13G, Form 4, Form 13F or other filings by such persons with the SEC and other information obtained from such persons.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

Name and address(1)	Type of ownership	Shares owned	Percentage of the Corporation’s outstanding shares as of August 4, 2021
Independent Directors
Kathleen S. Briscoe	Common	—	—%
Michael S. Segal	Common	3,616	*
Steven F. Strandberg	Common	222,773	0.8%
George G. Strong, Jr.	Common	25,321	*

Interested Directors
Elizabeth E. Ko	Common	—	—%

Executive Officers
Jason Breaux	Common	29,394	0.1%
Gerhard Lombard	Common	15,234	*
Joseph A. Hanlon	Common	7,071	*
George P. Hawley	Common	4,165	*
Raymond Barrios	Common	8,015	*
Kirill Bouek	—	—	—%
All Directors and Officers as a Group	Common	315,589	1.1%

Type of ownership	Name and address	Shares owned		Percentage of the Corporation’s Outstanding Shares as of August 4, 2021
Five Percent Stockholders:
Common	Texas County & District Retirement Systems Barton Oaks Plaza IV, 901 Mopac South, Ste. 500 Austin, TX 78746(1)	5,001,752	(1)	17.76%
Common	UFCW Northern California Employers Joint Pension Plan 1000 Burnett Ave, Ste. 200 Concord, CA 94520(2)	4,228,985	(2)	15.01%
Common	Fidelity & Guaranty Life Insurance Company Two Ruan Center, 601 Locust Street, 14th Fl. Des Moines, IA 50309(3)	4,205,307	(3)	14.93%
Common	Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7 (4)(5)	3,796,246	(4)(5)	13.48%
Common	Cresset Asset Management, LLC 444 West Lake Street, Suite 4700 Chicago, IL 60606(6)(7)	1,413,258	(6)(7)	5.02%

(1)

The foregoing information is based on an amended Schedule 13G filed by Texas County & District Retirement System with the SEC on February 10, 2021 reporting common stock ownership as of December 31, 2020.

(2)

The foregoing information is based on an amended Schedule 13G filed by UFCW Northern California Employers Joint Pension Plan with the SEC on February 17, 2021 reporting common stock ownership as of December 31, 2020.

(3)	The foregoing information is based on a Form 13F-HR filed by Fidelity National Financial, Inc. with the SEC on May 14, 2021 reporting share ownership as of March 31, 2021.
(4)	The foregoing information is based on a Schedule 13G filed by Fairfax Financial Holdings Limited with the SEC on January 29, 2021 reporting common stock ownership as of December 31, 2020.
(5)	Formerly known as Allied World Assurance Company, Ltd.
(6)	The foregoing information is based on a Form 13F-HR filed by Cresset Asset Management, LLC with the SEC on May 12, 2021 reporting share ownership as of March 31, 2021.
(7)	The address for the Advisor and each Director or officer is c/o Crescent Capital BDC, Inc., 11100 Santa Monica Blvd., Suite 2000, Los Angeles, California 90025.
*	Less than 0.1% percent.

DETERMINATION OF NET ASSET VALUE

The net asset value per share of our outstanding shares of common stock is determined quarterly by dividing the value of total assets minus liabilities by the total number of shares outstanding.

We calculate the value of our investments in accordance with the procedures described in “Management’s Discussion and Analysis of Financial Condition Results of Operations—Critical Accounting Policies” in our most recent Annual Report on Form 10-K under the caption “Critical Accounting Policies,” which are incorporated by reference herein.

We adopted a dividend reinvestment plan that provides for reinvestment of our dividends and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if our Board authorizes, and we declare, a cash dividend or other distribution, then stockholders who are participating in the dividend reinvestment plan (the “Participants”), will have their cash dividends and distributions automatically reinvested in additional shares of our common stock, rather than receiving cash dividends and distributions.

Prior to February 3, 2020, which is the date of our listing on NASDAQ, only stockholders who “opted in” to the dividend reinvestment plan had their cash dividends and other distributions automatically reinvested in additional shares of our common stock. After February 3, 2020, stockholders who do not “opt out” of the dividend reinvestment plan will have their cash dividends and other distributions automatically reinvested in additional shares of our common stock. The elections of stockholders that made an election prior to February 3, 2020 remain effective.

Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or another financial intermediary of their election.

To implement the dividend reinvestment plan, we may use newly issued shares or we may purchase shares in the open market, in each case to the extent permitted under applicable law, whether our shares are trading at, above or below net asset value. If newly issued shares are used to implement the dividend reinvestment plan, the number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on the applicable stock exchange on the date of such distribution subject to the adjustments described below. The market price per share of our common stock on a particular date shall be the closing price for such shares on the applicable stock exchange on such date or, if no sale is reported for such date, at the average of their reported bid and asked prices. However, if the market price per share exceeds the most recently computed net asset value per share, we will issue shares at the greater of (i) the most recently computed net asset value per share and (ii) 95% of the current market price per share (or such lesser discount to the current market price per share that still exceeds the most recently computed net asset value per share). If we determine to make open market purchase of our shares for the accounts of Participants, the purchase price for such shares shall be set to the average weighted price for all shares purchased for Plan participants with respect to such distribution.

There are no brokerage charges or other charges to stockholders who participate in the dividend reinvestment plan. The plan administrator’s fees under the plan are paid by us. If a participant elects by notice to the plan administrator in advance of termination to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a transaction fee of up to $15 plus a $0.10 per share fee from the proceeds.

Stockholders whose cash dividends are reinvested in shares of our common stock are subject to the same U.S. federal, state and local tax consequences as are stockholders who elect to receive their dividends in cash. A stockholder’s initial basis for determining gain or loss upon the sale of stock received in a dividend from us will be equal to the total dollar amount of the dividend payable to the stockholder. Any stock received on reinvestment of a cash dividend will have a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account. See “Certain Material U.S. Federal Income Tax Considerations” below.

Participants may terminate their accounts under the dividend reinvestment plan by notifying the plan administrator by submitting a letter of instruction terminating the Participant’s account under the dividend reinvestment plan to Crescent Capital BDC, Inc., care of the plan administrator at the addresses set forth below:

Regular Mail Broadridge Shareholder Services c/o Broadridge Corporate Issuer Solutions PO Box 1342 Brentwood, NY 11717-071	Overnight Mail Broadridge Shareholder Services c/o Broadridge Corporate Issuer Solutions 1155 Long Island Avenue Edgewood, NY 11717-8309 Attn: IWS

The dividend reinvestment plan may be terminated by us upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any dividend by us. All correspondence concerning the dividend reinvestment plan should be directed to the plan administrator by mail at the addresses listed above or by telephone at 1-877-830-4936 or 1-720-378-5591.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership, and disposition of shares of our preferred stock or common stock and our qualification and taxation as a RIC for U.S. federal income tax purposes. This discussion does not purport to be a complete description of all of the tax considerations relating thereto. In particular, we have not described certain considerations that may be relevant to certain types of stockholders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, stockholders that are treated as partnerships for U.S. federal income tax purposes, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, pension plans and trusts, financial institutions, a person that holds shares in our preferred stock or common stock as part of a straddle or a hedging or conversion transaction, real estate investment trusts (“REITs”), RICs, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, non-U.S. stockholders (as defined below) engaged in a trade or business in the United States, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, “controlled foreign corporations,” and passive foreign investment companies (“PFICs”). This summary is limited to stockholders that hold our preferred stock or common stock as capital assets (within the meaning of the Code), and does not address owners of a stockholder. This discussion is based upon the Code, its legislative history, existing and certain proposed U.S. Treasury regulations, published rulings and court decisions, each as of the date of this prospectus and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the IRS regarding the offerings pursuant to this prospectus or pursuant to the accompanying prospectus supplement unless expressly stated therein. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invest in tax-exempt securities or certain other investment assets. It also does not discuss the tax aspects of common or preferred stock sold in units with the other securities being registered.

If we issue preferred stock that may be convertible into or exercisable or exchangeable for securities or other property or preferred stock with other terms that may have different U.S. federal income tax consequences than those described in this summary, the U.S. federal income tax consequences of that preferred stock will be described in the relevant prospectus supplement. This summary does not discuss the consequences of an investment in our subscription rights, debt securities or warrants representing rights to purchase shares of our preferred stock, common stock, debt securities, or in units of more than one of our securities. The U.S. federal income tax consequences of such an investment will be discussed in the relevant prospectus supplement.

A “U.S. stockholder” is a beneficial owner of shares of our preferred stock or common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A “non-U.S. stockholder” is a beneficial owner of shares of our preferred stock or common stock that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes.

An investment in shares of our preferred stock or common stock is complex, and certain aspects of the U.S. tax treatment of such investment are not certain. Tax matters are very complicated and the tax consequences to a stockholder of an investment in the shares of our preferred stock or common stock will depend on the facts of such stockholder’s particular situation. Stockholders are strongly urged to consult their tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our preferred stock or common stock, as well as the effect of state, local and foreign tax laws and the effect of any possible changes in tax laws.

ELECTION TO BE TAXED AS A RIC

As a BDC, we have elected to be treated and intend to operate in a manner so as to continuously qualify annually as a RIC under the Code. As a RIC, we generally will not pay corporate-level U.S. federal income taxes on our net ordinary income or capital gains that we timely distribute (or are deemed to distribute) to our stockholders as dividends. Instead, dividends we distribute (or are deemed to timely distribute) generally will be taxable to stockholders, and any net operating losses, foreign tax credits and most other tax attributes generally will not pass through to stockholders. We will be subject to U.S. federal corporate-level income tax on any undistributed income and gains. To continue to qualify as a RIC, we must, among other things, meet certain source of income and asset diversification requirements (as described below). In addition, we must distribute to our stockholders, for each taxable year at least 90% of our “investment company taxable income,” as defined by the Code (the “Annual Distribution Requirement”). See “Risk Factors—Risks Relating to Our Business—We may be subject to additional corporate-level income taxes if we fail to maintain our status as a RIC” and “We may have difficulty paying our required distributions under applicable tax rules if we recognize income before or without receiving cash representing such income” in our most recent Annual Report on Form 10-K.

TAXATION AS A RIC

If we:

•	qualify as a RIC; and

•	satisfy the Annual Distribution Requirement;

then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (realized net long-term capital gain in excess of realized net short-term capital loss) that we timely distribute (or are deemed to timely distribute) to stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any net income or capital gains not distributed (or deemed distributed) to our stockholders.

We will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our ordinary income for each calendar year, (2) 98.2% of our capital gain net income for each calendar year and (3) any income realized, but not distributed, in preceding years (to the extent that U.S. federal income tax was not imposed on such amounts) less certain over-distributions in the prior year (collectively, the “Excise Tax Requirement”). We have paid in the past, and may pay in the future, such excise tax on a portion of our income.

Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and (2) other requirements relating to our status as a RIC, including the Diversification Tests (as defined below). If we dispose of assets to meet the Annual Distribution Requirement, the Diversification Tests, or the Excise Tax Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

To qualify as a RIC for U.S. federal income tax purposes, we generally must, among other things:

•	qualify to be treated as a BDC at all times during each taxable year;

•

derive in each taxable year at least 90% of our gross income from (a) dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities or foreign currencies or other income derived with respect to our business of investing in such stock, securities or foreign currencies, or (b) net income derived from an interest in a “qualified publicly traded partnership,” or “QPTP” (collectively, the “90% Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•

at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs and other securities that, with respect to any issuer, do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of that issuer; and

•

no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of (i) one issuer, (ii) two or more issuers that are controlled, as determined under the Code, by us and that are engaged in the same or similar or related trades or businesses, or (iii) securities of one or more QPTPs (collectively, the “Diversification Tests”).

We may be required to recognize taxable income for U.S. federal income tax purposes in circumstances in which we do not receive a corresponding payment in cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount, or “OID” (such as debt instruments with “payment-in-kind” interest or, in certain cases, that have increasing interest rates or that are issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement and the Excise Tax Requirement, even though we will not have received any corresponding cash amount. To enable us to make distributions to stockholders that will be sufficient to enable us to satisfy the Annual Distribution Requirement and the Excise Tax Requirement we may need to liquidate or sell some of our assets at times or at prices that are not advantageous, raise additional equity or debt capital, take out loans, forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). If we borrow money, we may be prevented by loan covenants from declaring and paying dividends in certain circumstances. Even if we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements, under the 1940 Act, we are generally not permitted to make distributions to our stockholders while our debt obligations and senior securities are outstanding unless certain “asset coverage” tests or other financial covenants are met. Limits on our payment of dividends may prevent us from meeting the Annual Distribution Requirement, and may, therefore, jeopardize our qualification for taxation as a RIC, or subject us to the 4% excise tax on undistributed income.

A portfolio company in which we invest may face financial difficulty that requires us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such restructuring could, depending on the specific terms of the restructuring, cause us to recognize taxable income without a corresponding receipt of cash, which could affect our ability to satisfy the Annual Distribution Requirement or the Excise Tax Requirement, or result in unusable capital losses and future non-cash income. Any such reorganization could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% Income Test.

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (a) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (b) convert long-term capital gain (currently taxed at lower rates for non-corporate taxpayers) into higher taxed short-term capital gain or ordinary income, (c) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (d) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (e) adversely alter the characterization of certain complex financial transactions, (f) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (g) cause us to recognize income or gain without receipt of a corresponding cash payment, and (h) produce income that will not be qualifying income for purposes of the 90% Income Test. We will monitor our transactions and may make certain tax elections to mitigate the effects of these provisions; however, no assurance can be given that we will be eligible for any such tax elections or that any elections we make will fully mitigate the effects of these provisions.

Gain or loss recognized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long we held a particular warrant.

Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes, which would decrease our yield on those securities. Stockholders will generally not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.

If we purchase shares in a PFIC, we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or gain from the disposition of, such shares, even if such income is distributed as a taxable dividend by us to our stockholders. Additional charges in the nature of interest may be imposed on us in respect of deferred taxes arising from such distributions or gains. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, we will be required to include in income each year a portion of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed to us. Alternatively, we may elect to mark-to-market at the end of each taxable year our shares in such PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent it does not exceed prior increases included in income. Our ability to make either election will depend on factors beyond our control, and we are subject to restrictions that may limit the availability or benefit of these elections. Under either election, we may be required to recognize in any year income in excess of our distributions from PFICs and our proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Requirement.

Our functional currency is the U.S. dollar for U.S. federal income tax purposes. Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities may be treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts, the disposition of debt denominated in a foreign currency and other financial transactions denominated in foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, may also be treated as ordinary income or loss.

Some of the income and fees that we recognize, such as management fees, may not satisfy the 90% Income Test. To ensure that such income and fees do not disqualify us as a RIC for a failure to satisfy the 90% Income Test, we may choose to recognize such income or fees through one or more entities treated as U.S. corporations for U.S. federal income tax purposes that in turn pays us a distribution. While we expect that recognizing such income through such corporations will assist us in satisfying the 90% Income Test, no assurance can be given that this structure will be respected for U.S. federal income tax purposes, which could result in such income not being counted towards satisfying the 90% Income Test. If the amount of such income were too great and we were otherwise unable to mitigate this result, it could result in our disqualification as a RIC. If, as we expect, the structure is respected, such corporations will be required to pay U.S. corporate income tax on their earnings, which ultimately will reduce the yield on such income and fees.

We are limited in our ability to deduct expenses in excess of our investment company taxable income. If our expenses in a given year exceed our investment company taxable income, we will have a net operating loss for that year. However, we are not permitted to carry forward our net operating losses to subsequent years, so these net operating losses generally will not pass through to our stockholders. In addition, expenses can be used only to offset investment company taxable income, and may not be used to offset net capital gain. As a RIC, we may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset our investment company taxable income, but may carry forward those losses, and use them to offset future capital gains, indefinitely.

FAILURE TO QUALIFY AS A RIC

If we fail to satisfy the 90% Income Test for any taxable year or the Diversification Tests for any quarter of the taxable year, we may still continue to be taxed as a RIC for the relevant taxable year if we are eligible for certain relief provisions under the Code if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. Additionally, relief is provided for certain de minimis failures of the diversification requirements where we correct the failure within a specified period. If the applicable relief provisions are not available or cannot be met, all of our income would be subject to corporate-level income tax as described below. We cannot provide assurance that we would qualify for any such relief should we fail the 90% Income Test or the Diversification Tests.

If we were to fail to meet the RIC requirements for more than two consecutive years and then seek to requalify as a RIC, we would be required to pay corporate-level tax on the unrealized appreciation recognized during the succeeding five-year period unless we make a special election to recognize gain to the extent of any unrealized appreciation in our assets at the time of requalification.

If we are unable to qualify for treatment as a RIC, and relief is not available as discussed above, we would be subject to tax on all of our taxable income at the regular corporate U.S. federal income tax rate (and we also would be subject to any applicable state and local taxes). We would not be able to deduct distributions to stockholders and would not be required to make distributions for U.S. federal income tax purposes. Distributions generally would be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate U.S. stockholders would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s adjusted tax basis in its shares of our preferred stock or common stock, and any remaining distributions would be treated as capital gains. See “Election to Be Taxed as a RIC” above and “Risk Factors—Risks Relating to Our Business—We may be subject to additional corporate-level income taxes if we fail to maintain our status as a RIC” and “We may have difficulty paying our required distributions under applicable tax rules if we recognize income before or without receiving cash representing such income” in our most recent Annual Report on Form 10-K. The following discussion assumes that we qualify as a RIC.

TAXATION OF U.S. STOCKHOLDERS

The following summary generally describes certain material U.S. federal income tax consequences of an investment in shares of our preferred stock and common stock beneficially owned by U.S. stockholders (as defined above). If you are not a U.S. stockholder, this section does not apply to you.

Whether an investment in the shares of our preferred stock or common stock is appropriate for a U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares of our preferred stock or common stock by a U.S. stockholder may have adverse tax consequences. U.S. stockholders are urged to consult their tax advisors about the U.S. tax consequences of investing in shares of our preferred stock or common stock.

Distributions on Our Preferred Stock and Common Stock

Distributions by us generally are taxable as ordinary income or capital gain. To the extent such distributions we pay to non-corporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“qualified dividends”) generally are taxable to U.S. stockholders at the preferential rates applicable to long-term capital gains. A portion of our ordinary dividends, but not capital gain dividends, paid to U.S. corporate stockholders may, if certain conditions are met, qualify for the dividends-received deduction to the extent that we have received dividends from certain corporations during the taxable year. However, it is anticipated that distributions paid by us generally will not be attributable to dividends and, therefore, generally will not qualify for the preferential rates applicable to qualified dividends or the dividends-received deduction available to corporations under the Code. A corporate U.S. stockholder may be required to reduce its basis in our preferred stock or common stock with respect to certain “extraordinary dividends,” as defined in Section 1059 of the Code. Corporate U.S. stockholders are urged to consult their tax advisors in determining the application of these rules in their particular circumstances. We first allocate our earnings and profits to distributions to our preferred stockholders and then to distributions to our common stockholders based on priority in our capital structure. Distributions of our investment company taxable income will be taxable as ordinary income to U.S. stockholders to the extent of our current and accumulated earnings and profits, whether paid in cash or reinvested in additional shares of our common stock. Distributions of our net capital gain properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholders as long-term capital gains (which, under current law, are taxed at preferential rates) in the case of individuals, trusts or estates. This is true regardless of the U.S. stockholder’s holding period in our preferred stock or common stock and regardless of whether the dividend is paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such U.S. stockholder’s preferred stock or common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gain to such U.S. stockholder. As a result, a U.S. stockholder will need to consider the effect of our distributions on such U.S. stockholder’s adjusted tax basis in our preferred stock or common stock in their individual circumstances.

Although we currently intend to distribute our net capital gain for each taxable year on a timely basis, we may in the future decide to retain some or all of our net capital gain, and may designate the retained amount as a “deemed dividend.” In that case, among other consequences: we will pay U.S. federal corporate income tax on the retained amount; each U.S. stockholder will be required to include their pro rata share of the deemed distribution in income as if it had been actually distributed to them; and the U.S. stockholder will be entitled to claim a credit equal to their pro rata share of the tax paid thereon by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s adjusted tax basis in our preferred stock or common stock.

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gains dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, a U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by a U.S. stockholders on December 31 of the year in which the dividend was declared.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a certain portion of such dividend is paid in cash and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, a U.S. stockholder will be taxed on 100% of the fair market value of the dividend on the date the dividend is received in the same manner as a cash dividend, even if most of the dividend was paid in shares of our stock. If stockholders purchase shares of our preferred stock or common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and such U.S. stockholder will be subject to tax on the distribution even though it economically represents a return of his, her or its investment.

Distributions out of our current and accumulated earnings and profits will not be eligible for the 20% pass-through deduction under Section 199A of the Code, although we may pay Section 199A dividend with respect to qualified REIT dividends earned by us.

Sale or Other Disposition of Our Preferred Stock or Common Stock

A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder sells or otherwise disposes of such stockholder’s shares of our preferred stock or common stock. The amount of gain or loss will be measured by the difference between a U.S. stockholder’s adjusted tax basis in our preferred stock or common stock sold or otherwise disposed of and the amount of the proceeds received in exchange. Any gain or loss arising from such sale or other disposition generally will be treated as long-term capital gain or loss if a U.S. stockholder has held our preferred stock or common stock for more than one year. Otherwise, such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our preferred stock or common stock in which a U.S. stockholder has a holding period of six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our preferred stock or common stock may be disallowed if substantially identical stock or securities are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.

In general, U.S. stockholders that are individuals, trusts or estates are taxed at preferential rates on their net capital gain. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum rate that also applies to ordinary income. Non-corporate U.S. stockholders with net capital losses for a year (i.e., capital loss in excess of capital gain) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

Information Reporting and Backup Withholding

We will send to each of our U.S. stockholders, after the end of each calendar year, a notice providing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.

We may be required to withhold U.S. federal income tax (“backup withholding”) from all taxable distributions to a U.S. stockholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder is subject to backup withholding. An individual’s taxpayer identification number is his or her social security number. Backup withholding is not an additional tax. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle such stockholder to a refund, provided that proper information is timely provided to the IRS.

Medicare Tax on Net Investment Income

Non-corporate U.S. stockholders generally are subject to a 3.8% Medicare surtax on their “net investment income,” the calculation of which includes interest income and OID, any taxable gain from the disposition of our preferred stock or common stock and any distributions on our preferred stock or common stock (including the amount of any deemed distribution) to the extent such distribution is treated as a dividend or as capital gain (as described above under “Taxation of U.S. Stockholders—Distributions on Our Preferred Stock or Common Stock”). Non-corporate U.S. stockholders are urged to consult their tax advisors on the effect of acquiring, holding and disposing of our preferred stock or common stock, on the computation of “net investment income” in their individual circumstances.

Disclosure of Certain Recognized Losses.

Under U.S. Treasury regulations, if a U.S. stockholder recognizes a loss with respect to either our preferred stock or common stock of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year, such stockholder must file with the IRS a disclosure statement on Form 8886. Direct stockholders of certain “portfolio securities” in many cases are excepted from this reporting requirement, but under current guidance, equity owners of a RIC are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. stockholders are urged to consult own tax advisors to determine the applicability of these regulations in light of their individual circumstances.

TAXATION OF NON-U.S. STOCKHOLDERS

The following discussion applies only to persons that are non-U.S. stockholders. If you are not a non-U.S. stockholder, this discussion does not apply to you.

Whether an investment in our preferred stock or common stock is appropriate for a non-U.S. stockholder will depend upon that stockholder’s particular circumstances. An investment in our preferred stock or common stock by a non-U.S. stockholder may have adverse tax consequences and, accordingly, may not be appropriate for a non-U.S. stockholder. Non-U.S. stockholders are urged to consult their tax advisors as to the tax consequences of acquiring, holding and disposing of our preferred stock or common stock before investing.

Distributions on, and Sale or Other Disposition of, Our Preferred Stock or Common Stock

Distributions of our investment company taxable income to non-U.S. stockholders will be subject to U.S. withholding tax at a rate of 30% (unless reduced or eliminated by an applicable income tax treaty) to the extent payable from our current and accumulated earnings and profits unless an exception applies.

Actual or deemed distributions of our net capital gain to a non-U.S. stockholder, and gains recognized by a non-U.S. stockholder upon the sale of our preferred stock or common stock, will not be subject to withholding of U.S. federal income tax and generally will not be subject to U.S. federal income tax unless the non-U.S. stockholder is an individual, has been present in the United States for 183 days or more during the taxable year, and certain other conditions are satisfied. Non-U.S. stockholders of our preferred stock or common stock are encouraged to consult their advisors as to the applicability of an income tax treaty in their individual circumstances.

In general, no U.S. withholding taxes will be imposed on dividends paid by RICs to non-U.S. stockholders to the extent the dividends are designated as “interest-related dividends” or “short-term capital gain dividends” and satisfy certain other requirements Under this exemption, interest-related dividends and short-term capital gain dividends generally represent distributions of interest or short-term capital gain that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. stockholder. We expect that a portion of our dividends will qualify as interest-related dividends, although we cannot assure you the exact proportion that will so qualify.

If we distribute our net capital gain in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the

non-U.S. stockholder’s allocable share of the tax we pay on the capital gain deemed to have been distributed. To obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number (if one has not been previously obtained) and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

We have the ability to declare a large portion of a dividend in shares of our common stock. As long as a certain portion of such dividend is paid in cash and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, our non-U.S. stockholders will be taxed on 100% of the fair market value of the dividend on the date the dividend is received in the same manner as a cash dividend (including the application of withholding tax rules described above), even if most of the dividend is paid in shares of our common stock. In such a circumstance, we may be required to withhold all or substantially all of the cash we would otherwise distribute to a non-U.S. stockholder.

Information Reporting and Backup Withholding

A non-U.S. stockholder who is otherwise subject to withholding of U.S. federal income tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. stockholder or otherwise establishes an exemption from backup withholding.

WITHHOLDING AND INFORMATION REPORTING ON FINANCIAL ACCOUNTS

Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury regulations thereunder, the relevant withholding agent generally will be required to withhold 30% of any dividends paid on our preferred stock or common stock to: (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or is subject to an applicable “intergovernmental agreement.” If payment of this withholding tax is made, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such dividends will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Certain jurisdictions have entered into agreements with the United States that may supplement or modify these rules. Non-U.S. stockholders are urged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance. We will not pay any additional amounts in respect of any amounts withheld.

Currently effective, proposed U.S. Treasury Regulations have been issued that, when finalized, will provide for the repeal of the 30% withholding tax that would have applied to all payments of gross proceeds from the sale, exchange or disposition of our preferred stock or common stock. In the preamble to the proposed U.S. Treasury Regulations, the government provided that taxpayers may rely upon this repeal until the issuance of final U.S. Treasury Regulations.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the common stock, preferred stock, subscription rights, debt securities, warrants and units. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

As of August 4, 2021, Crescent Capital BDC, Inc. (“Crescent Capital,” the “Company,” “we,” “us” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, our common stock. In this section, references to “Crescent Capital,” “we,” “us” and “our” refer only to Crescent Capital and not any of its subsidiaries.

Common Stock, $0.001 par value per share

The statements made under this caption include summaries of certain provisions contained in our Charter and Bylaws, each of which is filed as an exhibit to our most recent Annual Report on Form 10-K. This summary does not purport to be complete and is qualified in its entirety by reference to our Charter and Bylaws. We encourage you to read our Charter, our Bylaws, and the applicable provisions of the Maryland General Corporation Law (“MGCL”).

Our authorized stock consists of 200,010,000 shares of stock, par value $0.001 per share, 200,000,000 of which are currently classified as common stock and 10,000 of which are currently classified as preferred stock. Our common stock trades on The NASDAQ Global Market under the symbol “CCAP.” On August 4, 2021, the last reported sales price of our common stock on The NASDAQ Global Market was $18.56 per share. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our indebtedness or obligations.

Under our Charter, our board of directors (the “Board”) is authorized to classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock into one or more classes or series of stock and authorize the issuance of shares of stock without obtaining stockholder approval. As permitted by the MGCL, the Charter provides that a majority of the entire Board, without any action by our stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that has authority to issue.

Common Stock

All shares of common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of common stock if, as and when authorized by the Board and declared by us out of funds legally available therefor. Shares of common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except as otherwise provided in the Charter or where their transfer is restricted by federal and state securities laws or by contract.

In the event of our liquidation, dissolution or winding up, each share of common stock would be entitled to share ratably in all of our assets that are legally available for distribution after pays off all indebtedness and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time.

Except as may otherwise be specified in the Charter, each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of common stock will possess exclusive voting power. There is no cumulative voting in the election of our directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors.

The following are our outstanding classes of securities as of August 4, 2021:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Registrant or for its Account	(4) Amount Outstanding Exclusive of Amount Shown Under Column(3)
Common Stock	200,000,000	—	28,167,360

Preferred Stock

Our Charter authorizes our Board to classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the Board is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our Board could authorize the issuance of shares of our preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

You should note, however, that any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (a) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other indebtedness and senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be and (b) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock may provide us with increased flexibility in structuring future financings and acquisitions.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final adjudication as being material to the cause of action. The Charter contains such a provision, which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

The Charter requires us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, trustee, member, manager or partner, in each case who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The Charter also permits us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

In addition to the indemnification provided for in the Charter, we have entered into indemnification agreements with each of our current directors and certain of our officers and with members of our investment advisor’s investment committee and we intend to enter into indemnification agreements with each of our future directors, members of our investment committee and certain of our officers. The indemnification agreements provide these directors, officers and other persons the maximum indemnification permitted under Maryland law and the 1940 Act. The agreements provide, among other things, for the advancement of expenses and indemnification for liabilities that such person may incur by reason of his or her status as a present or former director or officer or member of our investment advisor’s investment committee in any action or proceeding arising out of the performance of such person’s services as a present or former director or officer or member of our investment advisor’s investment committee.

Maryland law requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Provisions of the Maryland General Corporation Law and the Charter and Bylaws

The MGCL and the Charter and Bylaws contain provisions that could make it more difficult for a potential acquiror to acquire Crescent Capital by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with the Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors

The Board is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board may render a change in control of or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.

Election of Directors

The Bylaws provide that the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect each director; provided, that if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast.

Number of Directors; Vacancies; Removal

The Charter provides that the number of directors will be set only by the Board in accordance with the Bylaws. The Bylaws provide that a majority of our entire Board may at any time increase or decrease the number of directors. However, unless the Bylaws are amended, the number of directors may never be less than four or more than 15. The Charter sets forth our election to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the Board. Accordingly, except as may be provided by the Board in setting the terms of any class or series of preferred stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

The Charter provides that a director may be removed only for cause, as defined in the Charter, and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written or electronically transmitted consent instead of a meeting. These provisions, combined with the requirements of the Bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Board and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the Board or (c) by a stockholder who is a stockholder of record at the record date set by the Board for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the advance notice required by the Bylaws and at the time of the meeting (and any adjournment or postponement thereof), is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board at a special meeting may be made only (a) by or at the direction of the Board or (b) provided that the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the Board for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the advance notice required by the Bylaws and at the time of the meeting (and any adjournment or postponement thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the Bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Bylaws do not give the Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

The Bylaws provide that special meetings of stockholders may be called by the Board and certain of our officers. Additionally, the Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders must be called by the secretary of the corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

Approval of Extraordinary Corporate Action; Amendment of the Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. The Charter also provides that certain charter amendments and any proposal for our conversion, whether by merger or otherwise, from a closed-end company to an open-end company or any proposal for our liquidation or dissolution require the approval of the stockholders entitled to cast at least 80% of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by at least two-thirds of our continuing directors (as defined below) (in addition to approval by the Board), such amendment or proposal may be approved by a majority of the votes entitled to be cast on the matter. The “continuing directors” are defined in the Charter as our current directors as well as those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the continuing directors then on the Board.

The Bylaws provide that the Board will have the power to adopt, alter or repeal any provision of the Bylaws and to make new bylaws. The Bylaws also provide that the stockholders will have the power, at any annual or special meeting of the stockholders, subject to the requirements in the Bylaws regarding the advance notice of stockholder proposals or the calling of a stockholder-requested special meeting of stockholders, as the case may be, to alter or repeal any provision of the Bylaws and to adopt new bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of all votes entitled to be cast on the matter and is otherwise permitted by applicable law, except that the stockholders will not have the power to alter or repeal or adopt any provision inconsistent with the amendment provisions of the Bylaws without the approval of the Board.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Control Share Acquisition Act discussed below, as permitted by the MGCL, the Charter provides that stockholders will not be entitled to exercise appraisal rights unless the Board determines that such rights will apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Control Share Acquisitions

The Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in the Bylaws, compliance with the 1940 Act, which will prohibit any such redemption other than in limited circumstances. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock and, as a result, any control shares of will have the same voting rights as all of the other shares of common stock. Such provision could be amended or eliminated at any time in the future. However, we will amend the Bylaws to be subject to the Control Share Acquisition Act only if the Board determines that it would be in our best interests and determines (after consultation with the SEC staff) that our being subject to the Control Share Acquisition Act does not conflict with the 1940 Act.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who, directly or indirectly, beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under this statute if the Board approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the Board of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board before the time that the interested stockholder becomes an interested stockholder. The Board has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the Board, including a majority of the independent directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed or the Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of and increase the difficulty of consummating any offer.

Conflict with the 1940 Act

The Bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Acquisition Act (if we amend the Bylaws to be subject to such act) and the Business Combination Act, or any provision of the Charter or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Exclusive Forum

The Charter provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the MGCL, including, without limitation, (a) any action asserting a claim of breach of any duty owed by any of our directors or officers or other employees to or to our stockholders or (b) any action asserting a claim against or any of our directors or officers or other employees arising pursuant to any provision of the MGCL or the Charter or Bylaws, or (iii) any action asserting a claim against or any of our directors or officers or other employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in our stock will be deemed to have notice of and to have consented and waived any objection to this exclusive forum provision of the Charter, as the same may be amended from time to time.

DESCRIPTION OF OUR PREFERRED STOCK

In addition to shares of common stock, our Charter authorizes the issuance of preferred stock. If we offer preferred stock under this prospectus, we will issue an appropriate prospectus supplement. We may issue preferred stock from time to time in one or more classes or series, without stockholder approval. Prior to issuance of shares of each class or series, our Board is required by Maryland law and by our charter to set, subject to the express terms of any of our then outstanding classes or series of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any such an issuance must adhere to the requirements of the 1940 Act, Maryland law and any other limitations imposed by law.

The 1940 Act currently requires, among other things, that (a) immediately after issuance and before any distribution is made with respect to common stock, the liquidation preference of the preferred stock, together with all other senior securities, must not exceed an amount equal to 50% of our total assets (taking into account such distribution), (b) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on the preferred stock are in arrears by two years or more and (c) such class of stock have complete priority over any other class of stock as to distribution of assets and payment of dividends, which dividends shall be cumulative.

For any class or series of preferred stock that we may issue, our Board will determine and the articles supplementary and the prospectus supplement relating to such class or series will describe:

•	the designation and number of shares of such class or series;

•

the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such class or series, as well as whether such dividends are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such class or series, including adjustments to the conversion price of such class or series;

•	the rights and preferences, if any, of holders of shares of such class or series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of the holders of shares of such class or series;

•	any provisions relating to the redemption of the shares of such class or series;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such class or series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such class or series or other securities;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such class or series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our Board, and all shares of each class or series of preferred stock will be identical and of equal rank except as to the dates from which dividends, if any, thereon will be cumulative. You should read the accompanying prospectus supplement, as well as the complete articles supplementary that contain the terms of the applicable class or series of preferred stock.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS

GENERAL

We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. You should read the prospectus supplement related to any such subscription rights offering.

The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•

the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•	the title of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

We will not offer any subscription rights to purchase shares of our common stock under this prospectus or an accompanying prospectus supplement without first filing a new post-effective amendment to the registration statement.

EXERCISE OF SUBSCRIPTION RIGHTS

Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of common stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

DESCRIPTION OF OUR WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants. You should read the prospectus supplement related to any warrants offering.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common stock, preferred stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the 1940 Act, we may generally only offer warrants provided that (a) the warrants expire by their terms within ten years, (b) the exercise or conversion price is not less than the current market value at the date of issuance, (c) our stockholders authorize the proposal to issue such warrants, and our Board approves such issuance on the basis that the issuance is in the best interests of Crescent Capital and its stockholders and (d) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF OUR DEBT SECURITIES

We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read this prospectus and the prospectus supplement relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution qualified to act as trustee on your behalf under the Trust Indenture Act of 1939, as amended (the “TIA”), referred to as the trustee, and is subject to and governed by the TIA. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default—Remedies if an Event of Default Occurs.” We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities, and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the form of the indenture with the SEC. See “Available Information” below for information on how to obtain a copy of the indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered, including, among other things:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•

whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued;

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default;

•	whether the series of debt securities is issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•	if applicable, U.S. federal income tax considerations relating to original issue discount;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	the listing, if any, on a securities exchange; and

•	any other terms.

The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

We are currently permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage, calculated pursuant to the 1940 Act, is at least equal to 150% immediately after each such issuance (i.e. we are able to borrow up to two dollars for every dollar we have in assets less all liabilities and indebtedness not represented by senior securities issued by us). In addition, while any indebtedness and senior securities remain outstanding, we must make provisions to prohibit the distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors—Risks Relating to Our Business—Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital” in our most recent Annual Report on Form 10-K.

GENERAL

The indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”) may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

We expect that we will usually issue debt securities in book entry only form represented by global securities.

CONVERSION AND EXCHANGE

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

PAYMENT AND PAYING AGENTS

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depository, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depository and its participants.

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the accompanying prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

EVENTS OF DEFAULT

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following (unless the prospectus supplement relating to such debt securities states otherwise):

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within 5 days.

•	We do not pay interest on a debt security of the series when due, and such default is not cured within 30 days.

•	We do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within 5 days.

•

We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.

•	On the last business day of each of twenty-four consecutive calendar months, we have an asset coverage of less than 100%.

•	Any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”) (Section 315 of the TIA). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•

The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60 day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

MERGER OR CONSOLIDATION

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement relating to certain debt securities states otherwise, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities.

•	Immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing.

•

Under the indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our subsidiaries, if any, would become subject to any mortgage, lien or other encumbrance unless either (a) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the indenture without equally and ratably securing the indenture securities or (b) the indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance.

•	We must deliver certain certificates and documents to the trustee.

•	We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

MODIFICATION OR WAIVER

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•

modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

•

If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

•

For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent. Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

DEFEASANCE

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

If certain conditions are satisfied, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “Indenture Provisions—Subordination” below. In order to achieve covenant defeasance, we must do the following:

•

If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or

U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions—Subordination.”

FORM, EXCHANGE AND TRANSFER OF CERTIFICATED REGISTERED SECURITIES

Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

RESIGNATION OF TRUSTEE

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

INDENTURE PROVISIONS—SUBORDINATION

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture. “Senior Indebtedness” is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•

our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities, and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

CERTAIN CONSIDERATIONS RELATING TO FOREIGN CURRENCIES

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

BOOK-ENTRY DEBT SECURITIES

The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

One fully registered certificate will be issued for the debt securities, in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue. DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants. DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF OUR UNITS

The following is a general description of the terms of the units we may issue from time to time. Particular terms of any units we offer will be described in the prospectus supplement relating to such units. For a complete description of the terms of particular units, you should read this prospectus and the prospectus supplement relating to those particular units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

A prospectus supplement will describe the particular terms of any series of units we may issue, including the following:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

We will not offer any units under this prospectus or an accompanying prospectus supplement without first filing a new post-effective amendment to the registration statement.

SALES OF COMMON STOCK BELOW NET ASSET VALUE

We may issue shares of our common stock pursuant to this prospectus at a price per share that is less than our net asset value per share (a) in connection with a rights offering to our existing stockholders, (b) with the prior approval of a majority (as defined in the 1940 Act), of (1) the outstanding shares of our common stock and (2) the outstanding shares of the our common stock held by persons that are not affiliated persons of the Company or (c) under such other circumstances as the SEC may permit.

If we sell shares of common stock under the net asset value per share pursuant to a prior authorization by our stockholders, a majority of our directors who have no financial interest in the sale and a majority of our independent directors must (a) find that the sale is in our best interests and in the best interests of our stockholders and (b) in consultation with any underwriter or underwriters of the offering, make a good faith determination as of a time either immediately prior to the first solicitation by us or on our behalf of firm commitments to purchase such shares of common stock, or immediately prior to the issuance of such common stock, that the price at which such shares of common stock are to be sold is not less than a price that closely approximates the market value of those shares of common stock, less any distributing commission or discount.

In making a determination that an offering of common stock below its net asset value per share is in our and our stockholders’ best interests, our Board will consider a variety of factors including:

•

the effect that an offering below net asset value per share would have on our stockholders, including the potential dilution to the net asset value per share of our common stock our stockholders would experience as a result of the offering;

•	the amount per share by which the offering price per share and the net proceeds per share are less than our most recently determined net asset value per share;

•	the relationship of recent market prices of par common stock to net asset value per share and the potential impact of the offering on the market price per share of our common stock;

•	whether the estimated offering price would closely approximate the market value of shares of our common stock;

•	the potential market impact of being able to raise capital during the current financial market difficulties;

•	the nature of any new investors anticipated to acquire shares of our common stock in the offering;

•	the anticipated rate of return on and quality, type and availability of investments; and

•	the leverage available to us.

Our Board will also consider the fact that sales of shares of common stock at a discount will benefit our investment advisor as our investment advisor will earn additional investment management fees on the proceeds of such offerings, as it would from the offering of any other of our securities or from the offering of common stock at premium to net asset value per share.

We will not sell shares of our common stock pursuant to stockholder approval (or any rights, warrants or units to purchase shares of our common stock) under this prospectus or an accompanying prospectus supplement without first filing a new post effective amendment to the registration statement if the cumulative dilution to our net asset value per share from offerings under the registration statement, as amended by such post effective amendment, exceeds 15%. This would be measured separately for each offering pursuant to the registration statement, as amended by this post effective amendment, by calculating the percentage dilution or accretion to aggregate net asset value from that offering and then summing the percentage from each offering. For example, if our most recently determined net asset value per share at the time of the first offering is $10.00 and we have 1,000,000 shares of common stock outstanding, the sale of 250,000 shares of common stock at net proceeds to us of $7.50 per share (a 25% discount) would produce dilution of 5.00%. If we subsequently determined that our net asset value per share increased to $10.50 on the then 1,250,000 shares of common stock outstanding and then made an additional offering, we could, for example, sell approximately an additional 400,000 shares of common stock at net proceeds to us of $6.17 per share, which would produce dilution of 10.00%, before we would reach the aggregate 15% limit.

Sales by us of our common stock at a discount from net asset value per share pose potential risks for our existing stockholders whether or not they participate in the offering, as well as for new investors who participate in the offering. Any sale of common stock at a price below net asset value per share would result in an immediate dilution to existing common stockholders who do not participate in such sale on at least a pro rata basis. See “Risk Factors—The net asset value per share of our common stock may be diluted if we sell shares of our common stock in one or more offerings at prices below the then current net asset value per share of our common stock or securities to subscribe for or convertible into shares of our common stock” above.

The following three headings and accompanying tables explain and provide hypothetical examples on the impact of an offering of our common stock at a price less than net asset value per share on three different types of investors:

•	existing stockholders who do not purchase any shares in the offering;

•	existing stockholders who purchase a relatively small amount of shares in the offering or a relatively large amount of shares in the offering; and

•	new investors who become stockholders by purchasing shares in the offering.

Impact on Existing Stockholders Who Do Not Participate in the Offering

Our existing stockholders who do not participate in an offering below net asset value per share or who do not buy additional shares in the secondary market at the same or lower price as we obtain in the offering (after expenses and commissions) face the greatest potential risks. These stockholders will experience an immediate dilution in the net asset value of the shares of common stock they hold and their net asset value per share. These stockholders will also experience a disproportionately greater decrease in their participation in our earnings and assets and their voting power than the increase we will experience in our assets, potential earning power and voting interests due to such offering. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in net asset value per share. This decrease could be more pronounced as the size of the offering and level of discounts increases. Further, if current stockholders do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then current net asset value, their voting power will be diluted.

The following chart illustrates the level of net asset value dilution that would be experienced by a nonparticipating stockholder in three different hypothetical offerings of different sizes and levels of discount from net asset value per share. It is not possible to predict the level of market price decline that may occur.

The examples assume that a hypothetical issuer has 1,000,000 million shares outstanding, $25.0 million in total assets and $15.0 million in total liabilities. The current net asset value and net asset value per share are thus $10.0 million and $10.00. The chart illustrates the dilutive effect on Stockholder A of (a) an offering of 50,000 shares of common stock (5% of the outstanding shares) at $9.50 per share after offering expenses and commissions (a 5% discount from net asset value), (b) an offering of 100,000 shares of common stock (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from net asset value), and (c) an offering of 250,000 shares of common stock (25% of the outstanding shares) at $7.50 per share after offering expenses and commissions (a 25% discount from net asset value). The prospectus supplement pursuant to which any discounted offering is made will include a chart based on the actual number of shares of common stock in such offering and the actual discount to the most recently determined net asset value. It is not possible to predict the level of market price decline that may occur.

		Example 1		Example 2		Example 3
	Prior to Sale Below Net Asset Value	5% Offering at 5% Discount		10% Offering at 10% Discount		25% Offering at 25% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public		$10.00	—	$9.30	—	$7.68	—
Net Proceeds per Share to Issuer		$9.50	—	$9.00	—	$7.50	—
Decrease to Net Asset Value
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,250,000	25.00%
Net Asset Value per Share	$10.00	9.98	(0.20)%	9.91	(0.90)%	9.50	(5.00)%
Dilution to Nonparticipating Stockholder
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—
Percentage Held by Stockholder A	1.00%	0.95%	—	0.91%	—	0.80%	—
Total Net Asset Value Held by Stockholder A	$100,000	$99,800	—	$99,100	—	$95,000	—
Total Investment by Stockholder A (Assumed to Be $10.00 per Share)	$100,000	$100,000		$100,000		$100,000
Total Dilution to Stockholder A (Total Net Asset Value Less Total Investment)		$(200)		$(900)		$(5,000)
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
Net Asset Value per Share Held by Stockholder A		9.98		9.91		9.50
Dilution per Share Held by Stockholder A (Net Asset Value per Share Less Investment per Share)		$(0.02)		$(0.09)		$(0.50)
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)			(0.20)%		(0.90)%		(5.00)%

Impact on Existing Stockholders Who Do Participate in the Offering

Our existing stockholders who participate in an offering below net asset value per share or who buy additional shares in the secondary market at the same or lower price as we obtain in the offering (after expenses and commissions) will experience the same types of net asset value dilution as the nonparticipating stockholders, although at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in shares of our common stock immediately prior to the offering. The level of net asset value dilution will decrease as the number of shares such stockholders purchase increases. Existing stockholders who buy more than such percentage will experience net asset value dilution but will, in contrast to existing stockholders who purchase less than their proportionate share of the offering, experience accretion in net asset value per share over their investment per share and will also experience a disproportionately greater increase in their participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests due to such offering. The level of accretion will increase as the excess number of shares such stockholder purchases increases. Even a stockholder who over-participates will, however, be subject to the risk that we may make additional discounted offerings in which such stockholder does not participate, in which case such a stockholder will experience net asset value dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in net asset value per share. This decrease could be more pronounced as the size of the offering and level of discounts increases.

The following chart illustrates the level of dilution and accretion in the hypothetical 25% discount offering from the prior chart (Example 3) for a stockholder that acquires shares equal to (a) 50% of its proportionate share of the offering (i.e., 1,250 shares, which is 0.50% of an offering of 250,000 shares) rather than its 1.00% proportionate share and (b) 150% of its proportionate share of the offering (i.e., 3,750 shares, which is 1.50% of an offering of 250,000 shares rather than its 1.00% proportionate share). The prospectus supplement pursuant to which any discounted offering is made will include a chart for these examples based on the actual number of shares in such offering and the actual discount from the most recently determined net asset value per share. It is not possible to predict the level of market price decline that may occur.

	Prior to Sale Below Net Asset Value	50% Participation		150% Participation
		Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public		$7.68		$7.68
Net Proceeds per Share to Issuer		$7.50		$7.50
Decrease/Increase to Net Asset Value
Total Shares Outstanding	1,000,000	1,250,000	25.00%	1,250,000	25.00%
Net Asset Value per Share	$10.00	9.50	(5.00)%	9.50	(5.00)%
Dilution/Accretion to Participating Stockholder Shares Held by Stockholder A	10,000	11,250	12.50%	13,750	37.50%
Percentage Held by Stockholder A	1.00%	0.90%	(10.00)%	1.10%	10.00%
Total Net Asset Value Held by Stockholder A	$100,000	$106,875	6.88%	$130,625	30.63%
Total Investment by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)		$109,600		$128,800
Total Dilution/Accretion to Stockholder A (Total Net Asset Value Less Total Investment)		$(2,725)		$1,825
Investment per Share Held by Stockholder A (Assumed to Be $10.00 on Shares Held Prior to Sale)	$10.00	$9.74	(2.60)%	$9.37	(6.30)%
Net Asset Value per Share Held by Stockholder A		9.50		9.50
Dilution/Accretion per Share Held by Stockholder A (Net Asset Value per Share Less Investment per Share)		$(0.24)		$0.13
Percentage Dilution/Accretion to Stockholder A (Dilution per Share Divided by Investment per Share)			(2.46)%		1.39%

Impact on New Investors

Investors who are not currently stockholders and who participate in an offering of shares of our common stock below net asset value, but whose investment per share is greater than the resulting net asset value per share due to selling compensation and expenses paid by us, will experience an immediate decrease, although small, in the net asset value of their shares and their net asset value per share compared to the price they pay for their shares. Investors who are not currently stockholders and who participate in an offering of shares of our common stock below net asset value per share and whose investment per share is also less than the resulting net asset value per share due to selling compensation and expenses paid by us being significantly less than the discount per share, will experience an immediate increase in the net asset value of their shares and their net asset value per share compared to the price they pay for their shares. These investors will experience a disproportionately greater participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests due to such offering. These investors will, however, be subject to the risk that we may make additional discounted offerings in which such new stockholder does not participate, in which case such new stockholder will experience dilution as described above in such subsequent offerings. These investors may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in net asset value per share. This decrease could be more pronounced as the size of the offering and level of discounts increases.

The following chart illustrates the level of dilution or accretion for new investors that would be experienced by a new investor in the same hypothetical 5%, 10% and 25% discounted offerings as described in the first chart above. The illustration is for a new investor who purchases the same percentage (1.00%) of the shares in the offering as Stockholder A in the prior examples held immediately prior to the offering. The prospectus supplement pursuant to which any discounted offering is made will include a chart for these examples based on the actual number of shares in such offering and the actual discount from the most recently determined net asset value per share. It is not possible to predict the level of market price decline that may occur.

		Example 1		Example 2		Example 3
	Prior to Sale Below Net Asset Value	5% Offering at 5% Discount		10% Offering at 10% Discount		25% Offering at 25% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public		$10.00		$9.30		$7.68
Net Proceeds per Share to Issuer		$9.50		$9.00		$7.50
Decrease/Increase to Net Asset Value
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,250,000	25.00%
Net Asset Value per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.50	(5.00)%
Dilution/Accretion to New Investor A
Shares Held by Investor A	—	500		1,000		2,500
Percentage Held by Investor A	—	0.05%		0.09%		0.20%
Total Net Asset Value Held by Investor A	—	$4,990		$9,910		$23,750
Total Investment by Investor A (At Price to Public)		$5,000		$9,300		$19,200
Total Dilution/Accretion to Investor A (Total Net Asset Value Less Total Investment)		$(10)		$610		$4,550
Investment per Share Held by Investor A	—	$10.00		$9.30		$7.68
Net Asset Value per Share Held by Investor A		$9.98		$9.91		$9.50
Dilution/Accretion per Share Held by Investor A (Net Asset Value per Share Less Investment per Share)		$(0.02)		$0.61		$1.82
Percentage Dilution/Accretion to Investor A (Dilution per Share Divided by Investment per Share)			(0.20)%		6.56%		23.70%

REGULATION

We are regulated as a BDC under the 1940 Act. A BDC must be organized in the United States for the purpose of investing in or lending primarily to private companies and making significant managerial assistance available to them. A BDC may use capital provided by public stockholders and from other sources to make long-term, private investments in businesses. A publicly-traded BDC provides stockholders the ability to retain the liquidity of a publicly-traded stock while sharing in the possible benefits, if any, of investing in primarily privately owned companies. Prior to February 3, 2020, which is the date of our listing on NASDAQ in connection with the Alcentra Acquisition, our stock was privately held.

We may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC unless authorized by vote of a majority of the outstanding voting securities, as required by the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company. We do not anticipate any substantial change in the nature of our business.

As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of our directors must be persons who are not interested persons, as that term is defined in the 1940 Act. Additionally, we are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the BDC. Furthermore, as a BDC, we will be prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our directors who are not interested persons and, in some cases, prior approval by the SEC through an exemptive relief order (other than in certain limited situations pursuant to current regulatory guidance).

Also, while we may borrow funds to make investments, our ability to use debt is limited in certain significant aspects. In particular, under the provisions of the 1940 Act, BDCs are generally able to issue senior securities such that their asset coverage, as defined in the 1940 Act, equals at least 200% of gross assets less all liabilities and indebtedness not represented by senior securities, after each issuance of senior securities. In March 2018, the Small Business Credit Availability Act added Section 61(a)(2) to the 1940 Act, a successor provision to Section 61(a)(1) referenced therein, which reduces the asset coverage requirement applicable to BDCs from 200% to 150% so long as the BDC meets certain disclosure requirements and obtains certain approvals. On March 3, 2020, our Board approved, and on May 4, 2020, at an annual meeting of our stockholders, our stockholders approved, the application to us of the reduced asset coverage requirements in Section 61(a) of the 1940 Act. The application of the reduced asset coverage requirement, which became effective on May 4, 2020, permits us, provided certain requirements are satisfied, to double the maximum amount of leverage that it is permitted to incur by reducing the asset coverage requirement applicable to us from 200% to 150% (i.e., we are permitted to borrow up to two dollars for every dollar we have in assets less all liabilities and indebtedness not represented by senior securities issued by us) in order to incur debt or issue preferred stock (which we refer to collectively as “senior securities”).

We do not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Prior to January 19, 2021, except for registered money market funds, we generally cannot acquire more than 3% of the voting stock of any investment company, invest more than 5% of the value of our total assets in the securities of one investment company or invest more than 10% of the value of our total assets in the securities of investment companies in the aggregate. However, the SEC adopted new rules, which became effective on January 19, 2021, that allow us to acquire the securities of other investment companies in excess of the 3%, 5%, and 10% limitations without obtaining exemptive relief if we comply with certain conditions. The portion of our portfolio invested in securities issued by investment companies ordinarily will subject our stockholders to additional expenses. Our investment portfolio is also subject to diversification requirements by virtue of our intention to be a RIC for U.S. tax purposes.

We are subject to periodic examinations by the SEC for compliance with the 1940 Act.

As a BDC, we are subject to certain risks and uncertainties. See “Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K.

QUALIFYING ASSETS

We may invest up to 30% of our portfolio opportunistically in “non-qualifying assets”. However, under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to our business are the following:

1.

Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. The principal categories of qualifying assets relevant to our business are the following:

a)	Issuer is organized under the laws of, and has its principal place of business in, the United States;

b)

Issuer is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

c)	Issuer satisfies any of the following:

i.	does not have any class of securities that is traded on a national securities exchange;

ii.	has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

iii.	is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company; or

iv.	is a small and solvent company having total assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.

2.	Securities of any eligible portfolio company which we control.

3.

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

4.

Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

5.	Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

6.	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

MANAGERIAL ASSISTANCE TO PORTFOLIO COMPANIES

A BDC must be operated for the purpose of making investments in the types of securities described under “Qualifying Assets” above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors or officers, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

TEMPORARY INVESTMENTS

Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as “temporary investments,” so that 70% of our assets are qualifying assets. See “Item I. Certain U.S. Federal Income Tax Consequences—Election to be Taxed as a RIC” of our most recent Annual Report on Form 10-K. Typically, we will invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25% of our gross assets constitute repurchase agreements from a single counterparty, we would not meet the diversification tests in order to qualify as a RIC. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. Our Advisor will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

SENIOR SECURITIES

We are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our common stock if our asset coverage, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance. In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage.

The 1940 Act imposes limitations on a BDC’s issuance of preferred shares, which are considered “senior securities” and thus are subject to the 150% asset coverage requirement described above. In addition, (i) preferred shares must have the same voting rights as the common stockholders (one share, one vote); and (ii) preferred stockholders must have the right, as a class, to appoint directors to the Board.

CODE OF ETHICS

As required by Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, respectively, we and the Advisor have adopted codes of ethics which apply to, among others, our and our Advisor’s executive officers, including our Chief Executive Officer and Chief Financial Officer, as well as our Advisor’s officers, directors and employees. Our codes of ethics generally will not permit investments by our and the Advisor’s personnel in securities that may be purchased or sold by us.

We hereby undertake to provide a copy of the codes to any person, without charge, upon request. Requests for a copy of the codes may be made in writing addressed to our Secretary, George Hawley, Crescent Capital

BDC, Inc., 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, California, 90025, Attention: CCAP Investor Relations, or by emailing us at investor.relations@crescentcap.com. Our code of ethics is available without charge on our website, at http://www.crescentbdc.com.

PROXY VOTING POLICIES AND PROCEDURES

We have delegated our proxy voting responsibility to our Advisor. The Proxy Voting Policies and Procedures of the Advisor are set forth below. The guidelines are reviewed periodically by the Advisor and our non-interested directors, and, accordingly, are subject to change.

An investment advisor registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, the Advisor recognizes that it must vote portfolio securities in a timely manner free of conflicts of interest and in the best interests of its clients.

These policies and procedures for voting proxies are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

The Advisor will vote all proxies based upon the guiding principle of seeking to maximize the ultimate long-term economic value of our stockholders’ holdings, and ultimately all votes are cast on a case-by-case basis, taking into consideration the contractual obligations under the relevant advisory agreements or comparable documents, and all other relevant facts and circumstances at the time of the vote. The Advisor will review on a case-by-case basis each proposal submitted to a stockholder vote to determine its impact on the portfolio securities held by us. Although the Advisor will generally vote against proposals that may have a negative impact on our portfolio securities, the Advisor may vote for such a proposal if there exists compelling long-term reasons to do so.

The Advisor’s proxy voting decisions are made by our Advisor’s investment committee. To ensure that the vote is not the product of a conflict of interest, the Advisor will require that: (1) anyone involved in the decision making process disclose to our Advisor’s investment committee, and disinterested directors, any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (2) employees involved in the decision making process or vote administration are prohibited from revealing how the Advisor intends to vote on a proposal in order to reduce any attempted influence from interested parties.

PRIVACY PRINCIPLES

We are committed to maintaining the privacy of our stockholders and to safeguarding their non-public personal information. The following information is provided to help investors understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

Pursuant to our privacy policy, we will not disclose any non-public personal information concerning any of our stockholders who are individuals unless the disclosure meets certain permitted exceptions under Regulation S-P. We generally will not use or disclose any stockholder information for any purpose other than as required by law.

We may collect non-public information about investors, such as name, address, account number and the types and amounts of investments, and information about transactions with us or our affiliates, such as participation in other investment programs, ownership of certain types of accounts or other account data and activity. We may disclose the information that we collect from our stockholders or former stockholders, as described above, only to our affiliates and service providers and only as allowed by applicable law or regulation. Any party that receives this information will use it only for the services required by us and as allowed by applicable law or regulation, and is not permitted to share or use this information for any other purpose. To protect the non-public personal information of individuals, we permit access only by authorized personnel who need access to that information to provide services to us and our stockholders. In order to guard our stockholders’ non-public personal information, we maintain physical, electronic and procedural safeguards that are designed to comply with applicable law. Non-public personal information that we collect about our stockholders will generally be stored on secured servers. An individual stockholder’s right to privacy extends to all forms of contact with us, including telephone, written correspondence and electronic media, such as the Internet.

Pursuant to our privacy policy, we will provide a clear and conspicuous notice to each investor that details our privacy policies and procedures at the time of the investor’s subscription.

OTHER

We have designated a chief compliance officer and established a compliance program pursuant to the requirements of the 1940 Act. We are periodically examined by the SEC for compliance with the 1940 Act.

We are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

Sarbanes-Oxley Act of 2002 and NASDAQ Corporate Governance Regulations

The Sarbanes-Oxley Act imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. Many of these requirements affect us. For example:

•	pursuant to Rule 13a-14 of the Exchange Act, our principal executive officer and principal financial officer must certify the accuracy of the financial statements contained in our periodic reports;

•	pursuant to Item 307 of Regulation S-K, our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures;

•

pursuant to Rule 13a-15 of the Exchange Act, our management must prepare an annual report regarding its assessment of our internal control over financial reporting and (once we cease to be an emerging growth company under the JOBS Act or, if later, for the year following our first annual report required to be filed with the SEC) must obtain an audit of the effectiveness of internal control over financial reporting performed by our independent registered public accounting firm; and

•

pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the Exchange Act, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

In addition, The NASDAQ Global Market has adopted various corporate governance requirements as part of its listing standards. We believe we are in compliance with such corporate governance listing standards. We will continue to monitor our compliance with such listing standards to the extent applicable and will take actions necessary to ensure that we remain in compliance therewith.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

Our securities are held under a Custodian Agreement with State Street Bank and Trust Company (the “Custodian”) The address of the Custodian is One Lincoln Street, Boston, Massachusetts 02111. Broadridge Financial Solutions acts as our dividend paying agent and registrar (the “Paying Agent and Registrar”). The principal business address of our Paying Agent and Registrar is 5 Dakota Drive, Suite 300, Lake Success, New York 11042.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we generally acquire and dispose of our investments in privately negotiated transactions, we infrequently use brokers in the normal course of business.

Subject to policies established by our Board, our investment advisor, Crescent Cap Advisors, LLC, is primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. Our investment advisor does not expect to execute transactions through any particular broker or dealer, but seeks to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities.

While our investment advisor generally seeks reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, our investment advisor may select a broker based partly upon brokerage or research services provided to our investment advisor and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if our investment advisor determines in good faith that such commission is reasonable in relation to the services provided.

We also pay brokerage commissions incurred in connection with open-market purchases pursuant to our dividend reinvestment plan.

The aggregate amount of brokerage commissions paid by us during the three most recent fiscal years is $ 0.004 million.

PLAN OF DISTRIBUTION

We may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, or units comprised of any combination of the foregoing, in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts or a combination of these methods. We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. In the case of a rights offering, the applicable prospectus supplement will set forth the number of shares of our common stock issuable upon the exercise of each right and the other terms of such rights offering. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds we will receive from the sale; any over- allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share of our common stock, less any underwriting commissions or discounts, must equal or exceed the net asset value per share of our common stock at the time of the offering except (a) in connection with a rights offering to our existing stockholders, (b) with the consent of a majority (as defined in the 1940 Act), of (1) the outstanding shares of our common stock and (2) the outstanding shares of the our common stock held by persons that are not affiliated persons of the Company or (c) under such circumstances as the SEC may permit. The price at which securities may be distributed may represent a discount from prevailing market prices.

In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum aggregate commission or discount to be received by any member of FINRA or independent broker-dealer will not be greater than 8% of the gross proceeds of the sale of securities offered pursuant to this prospectus and any applicable prospectus supplement. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in our common stock on the NASDAQ Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no trading market, other than our common stock, which is traded on The NASDAQ Global

Market. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.

Under agreements that we may enter, underwriters, dealers and agents who participate in the distribution of shares of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

In order to comply with the securities laws of certain states, if applicable, our securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for the Company by Kirkland & Ellis LLP, Los Angeles, California and New York, New York, and Venable LLP, Baltimore, Maryland. Certain legal matters in connection with the offering will be passed upon for the underwriters, if any, by the counsel named in the prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Crescent Capital BDC, Inc. as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, appearing in Crescent Capital BDC, Inc’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The senior securities table of the Company, included in this prospectus under the heading “Senior Securities”, has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included herein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young LLP is 725 South Figueroa Street, Suite 200, Los Angeles, CA 90017.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the securities offered by this prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by calling us collect at (310) 235-5900, by sending an e-mail to us at investor.relations@crescentcap.com or on our website at http://www.crescentbdc.com. Information contained on our website is not incorporated into this prospectus and you should not consider such information to be part of this document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file any such document. Any reports filed by us with the SEC subsequent to the date of this prospectus and before the date that any offering of any securities by means of this prospectus and any accompanying prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus our filings listed below, all filings filed with the SEC pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and any future filings that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus until all of the securities offered by this prospectus and any accompanying prospectus supplement have been sold or we otherwise terminate the offering of those securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus and any accompanying prospectus supplement. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement and other information previously filed with the SEC.

The prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 24, 2021;

•

those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2021 that were specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 24, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 12, 2021; and

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 6, 2021, February 17, 2021, May 14, 2021 and May 18, 2021.

See “Available Information” below for information on how to obtain a copy of these filings.

2,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

BofA Securities Wells Fargo Securities Morgan Stanley Keefe, Bruyette & Woods a Stifel Company RBC Capital Markets Oppenheimer & Co. SMBC Nikko

November    , 2021